As Filed with the Securities and Exchange Commission on October 21, 1999
                                                     Registration No. 333-86463
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    --------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                    --------

                          SHAMAN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                              94-3095806
   (State or other jurisdiction of                (I.R.S. Employer
    Incorporation or organization)             Identification Number)

                              213 East Grand Avenue
                   South San Francisco, California 94080-4812
                                 (650) 952-7070
    (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                  LISA A. CONTE
                      President and Chief Executive Officer
                          Shaman Pharmaceuticals, Inc.
                              213 East Grand Avenue
                   South San Francisco, California 94080-4812
                                 (650) 952-7070
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                   Copies to:
                                Donald C. Reinke
                                Bruce P. Johnson
                            Bay Venture Counsel, LLP
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                                  510-273-8750

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                      --------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                              Proposed     Proposed
                                                                                               Maximum       Maximum
                                                                                 Amount       Offering     Aggregate     Amount of
Title of Each Class of                                                           to be        Price Per     Offering   Registration
Securities to be Registered                                                   Registered(1)    Share         Price          Fee
------------------------------------------------------------------------------------------------------------------------------------

   Series R Convertible Preferred Stock,  $.001 par value.................       133,061        $15.00      $1,995,915      $555(4)
   Common Stock, $.001 par value (3)......................................   399,183,000            --            --        --
====================================================================================================================================

(1) Represents (i) the maximum number of shares of Series R Convertible Preferred Stock being sold pursuant to this offering, and (ii) an estimated number of additional shares of common stock as may from time to time become issuable upon conversion of such preferred stock or by reason of stock splits, stock dividends and other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and closed prices on October 20, 1999 as quoted on The OTC Bulletin Board.

(3) The number of shares of common stock to be registered is estimated using the conversion price of $0.005 per share which is equal to 10% of the closing price of the common stock on October 20, 1999.

(4) A registration fee of $591 was previously paid.
                  ---------------------------------------------



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the Registration
  Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

               Subject to Completion, Dated ________________, 1999



             133,061 Shares of Series R Convertible Preferred Stock


                          Shaman Pharmaceuticals, Inc.


We have prepared this prospectus to allow the selling stockholders named in this prospectus under "Principal and Selling Stockholders" to sell 133,061 shares of our Series R Convertible Preferred Stock, and the shares of common stock issuable upon conversion of these shares of Series R Preferred Stock. This offering is not being underwritten. Shaman will not receive any of the proceeds from the sale of its stock by the selling stockholders named in this prospectus.


Each share of Series R Preferred Stock will automatically convert on February 1, 2000 into a number of shares of common stock equal to $15.00 divided by the conversion price then in effect. The conversion price shall be equal to the lesser of the following:

       *   $0.10, or
       * the price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000.


Our common stock trades on the Over-the-Counter Electronic Bulletin Board under the symbol "SHMN." On October 20, 1999, the last sale price for the common stock as quoted on the OTC Bulletin Board was $0.05 per share. The Series R Preferred Stock is quoted on the OTC Bulletin Board under the symbol "SHMNO".


                                 ---------------


You should carefully consider the risk factors beginning on page 7 before purchasing any of the Series R Convertible Preferred Stock or underlying common stock.
                                 ---------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is _____________________, 1999



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective and all consents have been obtained from the relevant state securities commissions. We are not offering to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      [This Page Intentionally Left Blank]

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.





                             TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.....................................................     4
Summary Financial Information..........................................     6
Risk Factors...........................................................     7
Where You Can Find More Information....................................    16
Use of Proceeds........................................................    16
Price Range of Common Stock............................................    17
Dividend Policy........................................................    17
Capitalization.........................................................    18
Selected Financial Data................................................    19
Management's Discussion and Analysis of Financial Condition And Results
  of Operations........................................................    20
Business...............................................................    28
Management.............................................................    38
Principal and Selling Stockholders.....................................    57
Plan of Distribution...................................................    54
Description of our Capital Stock.......................................    55
Shares Eligible for Future Sale........................................    60
Federal Income Tax Considerations......................................    61
Legal Matters..........................................................    61
Experts................................................................    61
Index to Financial Statements..........................................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.

     All information contained in this prospectus reflects a 1-for-20 reverse stock split of the common stock effected on June 22, 1999.

                        Shaman Pharmaceuticals, Inc.

Our Business, Strategy and Products

     We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to implement our commercialization efforts through our recently established botanicals division, which we have named ShamanBotanicals.com. Our commercialization plan includes the use of community building initiatives on the Internet and other distribution channels, and is based on marketing our exclusive access to our proprietary branded products. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

     In 1997, the U.S. dietary supplement market was $12.9 billion, of which over $4.0 billion was comprised of herbal or botanical dietary supplements. In 1998, this number was projected to reach $5.0 billion, with a compounded yearly growth rate of approximately 35%. In 1997, 24% of people within U.S. households reported using botanical dietary supplements. The growth of this market has been led by consumers who are interested in complementary, non-pharmaceutical options for treating symptoms, fulfilling unmet dietary needs, and optimizing health, either as an alternative to, or in conjunction with, more conventional medical approaches. We believe that the use of these products will continue to expand based upon the aging of the U.S. population, increasing scientific evidence and acceptance by the conventional medical establishment, and the recent entrance of powerful consumer companies which provide greater product confidence, while broadening the base of consumer users.

     The unique positioning of our botanicals business stems from our significant financial investment in our prior pharmaceutical product candidates, more than 10 years of extensive field research by our teams of ethnobotanists and physicians, and pharmaceutical-level chemical standardization, and biological and clinical testing. We are applying this methodology to our new industry, and we intend to set a new standard in this industry. In the last decade, we have amassed a large body of information on the health benefits of thousands of tropical plant species that have a history of human use and have organized this information into an extensive relational database. This database includes information on over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential. Because many of these plants reflect the previously untapped plant diversity of the rainforests, many represent novel botanical products that we believe present an opportunity to attain a strong, proprietary market position. We currently have a fully-developed product, SB-300, and we expect to commercialize this product in the near future by applying the funds raised in this rights offering and raised through partnering development agreements we are working to put in place.

     We have the opportunity to differentiate our product candidates in consumers' minds relative to those of our competitors. Key points of differentiation include:

       *  Novel plants/products for unmet needs;
       *  Documented, first-hand field experience with traditional use;
       * Rainforest-based plants and products, since most botanical supplements products currently come from plants found in temperate areas;
       *  Our commitment to conservation and reciprocity;
       *  Sustainable sourcing and supply;
       *  Quality manufactured, standardized products; and
       *  Clinically-tested products.

     Our commercialization strategy is to create high-end branding of the Shaman name on our propriety products addressing serious unmet healthcare concerns, and to market these proprietary products to specific communities affected by such healthcare issues. Our e-commerce web site, ShamanBotanicals.com, which is currently under construction, will be designed to include several distinct features, such as exclusive access to our proprietary products, and links to peer-reviewed clinical data supporting the clinical action of our products. We also intend to offer access to certain medical experts, in some cases exclusively, for medical commentary. Other planned features of our web site include bulletin board postings, community chat rooms, customer security and customization, and affiliate programs. Finally, information on our reciprocity programs will be available as well.

      Our first product launch will be SB-300, a botanical dietary supplement to normalize water flow in the bowel and promote stool formation. SB-300 will initially be targeted to people with AIDS/HIV who suffer from chronic diarrhea. We plan to market SB-300 via the Internet, 1-800 direct response advertising, limited storefront access in major market cities, and focused mail order opportunities. In addition, we are working with several leading treatment activists to have them feature the introduction of this product in their regional organizations' newsletters. We began marketing SB-300 in the third quarter of 1999.

      Commencing fourth quarter of 1999, we also intend to market SB-300 to travelers and others suffering from acute episodes of diarrhea. The product will be differentiated from that targeted to the AIDS/HIV community in that it will be a lower dose and packaged in smaller quantities to address the nature of its expected use in the target customer base.

      We believe that selling a traveler's health-related product on the Internet presents an attractive marketing opportunity since two primary uses of the Internet are currently healthcare information and travel. We intend to market this product with banner advertising at affiliate travel sites and point of purchase at high-risk diarrhea destinations, sample programs to adventure travel and tour companies traveling to such areas, and other highly focused target customer programs.

      We are also working to develop a second product line based on a diet system to mitigate Syndrome X symptoms. Syndrome X is the cluster of metabolic disorders that occur in the face of elevated insulin when an individual is insulin resistant, yet still maintains glucose control and is therefore not diabetic. This cluster of coronary heart disease risk factors, such as elevated triglycerides and lower HDL-cholesterol, the "good" cholesterol, are the silent killers associated with Syndrome X. Shaman's Sr. Vice President of Clinical Research, Dr. Gerald Reaven, has developed a trademarked Syndrome X diet system for persons exhibiting Syndrome X symptoms, and has performed over 20 years of clinical research documenting the benefits of this diet system. Direct comparison clinical trial data supports that this diet system provides superior benefits to those exhibiting Syndrome X symptoms than the low fat/high carbohydrate diet guidelines recommended by the American Heart Association.

      Approximately 30% of the US population is insulin resistant and subject to Syndrome X. We anticipate that a product line would include bars, drinks, and snacks which follow the trademarked anti-Syndrome X diet system, infused with proprietary Shaman botanicals to address further these metabolic disorders.

      Many people with AIDS/HIV who are effectively managing the AIDS virus with their antiviral therapies are now also demonstrating metabolic abnormalities consistent with insulin resistance and Syndrome X and are progressing to coronary heart disease and type II diabetes. We intend to leverage the relationships we will work to establish in the AIDS/HIV community through our SB-300 product to commence marketing our Syndrome X diet system in this community, and intend to initially target this community.

      We have identified multiple areas of future dietary supplement product interest and have identified specific priority product candidates. Some of these proposed product areas include gastrointestinal relief, sexual function aids, antioxidants/cardiovascular protectors, sleeping aids, calming agents and weight management. Products in these areas may be developed under the Shaman brand in the future, or selectively out-licensed.

Our History

      Until December 1998, we were solely focused on developing pharmaceuticals products derived from tropical plant sources. Our pharmaceutical business model was dependent upon our ability to launch our first pharmaceutical product in 1999. As a result of the U.S. Food and Drug Administration response to our proposed fast-track New Drug Application package for our leading pharmaceutical product candidate, SP-303/Provir and insufficient resources to continue the costly process of conducting a second pivotal trial which would have created significant delays, we restructured our business to focus on the development and marketing of dietary supplements. As a result, we now have available for out-licensing our pipeline of novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

      We were incorporated in California in May 1989, began operations in March 1990 and reincorporated in Delaware in January 1993. Our address is 213 East Grand Avenue, South San Francisco, California, 94080-4812 and our telephone number is (650) 952-7070. Our web site is located at http://www.shaman.com. Information contained on our web site does not constitute part of this prospectus.

     Provir(TM), SP-303(TM), SB-300(TM), ShamanBotanicals.com(TM), Syndrome X Diet(TM), and our stylized logo are trademarks of Shaman. Shaman
Pharmaceuticals(R) is a registered U.S. trademark of Shaman Pharmaceuticals, Inc.

                          SUMMARY FINANCIAL INFORMATION

      We are providing the following information to aid you in the analysis of the offering. We derived the information for the years ended December 31, 1996, 1997 and 1998 from our audited financial statements for 1996 through 1998 which are included elsewhere in this prospectus. We derived the unaudited information for the six months ended June 30, 1998 and 1999 and at June 30, 1999 (actual) from unaudited financial statements which are not included in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods shown herein are not necessarily indicative of operating results for the entire year. This information is only a summary and you should read it in conjunction with Shaman's financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus and contained in annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.


Statement of Operations Data
(in thousands, except per share data)


                                                       Year Ended December 31,             Six Months Ended June 30,
                                                  ---------------------------------      -----------------------------
                                                    1996         1997        1998              1998         1999
                                                  --------     --------    --------          --------     --------
                                                                                                  (unaudited)

 Revenue from collaborative agreements            $  3,406     $  3,500    $  2,660         $   1,725    $       -

  Operating expenses:
     Research and development                       19,138       24,140      32,393            15,740        3,649
     General and administrative                      3,537        4,833       5,565             2,684        2,819
     Restructuring costs                                 -            -           -                 -        2,053
                                                  --------     --------    --------          --------     --------
 Total operating expenses                           22,675       28,973      37,958            18,424        8,521
                                                  --------     --------    --------          --------     --------
 Loss from operations                              (19,269)     (25,473)    (35,298)          (16,669)      (8,521)
 Interest income (expense), net                        479       (3,815)     (1,483)             (954)        (379)
                                                  --------     --------    --------          --------     --------
 Net loss                                          (18,790)     (29,288)    (36,781)          (17,653)      (8,900)
 Deemed dividend on Preferred Stock                      -            -      (1,742)                -       (2,274)
                                                  --------     --------    --------          --------     --------
 Net loss applicable to Common Stockholders       $(18,790)    $(29,288)   $(38,523)        $ (17,653)   $ (11,174)
                                                 =========    =========   =========         =========    =========
 Basic and diluted net loss per Common Share      $ (27.85)    $ (34.44)   $ (38.31)        $  (19.62)   $   (5.50)
                                                 =========    =========   =========         =========    =========
 Shares used in calculation of basic and
   diluted net loss per Common Share                   675          850       1,006               900        2,031
                                                 =========    =========   =========         =========    =========


      The following table indicates a summary of our balance sheet at June 30, 1999 and as adjusted to reflect the net proceeds of $5.8 million from the rights offering and conversion of approximately $969,000 of debt into 64,583 shares of Series R Preferred Stock. This excludes 68,751 shares of Series R Preferred Stock issued to Lipha S.A. in partial settlement of claim made by Lipha S.A.
in connection with the pharmaceutical research and development agreement between Shaman and Lipha S.A. and 175,968 shares of Series R Preferred Stock issued in exchange for cancellation of debt incurred in connection with commercialization of our first botanical dietary supplement, SB-NSF. The rights offering was terminated on August 23, 1999.





Balance Sheet Data
  (in thousands)
                                                               June 30, 1999
                                                          ----------------------


                                                           Actual     Pro Forma
                                                          -------   ------------
                                                              (unaudited)

  Cash, cash equivalents, and short-term investments      $    517    $   6,335
  Working capital                                           (7,829)      (1,042)
  Total assets                                               3,526        9,344
  Long-term obligations, including current installments      4,101        4,101
  Accumulated deficit                                     (161,608)    (161,608)
  Total stockholders' equity (net capital deficiency)       (6,683)         104


                                RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Series R Convertible Preferred Stock. The risks and uncertainties described below may not be the only ones facing Shaman. Additional risks and uncertainties not presently known to us may also impair our business. These risk factors supplement and do not supercede the risk factors contained in our annual report on Form 10-K for the year ended December 31, 1998 and any other filings we make with the Securities and Exchange Commission. If any of the following risks actually occur, our business, operating results and financial condition and your investment in us could be materially and adversely affected. In such case, the trading price of our stock, both common and preferred, could decline and you might lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Series R Preferred Stock

You will likely experience immediate and substantial dilution in the book value of your investment

      Assuming that the price at which the Series R Preferred Stock will convert into shares of common stock is $0.10, each share of Series R Preferred Stock will convert into 150 shares of common stock. Assuming a price of $15.00 per share of Series R Preferred Stock, this means that the effective per share price of the common stock to be issued upon conversion will be $0.10. Although this price is substantially less than the current market price of our common stock, it is still substantially higher than the net tangible book value of our common stock. In the event that the actual conversion price is equal to this price, purchasers of shares of Series R Preferred Stock, on an as-converted into common stock basis, in this offering will experience immediate and substantial dilution of $0.10 in the pro forma net tangible book value per share of common stock.

If we do not have on February 1, 2000, an adequate number of common stock shares authorized to effect the conversion of all of the preferred stock, all or a portion of the Series R Preferred Stock may remain outstanding indefinitely or until an adequate number of common stock shares are authorized, which could adversely affect the liquidity and price of the Series R Preferred Stock

      Since we can not know the conversion price of the Series R Preferred Stock until February 1, 2000, we can not currently determine how many shares of common stock we will need to issue upon conversion of the Series R Preferred Stock. Our certificate of incorporation provides that the Series R Preferred Stock will convert on February 1, 2000 only to the extent that we have enough common stock shares authorized to issue all shares of common stock needed to effect the conversion of all outstanding shares of our Series R Preferred Stock, after taking into account the number of common stock shares necessary to effect the conversion of any then outstanding shares of Series C Preferred Stock and Series D Preferred Stock. In the event that we do not have enough shares authorized, only the portion of the Series R Preferred Stock for which we have authorized shares of common stock, will be converted, on a pro rata basis among the holders of the Series R Preferred Stock. The remaining shares will remain outstanding until we have amended our certificate of incorporation to authorize an adequate number of common stock shares. If the conversion price of the Series R Preferred Stock is less than $0.10 per share on February 1, 2000, we will need to authorize additional shares of common stock to effect the conversion of all shares of our outstanding preferred stock, which will require stockholder approval. If it appears likely that we will need to authorize more shares of common stock, we anticipate submitting to our stockholders, prior to the conversion date of the Series R Preferred Stock, a proposal to increase the number of shares of common stock we are authorized to issue to a number we believe will be adequate to effect the conversion of all of our preferred stock, including the Series R Preferred Stock. If the stockholders do not approve such an increase in the authorized common stock, all or a portion of the Series R Preferred Stock may not convert on February 1, 2000 and may remain outstanding indefinitely after February 1, 2000 until we can amend our certificate of incorporation to authorize additional shares of common stock to effect this conversion. The delay in conversion of or the indefinite inability to convert all or a portion of the Series R Preferred Stock may decrease the liquidity and the market price of the Series R Preferred Stock.

Risks Associated with our Business

If we do not raise significant additional capital, we will be unable to commercialize our first product or to fund continuing operations, and may be forced to cease operations

     We need substantial working capital to fund our operations. As of June 30, 1999, we had cash, cash equivalents and short-term investment balances of approximately $517,000. Our long-term capital requirements will depend on numerous factors, including among others, the extent and progress of additional development activities related to the botanicals products, the success of any marketing efforts related to the botanicals products, the success of any out-licensing efforts with respect to the pharmaceuticals programs. Our projections show that cash on hand plus approximately $1.0 million we have borrowed under a credit agreement entered into in April 1999, $400,000 from a license and sale agreement entered into in August 1999 and cash raised in August 1999 in our Series R Preferred Stock rights offering will be sufficient to fund operations at the current level at least through first quarter of 2000. Unless we are successful in our efforts to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, we will be unable to fund our current operations beyond first quarter of 2000. In addition, unless we are successful in our efforts to raise additional capital through this offerings of equity securities, to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, our cash resources will be used to satisfy our existing liabilities, and we will therefore be unable to fund our operations, which may result in significant delay of our planned activities or the cessation of operations. Even if we are successful in these efforts to raise additional funds, such funds may not be adequate to fund our operations on a long-term basis.

      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued a notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. Under the terms of our charter, the effect of preventing this redemption event by issuing the notice was to increase the annual cumulative dividend payable to the Series D Preferred Stock holders to $180 per share and to adjust the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

      We will need to obtain additional funding through public or private equity or debt financing, collaborative agreements or from other sources to continue our research and development activities, fund operating expenses and prepare for commercialization of products. If we raise additional funds by issuing equity securities, current stockholders, especially those who do not participate in this proposed rights offering, may experience significant dilution. If we obtain additional funds through collaborative agreements, we may be required to relinquish rights to certain of our technologies, product candidates, products or marketing territories that we would otherwise seek to develop or commercialize ourselves. We may be unable to obtain adequate financing on acceptable terms when needed. If we are unable to obtain adequate funds, we may be required to reduce significantly our spending and delay, scale back or eliminate one or more of our research, development, or commercialization programs, which would have a material adverse effect on our business, financial condition and results of operations.

If we are unable to continue as a going concern, investors will lose their investment

      We have suffered recurring and significant losses from operations. We have also relied upon debt and equity financing to fund these losses and cash flow deficits. Cash flows from future operations, if any, may not be sufficient to enable us to continue our current level of operations, or to meet our debts as they come due. As a result, we may not be able to continue as a going concern. For the year ended December 31, 1998, our independent auditors have issued a report which contains explanatory language for the uncertainty related to our ability to continue as a going concern. If we are to remain as a going concern, we will need to become and remain profitable and may also need financing in addition to the funds raised in this offering. We may not be successful in achieving profitability or in obtaining new financing and may have to curtail or cease operations, which could cause our stockholders, including purchasers of the Series R Preferred Stock, to lose their investment.

We have a history of operating losses, expect continuing losses and may never achieve profitability

      We have incurred significant losses in each year since our founding in 1989 and expect to continue to incur losses for the foreseeable future. We incurred a net loss of approximately $8.9 million for the six months ended June 30, 1999 and additional non-cash expense of $2.3 million incurred in connection with the issuance of the control notice to holders of Series D Preferred Stock, and as of June 30, 1999, our accumulated deficit was approximately $162 million.

      If we are to become and remain profitable, we will need to, among other things, generate product revenues. We have not generated any product sales to date. We have changed the direction of our operations and are pursuing a new business model in the botanical dietary supplement industry. Our botanical dietary supplement products are being prepared for commercial introduction. In order to generate revenues or profits, we must successfully market these products or enter into collaborative agreements with others who can successfully market them. Even if our products are introduced, they may not achieve market acceptance or we may not achieve profitability.

      Our pharmaceutical product candidates and compounds are still in the research and development stage and we have ceased all our pharmaceutical operations. In order to generate revenues from these products, we must out-license these product candidates. It is possible that our out-licensing efforts may not be successful, and that we or our licensees may not obtain required regulatory approvals. Even if our product candidates are developed and introduced, they may not be successfully marketed or may not achieve market acceptance or we may not achieve profitability.

The ownership interests of our common stockholders will be substantially reduced by future issuances of stock upon exercises and conversions of currently outstanding options, warrants and preferred stock


      We currently have outstanding many securities that are convertible into shares of common stock. The holders of common stock will be diluted upon the exercise of outstanding options and warrants and upon conversion of the Series C Preferred Stock and the Series D Preferred Stock. The Series D Preferred Stock is currently convertible into common stock at a price equal to 72% of the market price of the common stock, and the Series C Preferred Stock is currently convertible at a price equal to 85% of the market price of the common stock and may be freely resold on the market. The common stock issued upon conversion of the Series C and Series D Preferred Stock will substantially dilute the common stock and will likely depress the price of the common stock if large amounts are offered for sale in the open market. In addition, there are currently outstanding 777,101 shares of Series R Preferred Stock and 73,109 shares of Series R Preferred Stock are issuable upon exercise of warrants. The exercise of these warrants and the sale of common stock underlying the Series R Preferred Stock will also dilute the common stock.


If we are not successful in transitioning into the botanical dietary supplements business, we may never achieve revenues or profitability

      We have transitioned our operations from pharmaceutical product development to botanical dietary supplement development and commercialization. We have no experience in this new industry segment and must create a new business model. Some skills and relationships developed over time may not be transferable to our new business. While we have been working with natural products since our inception, we have no prior experience manufacturing or marketing dietary supplements. We may not be successful in these activities and may never generate revenues or profitability from our botanicals business.

      Our botanical products are at various stages of development, ranging from initial research to final formulation. We will need to conduct additional research and development to move our product candidates toward commercialization. Our research and development efforts on potential products may not lead to development of products that we can successfully commercialize. In addition, we may not be able to produce our products in commercial quantities at acceptable costs, or to market and sell our products successfully. Our products may also prove to have undesirable or unintended side effects that may prevent or limit their commercial use. Accordingly, we may curtail, redirect, suspend or eliminate our product development or commercialization at any time.

If third party manufacturers on whom we rely fail to perform their services, our supply of products would be delayed and possibly disrupted

      We currently produce products only in pilot scale quantities and do not have the staff or facilities necessary to manufacture products in commercial quantities. Therefore, we must rely on collaborative partners or third party manufacturing facilities. We may not be successful in entering into third party manufacturing arrangements on acceptable terms, if at all. In addition, should we or our third party manufacturers encounter delays or difficulties in producing, packaging and distributing our finished products, our clinical trials and market introduction and subsequent sales of our products could be adversely affected.

      Contract manufacturers must conform to certain Good Manufacturing Practices regulations for foods on an ongoing basis. Our dependence on third parties for the manufacture of our products may adversely affect our ability to develop and deliver products on a timely and competitive basis.

Since we have only a limited marketing staff, we may never achieve adequate sales and revenues to achieve profitability

      We currently have minimal marketing staff. If we are unable to successfully establish, execute and finance a complete marketing plan for our first product, SB-300, or subsequent products, we may not achieve a successful product entry into the marketplace and may fail to achieve adequate sales and revenues from our botanical products to achieve profitability. It is unlikely we would ever achieve profitability if our first product is not successfully marketed and sold.

If we fail to compete in the intensely competitive botanical dietary supplement industry, we may never achieve profitability

      The dietary supplement business is highly competitive and is characterized by significant pressure on pricing and heavy commitment of marketing resources for commodity products. Although our products are proprietary, we may face competition from start-up companies developing and marketing new commercial products that have or claim to have similar functionality. Our failure to successfully compete for customers would inhibit our future growth, revenues and profitability.

If we do not succeed in marketing our botanical products over the Internet, we may be unable to sell adequate volumes of our products or generate revenues adequate to achieve profitability

      We intend to market our first product, SB-300, directly to consumers through the Internet on our web site. We have no experience in marketing any product on the Internet, and we have no market visibility or brand name awareness on the Internet. Although Internet sites marketing dietary supplements do exist, the Internet may never develop as a strong or viable marketing and distribution channel for dietary supplements. We may not be successful in using the Internet as a direct marketing and distribution channel for our products, and if we do not succeed, we may be unable to generate adequate revenues to achieve profitability.

Since our business plan relies substantially on marketing our future products over the Internet, if our third party Internet access providers fail to keep our web site operational, sales of our products would be disrupted and our marketing efforts would be harmed.

      We intend to market our first product primarily over the Internet, and will rely on third parties to provide us with access to the Internet and to enable commerce over our web site, including providing adequate security of information provided over the web site. Any failure by such third party providers to provide uninterrupted access by our customers to our web site and to ensure that commerce can be conducted on our web site would disrupt sales and discourage use of our web site by customers, which would have a material adverse effect on our revenues and profits.

On-line security breaches of our web site could harm our business by substantially increasing our costs, exposing us to liability and harming our sales and marketing efforts

      A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We plan to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information to and from our web site. It is possible that advances in computer capabilities, new discoveries or other developments will result in a compromise or breach of the algorithms that we select for this purpose. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. The public's concern over the security of Internet transactions and the privacy of users may also inhibit the growth of the web as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may not be sufficient to prevent security breaches, and the failure to prevent such security breaches could increase our costs, disrupt our sales and marketing efforts and result in costly liability to Shaman.

Government regulation of dietary supplements could increase our costs or prohibit or limit sales of our products

      The manufacturing, processing, formulating, packaging, labeling and advertising of our botanical dietary supplement products are subject to regulation in the United States by several federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities are also regulated by various agencies of the states and localities where we will distribute and sell our products.

      The composition and labeling of dietary supplements is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act. The FFDC Act has been revised in recent years by the Nutrition Labeling and Education Act of 1990 and by the Dietary Supplement Health and Education Act of 1994.

      Our botanical product candidates are generally regulated as dietary supplements under the 1994 Dietary Supplement Health and Education Act, and are, therefore, generally not subject to pre-market approval by the FDA. However, these product candidates are subject to FDA regulation, particularly relating to adulteration and misbranding. For instance, we are responsible for ensuring that all dietary ingredients in a supplement are safe, and must notify the FDA in advance of putting a product containing a new dietary ingredient, defined as an ingredient not marketed in the United States before October 15, 1994, on the market and furnish adequate information to provide reasonable assurance of the ingredient's safety. Currently, we are only pursuing products that are old dietary ingredients and are therefore not subject to this procedure. Further, if we make statements about a supplement's effects on the structure or function of the body, we must, among other things, substantiate that the statements are truthful and not misleading. In addition, our product labels must bear proper ingredient and nutritional labeling and we must manufacture our supplements in accordance with current Good Manufacturing Practices regulations for foods. A product can be removed from the market if it is shown to pose a significant or unreasonable risk of illness or injury. Moreover, if the FDA determines that the "intended use" of any of the our products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the product would meet the definition of a drug and would require pre-market approval of safety and effectiveness prior to its manufacture and distribution. Our failure to comply with applicable FDA regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecution.

      In March 1999, new FDA regulations governing the labeling of dietary supplements took effect. The new rules require that information such as the complete list of ingredients and levels of vitamins and minerals be included on product labels. While in our judgment these regulatory changes are generally favorable to the dietary supplements industry, in the future we may be subject to additional laws or regulations that could have an adverse effect on the industry and on our business. In addition, existing laws and regulations may be repealed and applicable regulatory authorities may interpret them stringently or unfavorably.

      We cannot predict the nature of future laws, regulations, interpretations or applications, nor can we determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. Any change could materially and adversely affect our results of operations and financial condition.

      Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of our products. Compliance with such foreign governmental regulations is generally the responsibility of our partners or distributors in those countries, which distributors are independent contractors over whom we have limited or no control.

The costs of compliance with environmental laws and regulations, or our inability or failure to comply with environmental laws and regulations, could substantially increase our costs of doing business or result in liability that could use substantial amounts of our cash resources

      In connection with our research and development activities and manufacturing of materials, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe we comply with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research, development, and manufacturing activities involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials completely. In the event of an accident, we could be held liable for any resulting damages. Although we have secured insurance to mitigate such expense, any such liability could exceed our insurance coverage and resources. Such liability could require us to use a large amount of cash, which would then not be available for funding operations or development and commercialization of our products.

Product liability claims asserted against us in the future could exceed our insurance coverage and result in substantial liability to Shaman

      Our business exposes us to potential product liability risks that are inherent in the development, testing, manufacture, marketing and sale of pharmaceutical and dietary supplement products. Product liability insurance for the pharmaceutical and dietary supplement industries generally is expensive. Our present product liability insurance coverage, which includes coverage for acts by third parties, including manufacturers of our product candidates, may not be adequate. We will also need to increase our insurance coverage as we further develop our products, and we may be unable to obtain adequate insurance coverage against all potential claims at a reasonable cost. Some of our development and manufacturing agreements contain insurance and indemnification provisions pursuant to which we could be held accountable for certain occurrences. If we are subject to product liability claims for which we have inadequate insurance, we could be required to use a large amount of cash, which would then not be available for funding operations or development and commercialization of our products.

Since the dietary supplement industry is particularly susceptable to public perception of its products, negative publicity regarding the safety or quality of our products could adversely impact our sales of these products

      Because we depend on consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, which may not adhere to the same quality standards as ours, if our products or a competitor's similar products were asserted to be harmful to consumers, our sales and our ability to market our products could be adversely affected by that negative publicity. In addition, because we depend on perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to use our products as we suggest, other misuse or abuse of our products or any similar products distributed by other companies could affect the market acceptance of our products, decrease sales, and make it more difficult to market and sell our products.

      Furthermore, we believe the recent growth experienced by the nutritional supplement market is based in part on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of certain dietary supplements and other nutritional products. This research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary, and in the future scientific results and media attention may contain unfavorable or inconsistent findings that could decrease sales and make it more difficult to market and sell our products.

Our dependence on raw plant material from Latin and South America, Africa and Southeast Asia makes us particularly susceptible to the risks of interruptions in our supplies

      We currently import all of the plant materials for our products from countries in Latin and South America, Africa and Southeast Asia. We are dependent upon a supply of raw plant material to make our products. We do not have formal agreements in place with all of our suppliers. Continued source of plant supply risks include:

       * unexpected changes in regulatory requirements,
       * exchange rates, tariffs and barriers,
       * difficulties in coordinating and managing foreign operations,
       * political instability, and
       * potentially adverse tax consequences.

      Interruptions in supply or material increases in the cost of supply could disrupt or delay sales of our products, inhibit our ability to market our products, and have a material adverse effect on our business, financial condition and results of operations. If the prices of raw materials rise, we may not be able to raise prices quickly enough to offset the effect of these increased raw material costs, if at all.

      In addition, tropical rainforests and irreplaceable plant resources found only in such rainforests are currently threatened with destruction. The destruction of portions of the rainforests which contain the source material from which our current or future products are derived could disrupt supplies, cause the cost of supplies to increase dramatically, and materially and adversely affect our business, financial condition and results of operations.

If we fail to protect our intellectual property rights, we could lose our ability to stop competitors from using our trademarks or selling our products

      Our success will be substantially dependent on our proprietary technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. These means of protecting our proprietary rights may not be adequate. Our trademarks are valuable assets that are very important to the marketing of our products. Our policy is to pursue registrations for all of the trademarks associated with our key products. We currently have 20 U.S. patents issued, 12 U.S. patent applications pending, and one international application filed. The pending patents may never be approved or issued. Any issued patents may not provide sufficiently broad protection or may not prove valid or enforceable in actions against alleged infringers. Others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, many foreign countries may not protect our products and intellectual property rights to the same extent as the laws of the United States, and there is considerable variation between countries as to the level of protection afforded under patents and other proprietary rights. Such differences may expose us to increased risks of commercialization in each foreign country in which we may sell products. We also depend on unpatented trade secrets. All of our employees have entered into confidentiality agreements. However, others may independently develop substantially equivalent information and techniques or otherwise gain access to our trade secrets, our trade secrets may be disclosed or we may be unable to effectively protect our rights to unpatented trade secrets. To the extent that we or our consultants or research collaborators use intellectual property owned by others in their work for us, disputes also may arise as to the rights in related or resulting know-how and inventions. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. In the event of litigation to determine the validity of any third party's claims, we could be required to expend significant resources and divert the efforts of our technical and management personnel, whether or not such litigation is determined in our favor.

      Our success in outlicensing our pharmaceutical assets depends in large part on our ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. The patent position of companies in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office, or PTO, or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical patents.

      We are currently in a dispute in Europe regarding a patent for our proanthocyanidin polymer composition, which covers the active ingredient in SP-303/Provir. The European Patent Office, the French Patent Office, the German Patent Office and the Australian Patent Office have each granted a patent containing broad claims to proanthocyanidin polymer compositions and methods of use of such compositions, which are similar to our specific composition, to Leon Cariel and the Institut des Substances Vegetales. The effective filing date of these patents is prior to the effective filing date of our foreign pending patent application in Europe. Certain of the foreign patents have been granted in jurisdictions where examination is not rigorous. We have instituted an Opposition in the European Patent Office against granted European Patent No. 472531 owned by Leon Cariel and Institut des Substances Vegetales. We believe that the granted claims are invalid and intend to vigorously prosecute the Opposition. In the United States, the Patent and Trademark Office awarded judgment to us in an Interference regarding this patent dispute.

      We may be unsuccessful in having the granted European patent revoked or the claims sufficiently narrowed so that our proanthocyanidin polymer composition and methods of use are not potentially covered. The holders of the granted European patent may assert against us claims relating to this patent. If they are successful, we may not be able to obtain a license to this patent at all, or at reasonable cost, or be able to develop or obtain alternative technology to use in Europe or elsewhere. If we cannot obtain licenses to the patent, we may not be able to introduce or sell our SP-303/Provir product in Europe. The earlier effective filing date of this patent could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications in Europe or elsewhere.

If a third party were to bring an infringement claim against us, we would need to expend significant resources in our defense; if the claim were successful, we would need to obtain licenses or develop non-infringing technology

      The pharmaceutical industry and, to a lesser extent, the dietary supplement industry, is subject to frequent litigation regarding patent and other intellectual property rights. Leading companies and organizations in these industries have numerous patents that protect their intellectual property rights in these areas. Third parties may assert claims against us with respect to our existing and future products. In the event of litigation to determine the validity of any third party's claims, we could be required to expend significant resources and divert the efforts of our technical and management personnel, whether or not such litigation is determined in our favor. In the event of an adverse result of any such litigation, among other requirements, we could be required to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in developing non-infringing technology or in obtaining a license to use the technology on commercially reasonable terms.

If any of our executive officers and key personnel leave Shaman, our ability to launch our first product or to market our products, and our ability to develop any new products, could be delayed or disrupted; we could also need to expend significant resources to hire new personnel

      Our success depends in large part upon the continued contributions of our key senior management. Our future performance also depends on our ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and we may be unable to continue to attract, assimilate or retain other highly qualified technical and management personnel in the future. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could delay and inhibit our ability to launch and market our products, develop new products, or effectively manage our business.

The recent delisting from the Nasdaq National Market may reduce the liquidity and marketability of our stock and may depress the market price of our stock

      On February 2, 1999, Nasdaq delisted our common stock from The Nasdaq National Market and moved our stock to the National Association of Securities Dealers, Inc.'s OTC Bulletin Board. Although our securities are included on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained in the future. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain. The reduced liquidity of our stock and the reduced public access to quotations for our stock could depress the market price of our stock.

"Penny Stock" regulations may impose restrictions on marketability of our stock

      The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities that are currently included on the OTC Bulletin Board are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

Our stock price has been and may continue to be highly volatile

      The price of our common stock has been particularly volatile and will likely continue to fluctuate in the future. Announcements of technological innovations, regulatory matters or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential product results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical or dietary supplement products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of our common stock. In addition, from time to time, the stock market experiences significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. The market price of our common stock, like the stock prices of many publicly traded smaller companies, has been and may continue to be highly volatile.

Anti-takeover provisions in our charter documents and Delaware law may inhibit potential acquisition bids for Shaman, which may adversely affect the market price of our common stock and the voting rights of the holders of the common stock

      Certain provisions of our charter documents and Delaware law make it more difficult for a third party to acquire, and may discourage a third party from attempting to acquire us, even if a change in control would be beneficial to our stockholders. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. The provisions include the division of our board of directors into two separate classes, the ability of the board to elect directors to fill vacancies created by an expansion of the board, the power of the board to amend our bylaws, and the requirement that at least 66% of the outstanding shares are required to call a special meeting of stockholders. Our board also has the authority to issue up to 493,715 additional shares of preferred stock, and to fix the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving Shaman, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

                    WHERE YOU CAN FIND MORE INFORMATION


      This prospectus is part of a registration statement on Form S-1, File No. 333-86463, we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding Shaman, you may refer to the registration statement, including its exhibits and schedules. The registration statement may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fees.


      We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 75 Park Place, New York, New York 10007, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of such material by mail from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Series R Preferred Stock or the underlying common stock by the selling stockholders.

                           PRICE RANGE OF COMMON STOCK

      Since February 2, 1999, Shaman's common stock has been traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "SHMN." Our common stock was traded on the Nasdaq Stock Market from our initial public offering on January 26, 1993 until February 1, 1999.

      Set forth below is the range of high and low closing sale prices for Shaman's common stock for the periods indicated, as reported by the OTC Bulletin Board or The Nasdaq Stock Market, as applicable, and as adjusted for the 1-for-20 reverse stock split effected on June 22, 1999:

                                                         High           Low
                                                        ------         -----
Fiscal Year 1997
     First Quarter Ended March 31, 1997                $ 125.00       $  77.60
     Second Quarter Ended June 30, 1997                $ 123.80       $  93.80
     Third Quarter Ended September 30, 1997            $ 140.00       $ 102.40
     Fourth Quarter Ended December 31, 1997            $ 141.20       $  85.00

Fiscal Year 1998
     First Quarter Ended March 31, 1998                $ 110.00       $  82.60
     Second Quarter Ended June 30, 1998                $ 100.00       $  88.20
     Third Quarter Ended September 30, 1998            $  80.00       $  63.80
     Fourth Quarter Ending December 31, 1998           $  66.20       $  21.80


Fiscal Year 1999
     First Quarter Ended March 31, 1999                $  40.60       $   3.40
     Second Quarter Ended June 30, 1999                $   4.69       $   0.72
     Third Quarter Ended September 30, 1999            $   2.13       $   0.09
     Fourth Quarter Ending December 31,1999
            (through October 20, 1999)                 $   0.09       $   0.05






                                 DIVIDEND POLICY

      We have paid no cash dividends on the common stock since our inception and do not anticipate paying any dividends in the foreseeable future. Our loan agreement with MMC/GATX Partnership No. 1 restricts the payment of cash dividends on any equity security so long as any amount remains outstanding under such loan agreement. In addition, Shaman's charter requires that Shaman pay all required dividends to the holders of Series C Preferred Stock and Series D Preferred Stock, respectively, prior to the payment of dividends to the holders of our common stock or Series R Convertible Preferred Stock. At June 30, 1999, we had an accumulated deficit of $162 million and, until this deficit is eliminated, we will be prohibited from paying cash dividends except out of net profits.

                                 CAPITALIZATION

      The following table sets forth the unaudited actual capitalization of Shaman as of June 30, 1999 and as adjusted to reflect the net proceeds of $5.8 million from the rights offering.

                                                                                               June 30, 1999
                                                                                      ------------------------------
                                                                                       Actual (2)    As Adjusted (1)
                                                                                      -----------    ---------------
                                                                                               (unaudited)
                                                                             (in thousands, except share and per share amounts)


 Long-term debt and capital lease obligations, including current portion...........     $   1,318        $   1,318

 Stockholders' equity
       Preferred Stock, $.001 par value per share, 2,000,000 shares authorized;
          Series A Preferred Stock, 400,000 shares authorized and designated;
               400,000 shares issued and outstanding, actual and as adjusted.......            --               --
          Series C Preferred Stock, 200,000 shares authorized and designated;
               110,408 shares issued and outstanding, actual and as adjusted.......            --               --
          Series D Preferred Stock, 6,285 shares authorized and designated;
               1,244 shares issued and outstanding, actual and as adjusted.........            --               --
          Series R Preferred Stock 1,300,000 shares authorized and designated;
               472,430 shares issued and outstanding, as adjusted..................            --               --
          Common Stock, $.001 par value per share, 220,000,000 shares authorized;
               3,012,308 shares issued and outstanding, actual and as adjusted.....             3                3
       Additional paid-in capital..................................................       154,977          161,764
       Deferred compensation and other adjustments.................................           (55)             (55)
       Accumulated deficit.........................................................      (161,608)        (161,608)
                                                                                       ----------       ----------
              Total stockholders' equity...........................................        (6,683)             104
                                                                                       ----------       ----------
              Total capitalization.................................................     $  (5,365)        $  1,422
                                                                                       ==========       ==========

----------

     (1) Adjusted to reflect the sale of 407,847 shares of Series R Convertible Preferred Stock at the public offering price of $15.00 per share and the application of the net proceeds of approximately $5.8 million, and the conversion of approximately $969,000 of debt into 64,583 shares of Series R Preferred Stock. This excludes 68,751 shares of Series R Preferred Stock issued to Lipha S.A. in partial settlement of claim made by Lipha S.A. in connection with the pharmaceutical research and development agreement between Shaman and Lipha S.A. and 175,968 shares of Series R Preferred Stock issued in exchange for cancellation of debt incurred in connection with commercialization of our first botanical dietary supplement, SB-NSF.

     (2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                             SELECTED FINANCIAL DATA

      We are providing the following information to aid you in the analysis of the offering. We derived the information for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 from our audited financial statements for 1994 through 1998. The 1996 through 1998 financial statements are included elsewhere in this prospectus. We derived the unaudited information for the six months ended June 30, 1998 and 1999 and at June 30, 1999 from unaudited financial statements which are not included in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods shown herein are not necessarily indicative of operating results for the entire year. This information is only a summary and you should read it in conjunction with Shaman's financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus and contained in annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.



                                                                                                                Six Months Ended
                                                                  Year Ended December 31,                         June 30, 1999

                                                  -------------------------------------------------------     --------------------
                                                    1994        1995       1996        1997        1998         1998        1999
                                                  --------    --------   --------    --------    --------     --------    --------
                                                                        (in thousands, except per share data)
Statement of Operations Data:
 Revenue from collaborative agreements            $  1,360    $  2,210   $  3,406    $  3,500    $  2,660     $  1,725    $      -
  Operating expenses:
     Research and development                       18,643      17,635     19,138      24,140      32,393       15,740       3,649
     General and administrative                      3,545       3,705      3,537       4,833       5,565        2,684       2,819
     Restructuring costs                                 -           -          -           -           -            -       2,053
                                                  --------    --------    -------    --------    --------     --------    --------
 Total operating expenses                           22,188      21,340     22,675      28,973      37,958       18,424       8,521
                                                  --------    --------   --------    --------    --------     --------    --------
 Loss from operations                              (20,828)    (19,130)   (19,269)    (25,473)    (35,298)     (16,699)     (8,521)
 Interest income                                     2,045       1,695      1,082       1,218         550          357          90
 Interest expense                                     (698)       (569)      (603)     (5,033)     (2,033)      (1,311)       (469)
                                                  --------    --------   --------    --------    --------     --------    --------
 Net loss                                          (19,481)    (18,004)   (18,790)    (29,288)    (36,781)     (17,653)     (8,900)


 Deemed dividend on Preferred Stock                      -           -          -           -      (1,742)           -      (2,274)
                                                  --------     --------  --------    --------    --------     --------    --------
 Net loss applicable to Common Stockholders       $(19,481)   $(18,004)  $(18,790)   $(29,288)   $(38,523)    $(17,653)   $(11,174)
                                                 =========   =========  =========   =========   =========    =========   =========
 Basic and diluted net loss per Common Share(1)   $ (30.02)   $ (27.36)  $ (27.85)   $ (34.44)   $ (38.31)    $ (19.62)   $  (5.50)
                                                 =========   =========  =========   =========   =========    =========   =========
 Shares used in calculation of basic and
   diluted net loss per Common Share(1)                649         658        675         850       1,006          900       2,031
                                                 =========   =========  =========   =========   =========    =========   =========



                                                                              December 31,                        June 30,
                                                        -----------------------------------------------------    ----------
                                                          1994        1995       1996       1997       1998         1999
                                                        --------    --------   --------   --------   --------    ----------
Balance Sheet Data:
  Cash, cash equivalents, and short-term investments    $ 39,843   $ 26,665   $ 16,533   $ 21,421   $  9,165      $    517
  Working capital                                         33,422     22,850      9,641     14,547      1,043        (7,829)
  Total assets                                            49,673     33,810     22,377     26,753     13,139         3,526
  Long-term obligations, including current installments    5,017      6,041      4,816      6,802      5,219         4,101
  Senior convertible notes                                     -          -          -      9,967          -             -
  Accumulated deficit                                    (45,828)   (63,832)   (82,622)  (111,910)  (150,434)     (161,608)
  Total stockholders' equity (net capital deficiency)   $ 41,300   $ 24,205   $ 11,977   $  5,148   $  2,110      $ (6,683)


----------
(1) Basic and diluted net loss per share is based on the weighted average number of Common Shares outstanding during the period. We have not paid any cash dividends on our capital stock since inception.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to implement our commercialization efforts through our recently established botanicals division, which we have named ShamanBotanicals.com. Our commercialization plan includes the use of community building initiatives on the Internet and other distribution channels, and is based on marketing our exclusive access to our proprietary branded products. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical products for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

      Until December 1998, we were solely focused on developing pharmaceutical products derived from tropical plant sources. Our pharmaceutical business model was dependent upon our ability to launch our first pharmaceutical product in 1999. As a result of the U.S. Food and Drug Administration response to our proposed fast-track New Drug Application package for our leading pharmaceutical product candidate, SP-303/Provir, and insufficient resources to continue the costly process of conducting a second pivotal trial which would have created significant delays, we restructured our business to focus on the development and marketing of dietary supplements.

Results of Operations for the Quarters Ended June 30, 1999 and 1998

      The results of operations for the quarter and six months ended June 30, 1998 were related to our pharmaceutical operations. Since we ceased operations of our pharmaceutical business and focused our efforts in our botanical business in February 1999, our results of operations for the six months ended June 30, 1999 and future periods are not comparable to the same periods last year.

      We recorded collaborative revenues of $850,000 and $0 for the quarters ended June 30, 1998 and 1999, respectively and $1,725,000 and $0 for the six months ended June 30, 1998 and 1999, respectively. Revenues for the quarter and six months ended June 30, 1998 resulted from Shaman's collaboration with Lipha/Merck and research funding from Ono Pharmaceutical Co., Ltd., which expired in May 1998.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment (which remains recorded as deferred revenue that we have not yet earned) and a $1.0 million equity investment. We are currently in negotiations with Lipha/Merck for the discontinuation of this agreement. There will be no further research payments from Lipha/Merck.

      We incurred research and development expenses of $8.2 million and $1.2 million for the quarters ended June 30, 1998 and 1999, respectively and $15.7 million and $3.6 million, of which $1.6 million was related to the research and development of the botanicals division, for the six months ended June 30, 1998 and 1999, respectively. This decrease was primarily attributable to the closing down of our pharmaceutical business as of February 1, 1999. Research and development expenses are expected to decrease in 1999 as we focus our efforts in our botanicals business, effective February 1, 1999.

      General and administrative expenses were $1.4 million and $1.3 million for the quarters ended June 30, 1998 and 1999, respectively, and $2.7 million and $2.8 million for the six months ended June 30, 1998 and 1999, respectively. This increase was primarily attributable to the legal dispute costs. General and administrative expenses are expected to decrease in 1999 as we focus our efforts in our botanicals business, effective February 1, 1999.

      Interest income was $125,000 and $16,000 for the quarters ended June 30, 1998 and 1999, respectively and $357,000 and $90,000 for the six months ended June 30, 1998 and 1999, respectively. Interest income decreased for the quarter and six months ended June 30, 1999, compared with the quarter and six months ended June 30, 1998, due to lower average cash and investment balances as we continue to fund our operations. Interest expense was $504,000 and $210,000 for the quarters ended June 30, 1998 and 1999, respectively and $1,311,000 and

$470,000 for the six months ended June 30, 1998 and 1999, respectively. Interest expense decreased for the period ended June 30, 1999, compared with the period ended June 30, 1998 due to lower average debt balances.

Restructuring Expenses

      On February 1, 1999, we initiated a restructuring plan in which we closed down the operations of our pharmaceutical business. We now intend to out-license worldwide marketing rights to all our pharmaceutical compounds and will focus our efforts on the development and commercialization of botanical dietary supplements. The restructuring plan includes: cessation of pharmaceutical research and development activities and related operations; outlicensing of all of our current pharmaceutical research programs; reduction in force of approximately 60 employees (65% of workforce; sale or disposal of all of our fixed assets that are not needed for our botanicals business; and sub-leasing a portion of our facility.

      The termination of 60 employees occurred on February 1, 1999. The following table summarizes the Company's restructuring activities as of June 30, 1999.

                                            Total
                                       Restructuring                Balance
                  Category                Charges     Spending   June 30, 1999
         ----------------------------  -------------  --------   --------------
               (in thousands)
       Severance and related charges      $   467      $   467       $     0
       Cancellation of contracts            1,200            0         1,200
       Other                                  400            0           400
       Gain on disposal of fixed assets       (14)         (14)            0
                                          -------      -------       -------
                                          $ 2,053      $   453       $ 1,600
                                          =======      =======       =======

      In addition, we have approximately $969,000 recorded as deferred revenue for which we have not yet earned. We are currently in negotiations with Lipha/Merck for the discontinuation of the pharmaceutical research and development agreement between Shaman and Lipha/Merck.

Results of Operations for the Years Ended December 31, 1996, 1997 and 1998

      The results of operations for the years ended December 31, 1996, 1997 and 1998 were for our pharmaceutical operations. Our results of operations for fiscal year 1999 will not be comparable, as we ceased operations of our pharmaceutical business and focused our efforts in our botanical business in first quarter of 1999.

      We recorded collaborative revenues of $3.4 million, $3.5 million and $2.7 million for 1996, 1997, and 1998, respectively. Revenues for 1998 resulted from research funding from our collaboration with Lipha/Merck and research funding from our collaboration with Ono Pharmaceutical Co. Ltd., which expired in May 1998. Revenues for 1997 also resulted from research funding from our collaboration with Lipha/Merck and Ono. Revenues for 1996 resulted from research funding from our collaboration with Ono, an additional $1.0 million payment from Ono for enhanced rights to our antidiabetic compounds, and research payments and access fees from our collaboration with Lipha/Merck.

      We incurred research and development expenses of $19.1 million, $24.1 million, and $32.4 million for 1996, 1997 and 1998, respectively. These expenses include salaries for scientific personnel, clinical development costs, laboratory supplies, patent protection and consulting fees, travel, plant collections, facilities expenses and other expenditures relating to research and product development. Research and development expenses increased $5.0 million in 1997 compared with 1996, and $8.3 million in 1998 compared with 1997. The increase in 1997 was primarily attributable to an increase in clinical development activities with respect to SP-303/Provir of $3.8 million and to increased scientific salaries of $1.2 million, which were partially offset by reduced expenses for clinical development activities for nikkomycin Z of $1.1 million. The increases in 1998 were primarily attributable to the completion of a $7.0 million Phase III human clinical trial for SP-303/Provir for the treatment of diarrhea in people with AIDS and $2.4 million of the manufacturing scale-up and to increased scientific salaries of $1.2 million, which were partially offset by a reduction of costs associated with our diabetes program of $2.8 million. Research and development expenses are expected to decrease in 1999 as we ceased operations in our pharmaceutical business and focused our efforts in our botanicals business, effective February 1, 1999.

General and administrative expenses were $3.5 million, $4.8 million and $5.6 million for 1996, 1997 and 1998, respectively. These expenses include administrative salaries, consulting, legal, travel and other operating expenses. General and administrative expenses increased $1.3 million in 1997 compared to 1996, and increased $0.7 million in 1998 compared to 1997. The increase in 1997 was primarily attributable to an increase in compensation and marketing research of $388,000 related to development of SP-303/Provir, as well as additional legal expenses of $631,000 primarily related to certain disputes related to our intellectual property rights. The increase in 1998 over 1997 was primarily attributable to additional costs, including an increase in compensation, consulting expenses and commercial development activities of $530,000, related to the development of SP-303/Provir. General and administrative expenses are expected to decrease in 1999 as we ceased operations in our pharmaceutical business and focused our efforts in our botanicals business, effective February 1, 1999.

      Interest income was $1.1 million, $1.2 million and $0.6 million for 1996, 1997 and 1998, respectively. Interest income increased $100,000 in 1997 compared with 1996, and decreased $700,000 in 1998 compared with 1997. Interest income fluctuations have been consistent with changes in average cash and investment balances with which we substantially funded our operations in 1996, 1997 and 1998. The balances of cash, cash equivalents and investments were $16.5 million, $21.4 million and $9.2 million at December 31, 1996, 1997 and 1998, respectively.

      Interest expense was $603,000, $5.0 million and $2.0 million for 1996, 1997 and 1998, respectively. Interest expense increased in 1997 compared with 1996 principally due to a $3.7 million non-cash interest charge related to the issuance of senior convertible notes in June 1997, as well as the interest expense related to our secured debt financing in May 1997. Interest expense decreased in 1998 compared with 1997 principally due to a $3.7 million non-cash interest charge related to the issuance of senior convertible notes in June 1997, offset by interest expense related to capital lease agreements and the secured debt financing. Interest expense in the future will be dependent in part on our capacity to finance future operating and equipment needs.

Delisting of our common stock from Nasdaq National Market

      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued a notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. Under the terms of our charter, the effect of preventing this redemption event by issuing the notice was to increase the annual cumulative dividend payable to the Series D Preferred Stock holders to $180 per share and to adjust the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. In connection with the issuance of such notice, we recorded a deemed dividend charge in the amount of $2,273,614 in the first quarter of 1999.

      At December 31, 1998, we had federal net operating loss carryforwards of approximately $48.6 million. The federal net operating loss carryforwards will expire at various dates beginning in 2004 through 2013, if not sooner utilized. Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Liquidity and Capital Resources

      As of June 30, 1999, our cash, cash equivalents, and investments totaled approximately $517,000, compared with $9.2 million at December 31, 1998. We invest excess cash according to our investment policy that provides guidelines with regard to liquidity, type of investment, credit ratings and concentration limits.

      In April 1999, we entered into a credit facility and note purchase agreement with certain investors, stockholders, key executives and members of the board of directors, pursuant to which we borrowed approximately $1.0 million in July 1999. The convertible promissory notes issued pursuant to the credit agreement are due and payable on the earlier of (i) 30 days subsequent to the completion of the public rights offering, or (ii) December 31, 1999. Interest on the convertible promissory notes is accrued at an annual rate of 12%. The convertible promissory notes are secured by certain assets of Shaman and are convertible into shares of Series R Preferred Stock, or into common stock if no public offering occurs prior to December 31, 1999. In connection with the credit agreement, we issued warrants to purchase shares of Series R Preferred Stock. The number of shares subject to these warrants is equal to 50% of the debt amount divided by $15, which is the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the convertible promissory notes and the exercise price of the warrants is equal to $15, which is the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the convertible promissory notes and the exercise price of the warrants will be the lower of $0.05 per share of our common stock, or 1/3 of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.

      The delisting of our common stock from The Nasdaq National Market constituted an Optional Redemption Event, as defined in our Certificate of Incorporation, for the Series D Preferred Stock. In connection therewith, on February 4, 1999, we issued a Control Notice, as defined in the Certificate of Incorporation, that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 72% of the low trading price during a designated time period prior to the conversion.

      In December 1998, we completed a private sale of 240,604 shares of common stock for aggregate net proceeds of approximately $7.1 million. In connection with this offering, we have committed a five-year, 3.6% royalty on net sales of SP-303/Provir, if any, in the United States for distribution to HIV/AIDS charities. We intend to honor this royalty payment through the sale of our first botanical product, SB-300, to be initially marketed to the HIV/AIDS community.

      In December 1998, we issued 37,360 shares of common stock to consultants for services rendered. We recorded an expense of approximately $1.1 million in conjunction with the consulting services.

      In October 1998, we completed the sale to the public of an aggregate of 140,880 shares of our Series C Convertible Preferred Stock for aggregate gross proceeds of $14.1 million. Each share of Series C Preferred Stock is entitled to receive cumulative dividends paid semi-annually to the holders of record of such shares as follows: (1) an annual stock-on-stock dividend, paid in arrears, in shares of common stock, calculated as the quotient of $10.00 divided by 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date the dividend is paid; plus (2) a cash amount equaling 0.00005% of our U.S. net sales of our SP-303/Provir product for the treatment of diarrhea, if any, for the preceding two calendar quarters less $5.00. If, under Delaware law, we are unable to pay the cash portion of the dividends, then the cash portion will be paid in shares of common stock valued at 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date on which the dividend is paid. We intend to honor this royalty portion of the dividend through the sale of our first botanical product, SB-300, to be initially marketed to the HIV/AIDS community. Each share of the Series C Preferred Stock was convertible for a period of 30 days after August 18, 1998, and will be convertible again commencing 12 months after the initial issuance date at the election of each holder, and automatically on the sixth anniversary of the initial issuance date into the greater of (1) 0.8333 shares of common stock or (2) such number of shares of common stock as equals $100, which was the price paid per share of Series C Preferred Stock, divided by 85% of the average closing price of the common stock reported by Nasdaq for the 10-day trading period ending three trading days prior to the date of conversion. The common stock is currently trading on the OTC Bulletin Board. During the initial 30-day conversion period for the Series C Preferred Stock, 24,922 shares of the Series C Preferred Stock were converted into an aggregate of 93,077 shares of common stock. In connection with the issuance of the Series C Preferred Stock, we recognized a non-cash charge in the amount of $679,000.

      In June 1998, we entered into stock purchase agreements with certain of our stockholders pursuant to which we acquired the right to sell to these stockholders, subject to certain conditions up to an aggregate of 7,000 shares of Series B Custom Convertible Preferred Stock for an aggregate purchase price of $7,000,000. The stock purchase agreements were terminated upon the closing of the Series C Convertible Preferred Stock financing in October 1998. As consideration for entering into the stock purchase agreements, we issued to these stockholders warrants to purchase an aggregate of 17,500 shares of common stock. The warrants are exercisable for a period of five years at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. We have attributed a value of $1.5 million to these warrants.

      In June 1997, we issued $10.4 million of senior convertible notes. The notes mature in August 2000 and bear interest at a rate of 5.5% per annum. Interest on the notes was payable in common stock or cash at our option. Initially, the notes were convertible into common stock at 100% of the low trading price during a designated time period prior to conversion provided that the conversion price would not be less than $110.00 per share. Starting in November 1997, the notes were convertible into common stock at a 10% discount from the low trading price during a designated time period prior to the conversion, with a floor of $110.00 through March 31, 1998, pursuant to a November 1997 understanding with the note holders to revise the terms of the notes (see next paragraph). Of the notes issued, $400,000 was issued to the placement agent as part of the placement fee. We paid the placement agent an additional $300,000 in cash. The placement fees and other offering costs were capitalized in other assets as deferred issuance costs and were amortized to interest expense over the life of the notes to the extent the notes were not converted to common stock. The net proceeds totaled approximately $9.5 million after the placement agent's fees and other offering expenses.

      In March 1998, Shaman and the purchasers of the notes entered into an amendment agreement with the purchasers of the notes in order to avoid conversion of the notes at a price that would be unduly dilutive to our existing stockholders. As consideration for entering into the amendment agreement, we issued to the purchasers of the notes warrants to purchase an aggregate of 6,875 shares of common stock. The warrants are exercisable through March 18, 2001 at an exercise price of $150.00 per share. We have attributed a value of $309,000 to these warrants. On December 10, 1998, we issued to the note holders an aggregate of 4,784 shares of the Series D Convertible Preferred Stock in exchange for the cancellation of an aggregate of $4.8 million, including accrued interest, of the notes. Each share of Series D Convertible Preferred Stock is entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of $55 per annum. Dividends on the Series D Preferred Stock are payable in cash or shares of common stock or any combination of cash and shares of common stock, at our option and are payable quarterly on February 1, May 1, August 1 and November 1 of each year. Each share of Series D Preferred Stock is convertible, at any time, into the common stock at the lesser of (1) $22.50 per share or (2) 90% of the low trading price during a designated time period prior to the conversion. In addition, the holders received an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the notes. The warrants were priced at 150% of the average closing price for the month of December 1998. We have attributed a value of $943,680 to these warrants.

      In May 1997, we obtained a $5.0 million, 36-month term loan to pay off pre-existing debt, finance capital asset acquisitions and finance continued research and clinical development of our product candidates. The loan carries an interest rate of 14.58% and is payable in equal monthly installments over the term of the loan. The lender was granted ten-year warrants to purchase 10,000 shares of common stock at $125.00 per share. We have attributed a value of $648,000 to these warrants.

      In April 1997, we sold 80,000 shares of common stock at $99.40 per share in a registered direct public offering, which yielded gross proceeds of $7.95 million. The net proceeds of approximately $7.8 million from this offering were used for the continued research and clinical development of our product candidates.

      In January 1997, we sold 100,000 shares of common stock in a registered direct public offering for gross proceeds of $9.0 million. The net proceeds of approximately $8.1 million from this offering were used for the continued research and clinical development of our product candidates.

      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to jointly develop our antihyperglycemic drugs. Upon signing the collaboration, we received an annual research fee of $1.5 million which was amortized to revenue over twelve months, as work was performed. We also received approximately $3.0 million for 19,446 shares of common stock priced at $154.20 per share, representing a 20% premium to the weighted average price of the common stock at the time of purchase. In exchange for development and marketing rights in all countries except Japan, South Korea, and Taiwan, which countries are covered under an earlier agreement between Shaman and Ono, Lipha/Merck agreed to provide up to $9.0 million in research payments and up to $10.5 million in equity investments priced at a 20% premium to a multi-day volume weighted average price of the common stock at the time of purchase. The agreement also provided for additional preclinical and clinical milestone payments to us in excess of $10.0 million per compound for each antihyperglycemic drug developed and commercialized. Lipha/Merck agreed to bear all pre-clinical, clinical, regulatory and other development expenses associated with the compounds selected under the agreement. In addition, as products are commercialized, we would receive royalties on all product sales outside the United States and up to 50% of the profits, if we exercised our co-promotion rights, or royalties on all product sales in the United States. Certain of the milestone payments would be credited against future royalty payments, if any, due to us from sales of products developed pursuant to the agreement.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment, which remains recorded as deferred revenue that we have not yet earned, and a $1.0 million equity investment.

      For the year ended December 31, 1998, we recognized $1.9 million in revenue from the Lipha/Merck collaboration. In addition, we received a total $2.5 million for issuance of 57,762 shares of common stock, of which 40,650 shares were priced at $37.00 per share in September 1998 and 17,112 shares were priced at $58.40 per share in December 1998, each representing a 20% premium to the weighted average price of the common stock at the time of purchase.

      On February 1, 1999, we discontinued all the research and development activities related to the collaborative agreement. We are currently in negotiations with Lipha/Merck for the discontinuation of this research agreement. There will be no further research payments from Lipha/Merck.

      In July 1996, we closed a private placement pursuant to Regulation S under the Securities Act of 1933, as amended, in which we received gross proceeds of $3.3 million for the sale of 400,000 shares of Series A Convertible Preferred Stock and for the issuance of a six-year warrant to purchase 27,500 shares of common stock at an exercise price of $203.60 per share. The Preferred Stock does not carry a dividend obligation and will convert into common stock no later than July 23, 1999 at a price per share between $120.00 and $163.00, depending on the market value of common stock during the period prior to conversion. The holder of preferred shares is entitled to a liquidation preference of $163.00 per share.

      We expect to continue to incur losses at least through 1999. We need substantial working capital to fund our operations. As of June 30, 1999, we had cash, cash equivalents and short-term investment balances of approximately $517,000. Our long-term capital requirements will depend on numerous factors, including among others, the extent and progress of additional development activities related to the botanicals products, the success of any marketing efforts related to the botanicals products, the success of any out-licensing efforts with respect to the pharmaceuticals programs, and the extent and timing of additional costs associated with patents and other intellectual property rights. Our projections show that cash on hand as of June 30, 1999 plus approximately $1.0 million we borrowed in July 1999 under a credit agreement entered into in April 1999 and $400,000 from the license and sale agreement entered into in August 1999 will be sufficient to fund operations at the current level at least through the end of 1999. Unless we are successful in our efforts to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, we will be unable to fund our current operations beyond 1999. In addition, unless we are successful in our efforts to raise additional capital through our proposed rights offering or other offerings of equity securities, to sell or out-license our pharmaceutical products, or to sell or establish collaborative agreements to sell our botanical products, our cash resources will be used to satisfy our existing liabilities, and we will be unable to fund our operations, which may result in significant delay of our planned activities or the cessation of operations. Even if we are successful in these efforts to raise additional funds, such funds may not be adequate to fund our operations on a long-term basis.

Year 2000 Compliance

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

      Based on recent assessments, we have determined that we will be required to modify portions of our software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and certain hardware, the Year 2000 issue can be mitigated. We believe that such modification and replacements are not significant, and should such modification and replacements be delayed there would be no material impact on our operations.

      We have completed the assessment of all internal information technology and non-information technology systems that could be significantly affected by the Year 2000. To date, we have not incurred any costs related to the Year 2000 compliance and we estimate that upgrades for those systems not in compliance will total approximately $200,000. We expect to complete our internal Year 2000 readiness program in the third quarter of 1999. We are also in the process of asking our significant suppliers and subcontractors that do not share information systems with us (external agents) whether their systems are Year 2000 compliant. To date, we are not aware of any external agent with a Year 2000 Issue that would materially impact our results of operations, liquidity, or capital resources. However, we have no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolutions to process in a timely fashion could materially impact us.

      We currently have no contingency plans in place in the event we do not complete all phases of the Year 2000 program. We plan to evaluate the status of completion in third quarter of 1999 and determine whether such a plan is necessary.

Subsequent Events

      Series R Convertible Preferred Stock Offering


      In July 1999, our Registration Statement on Form S-1 for the rights offering was declared effective by the Securities and Exchange Commission. In the rights offering, we sold 717,149 shares of our Series R Convertible Preferred Stock at $15.00 per share to our common stockholders of record on July 14, 1999, raising a net proceeds of approximately $5.8 million . Stockholders of record on July 14, 1999 received, at no cost, the right to buy seven shares of Series R Preferred Stock for approximately every 22 shares of common stock that they owned on July 14, 1999. Each share of Series R Preferred Stock will automatically convert on February 1, 2000 into shares of common stock at a conversion price equal to the lesser of (i) $0.10 or (ii) the price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000. The rights offering terminated on August 23, 1999.

      License and Sale Agreement

     In August 1999, we entered into a License and Sale Agreement with Metabolix, Inc. whereby Metabolix, Inc. has licensed certain rights to Shaman's library of extracts and compounds for research, development, and commercialization purposes. We have received an up-front license payment of $350,000 and additional $55,000 for an option fee to specific piece of technology. We will receive royalties on any resulting products commercialized. Metabolix, Inc. also has an option to license further technology for additional up-front payments over the next four months.

Qualitative and Quantitative Disclosures About Market Risk

      We are exposed to market risk, including changes to interest rates. A discussion of our accounting policies for financial instruments and further disclosures relating to financial instruments is included in the Summary of Significant Accounting Policies in the Notes to Financial Statements.

      We monitor the risks associated with interest rates and foreign currency exchange risks and have established policies and business practices to protect against these and other exposures. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument and does not permit derivative financial instruments in our investment portfolio. As a result, we do not expect any material loss with respect to our investment portfolio.

      The following table provides information about our financial instruments that are sensitive to changes in interest rates. For investment securities, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates.

                                                                                                    Fair Value
                                                                                                        at
                               1999      2000      2001      2002     2003   Thereafter    Total     12/31/98
                               ----     ----       ----     ----     ----   ----------     -----     --------
ASSETS
------------------------
(in thousands)

Cash equivalents             $2,955        -         -         -        -           -     $2,955       $2,945
Weighted average
 interest rate                 5.28%

Short-term investments       $3,282        -         -         -        -           -     $3,282       $3,277
Weighted average
 interest rate                5.76%

LIABILITIES
-------------------------
(in thousands)

Long-term debt, including
 current portion

Fixed rate                   $2,973   $1,371       $540     $540       -           -      $5,424       $4,628
Weighted average
 interest rate                13.64%   13.56%     12.00%   12.00%



                                    BUSINESS

This prospectus also contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Overview

      We are focused on the discovery, development, and marketing of novel, proprietary botanical dietary supplements derived from tropical plant sources. We intend to implement our commercialization efforts through our recently established botanicals division, which we have named ShamanBotanicals.com. Our commercialization plan includes the use of community building initiatives on the Internet and other distribution channels, and is based on marketing our exclusive access to our proprietary branded products. We also have available for out-licensing a pipeline of botanical product candidates, as well as novel pharmaceutical product candidates for major human diseases developed by isolating active compounds from tropical plants with a history of medicinal use.

Botanicals

Background

      In 1997, the U.S. dietary supplement market was $12.9 billion. Of this, over $4.0 billion were herbal or botanical dietary supplements. In 1998, this number was projected to reach $5.0 billion, with a compounded yearly growth rate of approximately 35%. In 1997, 24% of U.S. households reported using herbal or botanical dietary supplements. The growth of this market has been led by consumers who are interested in complementary, non-pharmaceutical options for treating symptoms, fulfilling unmet dietary needs, and optimizing health, either as an alternative to, or in conjunction with, more conventional medical approaches. We believe that the use of these products will continue to expand based upon the aging of the population, increasing scientific evidence and acceptance by the conventional medical establishment, and the recent entrance of powerful consumer companies which provide greater product confidence, while growing the base of consumer users.

      We believe that room exists for significant continuing growth of the dietary supplement market and expect the two key drivers of market growth to be
(1) growth in the number and breadth of consumers utilizing these products; and
(2) continuing effective product innovation to fuel both trial and repurchase.

      Growth in the number and breadth of consumers utilizing these products has already begun, and is based in part upon the entrance of the large consumer healthcare companies into the botanical dietary supplements market. These companies have increased the visibility of botanical dietary supplements, placing them not only in local health food stores but also in neighborhood grocery stores, drug stores, and mass merchandisers. Additionally, these companies are spending on large direct-to-consumer advertising campaigns, placing advertisements during primetime television and in mainstream newspapers and magazines. Consumer surveys show this advertising has resulted in a broader base of consumers being made aware of, trying and utilizing dietary supplements.

      Simultaneous with the broadening of the consumer base, the botanical dietary supplements market has grown partially as a result of the media highlighting new products. For example, in 1997, ABC's 20/20, The New York Times and Newsweek carried a series of stories about St. John's wort, increasing trial and usage of this dietary supplement dramatically. Interestingly, while the month-on-month growth of sales of St. John's wort has now slowed, this initial increase in sales has been maintained throughout the industry. These new product "bursts" have fueled episodic but sustained market growth by driving new purchases, and in the process, the repurchase of other products once the consumer is at the point of purchase. Hence, the industry's view is that the media and consumers are looking for continuing effective product innovation--for the next St. John's wort--to fuel both trial and repurchase. Products with a proprietary position have proven to be particularly successful in the past.

      Finally, as more consumers have entered the dietary supplement market, they have also begun to demand better quality, more consistency and standardization of products, and scientific evidence regarding the safety and efficacy of products. Increased demand has also strained the supply of natural plant material for some popular products. Not all companies in the industry have proven capable of meeting these consumer demands.

Strategy

      The concept for our ShamanBotanicals.com division was developed in 1998, and has become the focus of our operations in 1999. The purpose of the botanicals business is to discover, develop and market novel, proprietary botanical dietary supplements derived from tropical plant sources through community building initiatives on the Internet and other focused marketing channels. The unique positioning of our botanicals business stems from our prior experience and efforts in developing pharmaceutical products from tropical plant sources, including significant financial investment, more than 10 years of extensive field research by our teams of ethnobotanists and physicians, and pharmaceutical-level chemical standardization, biological and clinical testing. We are applying this methodology to our new industry, and we intend to set a new standard in this industry. In the last decade, we have amassed a large body of information on the health benefits of thousands of tropical plant species that have a history of human use, and we have organized this information into an extensive relational database. This database includes over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential. Because many of these plants reflect the previously untapped plant diversity of the rainforests, they may represent novel botanical products that have the opportunity to attain a strong, proprietary market position. We currently have a fully-developed product, SB-300, and we expect to commercialize this product in the near future by applying the funds raised in this rights offering and via partnering development agreements we are working to put in place.

      We have the opportunity to differentiate our product candidates in consumers' minds relative to those of our competitors. Key points of differentiation include:

        *  Novel plants/proprietary products for unmet needs;
        *  Documented, first-hand field experience with traditional use;
        * Rainforest-based plants and products, since most botanical supplements products currently come from plants found in temperate areas;
        *  Our commitment to conservation and reciprocity;
        *  Sustainable sourcing and supply;
        *  Quality manufactured, standardized products; and
        *  Clinically-tested products.

      Our commercialization strategy is to create high-end branding of the Shaman name, on our propriety products addressing serious unmet healthcare concerns, and to market these proprietary products to specific communities affected by such healthcare issues. Our e-commerce web site, ShamanBotanicals.com, which is currently under construction, will be designed to include several distinct features, such as exclusive access to our proprietary products, and links to peer-reviewed clinical data supporting the clinical action of our products. We also intend to offer access to certain medical experts, in some cases exclusively, for medical commentary. Other planned features of our web site include bulletin board postings, community chat rooms, customer security and customization, and affiliate programs. Finally, information on our reciprocity programs will be available as well.

Product Discovery and Development Process

      We build on the knowledge and expertise of ethnobotanist and physician teams who work with traditional healers to identify effective treatments in the therapeutic areas that we have targeted. These teams gather comparative data on traditional medicinal and health uses of plants from geographically diverse tropical areas and prioritize plant candidates based on common use among cultures and other factors. The prioritization process includes cross-checking field-derived information against the results of literature searches as to chemical constituents, previously discovered biological activity and other reported medicinal uses. This process is integral to both our pharmaceutical and dietary supplement discovery and development programs.

      We were able to initiate our botanicals business by further exploring the botanical library and pipeline we have developed over the past 10 years. In the last decade, we have amassed a large body of information on the healing benefits of thousands of tropical plant species that have a history of human use and have organized this information into an extensive relational database. This database includes information on over 2,600 tropical plants, many of which have not been introduced or fully developed in the U.S. dietary supplement market. Currently, most dietary supplements are derived from plants from temperate regions. We have identified plants with a documented ethnomedical history of use in our library and database of botanicals for use in key market categories with significant commercial potential.

      We intend to differentiate ourselves within the botanical dietary supplement marketplace by backing proprietary products and promotion with quality research, development and manufacturing, a carry-over from our pharmaceutical culture and skill base. Given consumer demand for quality and the relative lack of specific regulatory standards in the dietary supplement industry, we intend to set our own high standard for quality and product standardization for our botanical products. We intend to develop standardization processes for the ingredients in all our products, including safety verification and, where appropriate, human clinical testing of potential products. Once completed, published clinical data can be utilized for educational purposes with consumers and retailers seeking more information about our products. This distribution of "third party" literature for education and promotional sales can be particularly effective with Internet purchases. We believe that these elements, along with unique formulations and existing and future patents, should add to the proprietary position of our products.

      Product Candidates

      Our first botanical dietary supplement product will be SB-300, which is designed to normalize water flow in the bowel and promote stool formation. SB-300 is an extract of Croton Lechleri, a plant used by indigenous people for relief of gastrointestinal symptoms, and contains a chemical activity marker, SP-303, a patented, clinically proven antidiarrhea agent. SB-300 also has a patented formulation. The mechanism of SB-300 is a desirable anti-secretory activity, and SB-300 does not have anti-motility effects, such as the side effects of constipation and cramping associated with the use of immodium and loperamide. Such anti-motility agents generally cannot be used on a continuous basis as a result of these side effects.

      We plan to commercialize this product ourselves through community building initiatives on the Internet and other appropriate focused channels of distribution. We intend to market the product initially to people with HIV/AIDS who suffer from chronic diarrhea, and then travelers and others who suffer from acute bouts of diarrhea. We are also considering developing a pediatric formulation of SB-300, which would complete three distinct commercial product opportunities from one plant extract, differentiated by formulation, packaging, and target customer/community base.

      We are also working to develop a second product line based on a diet system to mitigate Syndrome X symptoms. Syndrome X is the cluster of metabolic disorders that occur in the face of elevated insulin when an individual is insulin resistant, yet still maintains glucose control and is therefore not diabetic. This cluster of coronary heart disease risk factors, such as elevated triglycerides and lower HDL-cholesterol, the "good" cholesterol, are the silent killers associated with Syndrome X. Shaman's Sr. Vice President of Clinical Research, Dr. Gerald Reaven, has developed a trademarked Syndrome X diet system for persons exhibiting Syndrome X symptoms, and has performed over 20 years of clinical research documenting the benefits of this diet system. Direct comparison clinical trial data supports that this diet system provides superior benefits to those exhibiting Syndrome X symptoms than the low fat/high carbohydrate diet guidelines recommended by the American Heart Association.

      Approximately 30% of the US population is insulin resistant and subject to Syndrome X. We anticipate that a product line would include bars, drinks, and snacks which follow the trademarked anti-Syndrome X diet system, infused with proprietary Shaman botanicals to address further these metabolic disorders.

      Many people with AIDS/HIV who are effectively managing the AIDS virus with their antiviral therapies are now also demonstrating metabolic abnormalities consistent with insulin resistance and Syndrome X and progressing to coronary heart disease and type II diabetes. We intend to leverage the identity we will work to establish in the AIDS/HIV community through our SB-300 product to commence marketing of our Syndrome X diet system in this community, and intend to initially target this community.

Future Product Candidates

      We have strategically identified multiple areas of dietary supplement product interest and have identified specific priority product candidates for the future based on four criteria:

         *  key market categories with significant commercial potential,
         *  the needs of an aging demographic in the U.S. population,
         *  areas where quick, symptomatic relief could be observed, and
         * areas where we have first-hand ethnomedical experience and where sustainable supply of raw materials exists.

      Some of these proposed product areas include gastrointestinal relief, sexual function aids, antioxidants/cardiovascular protectors, sleeping aids, calming agents and weight management.

      Another potential product opportunity is a proprietary, enhanced formulation of one of the world's leading phytomedicines. We have filed a patent application for this product. We believe this product represents a significant out-licensing opportunity.

      All of these potential products are based on plant material on the FDA's grandfathered old dietary ingredient list, which includes dietary ingredients that were sold in the United States prior to 1994, allowing for immediate product introduction without a need for regulatory application or approval.

      We believe our current and prior research and development efforts would allow us to introduce up to eight products, including human clinical testing, within the first two years of our botanicals operations. We believe that all of these product areas offer significant opportunity for growth. Products in these areas may be developed for sale under the Shaman brand name in the future, or selectively out-licensed.

Sales and Marketing

      Our first product launch will be SB-300, a botanical dietary supplement to normalize water flow in the bowel and promote stool formation. SB-300 will initially be targeted to people with AIDS/HIV who suffer from chronic diarrhea. We plan to market SB-300 via the Internet, 1-800 direct response advertising, limited storefront access in major market cities, and focused mail order opportunities. In addition, Shaman is working with several leading treatment activists to have them feature the introduction of this product in their regional organizations' newsletters. We expect to begin marketing SB-300 commencing in the third quarter of 1999.

      Commencing in the fourth quarter of 1999, we also intend to market SB-300 to travelers and others suffering from acute episodes of diarrhea. The product will be differentiated from that targeted to the AIDS/HIV community in that it will be a lower dose and packaged in smaller quantities to address the nature of its expected use in the target customer base.

      We believe that selling a traveler's health-related product on the Internet presents an attractive marketing opportunity since two primary uses of the Internet are currently healthcare information and travel. We intend to market this product with banner advertising at affiliate travel web sites and point of purchase at high-risk diarrhea destinations, sample programs to adventure travel and tour companies traveling to such areas, and other highly focused target customer programs.

      In marketing a diet system product line to address Syndrome X symptoms, we intend to leverage the identity we will work to establish in the AIDS/HIV arena through sales of SB-300, and will initially target this community. Similarly to SB-300, we believe we will be able to implement efficient and focused promotion and distribution to the AIDS/HIV community, and then expand our marketing efforts to focus on mass market indications.

      Thus, our initial customer base communities will include:

         -  people with AIDS/HIV suffering from chronic diarrhea;
         -  travelers to high-risk diarrhea destinations;
         -  people with AIDS/HIV exhibiting Syndrome X symptoms
         -  the Syndrome X population at large.

      Both diarrhea and Syndrome X appear to be under-served and under-recognized on most Internet healthcare sites. We believe that the features to be offered on our web site relating to information on these health issues, together with the exclusive access of our web site to our proprietary products, presents an opportunity for our website to become one of the definitive sites for the communities affected by these health concerns for complementary medical alternatives.

Customers and Partners

      The market for dietary supplements in the United States is growing. In recent consumer surveys, 25% to 30% of consumers report having utilized a botanical dietary supplement, and 36% report moderate to heavy use of complementary medicine.

      We believe that our botanicals business has two key initial classes of customers:

         * consumers, primarily in the HIV/AIDS community, the traveler's market, and Syndrome X community to whom we intend to market our first product, SB-300, and our anticipated second anti-Syndrome X diet product line; and

         * mass market and multi-level companies that are interested in licensing or partnering with us for the commercialization of our products.

 Potential SB-300 customers

      Diarrhea in people with HIV and AIDS is a devastating syndrome. In 1997 in the United States, there were an estimated 225,000 people with AIDS and between 650,000 and 900,000 individuals in the United States were believed to be infected with HIV. While fewer people are dying of AIDS, new cases of AIDS and HIV are still increasing and people are now living longer with both AIDS and HIV. Sources indicate that, of the combined HIV and AIDS population in the United States, approximately 20% to 40% suffer from diarrhea at any given time, with an average duration of 90 days per year. Although protease inhibitors and highly active antiretroviral therapy have improved the prognosis for people living with HIV and AIDS, the problem of diarrhea persists. In the majority of cases the symptom is thought to be related to the anti-viral drugs. Diarrhea therefore remains a serious problem that has not been adequately addressed.

      Diarrhea not only compromises the health and quality of life of individuals with AIDS and HIV but also has been shown to increase dramatically the cost of these individuals' medical care. Furthermore, people with chronic diarrhea are forced to restrict their daily activities to accommodate the disruptions caused by this condition because current symptomatic therapies provide either poor relief or undesirable side-effects.

      We believe that a product that normalizes water flow in the bowel and promotes stool formation represents a large, focused and untapped market opportunity. We believe that the competitive promotional response may be limited in this discrete market because no specific dietary supplements or over-the-counter antidiarrheals have targeted this population to date, likely because there are no indication or studies in this patient population and the mechanism of action of anti-motility products is counter-indicated for chronic diarrhea. Further, we hope eventually to build a niche market position by catering specifically to the needs of the HIV/AIDS community with a full product line.

      For the traveler's market, SB-300 provides a natural alternative to currently available treatments which have unpleasant side effects, such as constipation and rebound diarrhea. More than 35 million individuals travel annually to countries that present the risk of traveler's diarrhea.

Potential Partners

      We are actively engaged in partnering discussions with top tier companies in both the mass market and multi-level dietary supplement arenas. No agreements have been reached or entered into to date. We are focusing our partnering efforts initially on the multi-level market arena and then intend to focus on a large mass market, heavily promotional, healthcare deal which will require a longer period of time to negotiate.

Mass Market

      The entrance of large healthcare and consumer products companies into the dietary supplement industry has fueled the expanded placement of botanical dietary supplements beyond local health food stores and into neighborhood grocery stores, drug stores and mass merchandisers. To promote this placement, these companies are spending huge sums on advertising and promotion relative to previous marketing budgets for dietary supplements that rarely topped $1 million. For example, in 1998, American Home Products Corporation spent an estimated $12 million on its Centrum(R) line, Bayer Corporation spent an estimated $35 million on its One-A-Day(R) line of eight products, and Warner-Lambert Company spent an estimated $15 million on its Quanterra(R) line of two products. Such large promotional expenditures are relatively recent because historically sales of single products or even lines of products rarely passed the single-digit million mark. However, industry analysts now report much higher sales figures. For example, American Home Products, Bayer and Warner-Lambert are forecasting combined first year sales of over $100 million for their botanical lines, largely a result of significant promotion. Through increased promotional budgets, companies such as these are educating more consumers about the benefits of herbal and botanical products, thereby increasing consumer trial and repurchase. If these trends continue, the growth of the botanical dietary supplement market could far surpass growth in the past. Each of these product lines is simply a new opportunity of commodity botanical products.

      We believe that another key driver of continued growth will be the introduction of new botanical dietary supplement products. Introduction of new products has in the past not only brought new consumers into the market but also fueled the purchase of other existing botanicals. The large healthcare and consumer products companies are currently tapping into the commonly known commodity botanical products, primarily of European origin. Once growth of these products is maximized, novel proprietary products will be needed, and we believe we are uniquely positioned to meet this need in certain market areas.

      We plan to partner with mass market companies in order to expand the advertising and promotion of our botanical dietary supplement products. Such a partnership would combine the benefits of our new products with the partner's ability to generate large advertising and public relations campaigns for our new product lines, similar to those created for existing consumer product lines. In addition, we could pursue a licensing arrangement, such as that completed between PharmaPrint, Inc. and American Home Products, in which the Shaman name could be co-branded with a product or product line with a partner.

Multi-Level

      Multi-level marketing is a system of network marketing comprised of two components: one-on-one selling and yearly sales conventions. Distributors, usually individuals looking for a home-based business or the opportunity to supplement their regular income, sell products to friends and relatives. Distributors are incentivized to sign-up their friends as distributors, and they receive in return an incentive for all the sales in their network. Hence, the impact is that of an ever-growing customer base that is somewhat captive and more predisposed to purchase than the broad consumer public. In addition, this type of selling makes the emotional impact of product stories very important, as distributors need to believe in the products they are selling to friends.

      The primary form of promotion in the multi-level marketing channel, beyond one-on-one selling, is the yearly sales convention. Each year, all distributors are brought together for a multi-million dollar sales convention. On-stage presentations are given on four to five key new products, or a product line, being launched in the coming year. The history of the products, testimonials and their uses are discussed. Then, distributors are sent back to their homes for another year of selling. During the year, incentives may be given for reaching certain sales quotas on a particular product or product line.

      Dietary supplements have been a mainstay of the multi-level marketing industry. However, botanicals are a newer player on the scene. Some multi-level firms such as AmWay Corporation, with its NutriLite line, and Nu Skin Enterprises, Inc. have embraced the commonly used commodity botanicals. However, it is new products that fuel the growth in multi-level marketing.

      Our botanical products lend themselves to this market for several reasons. We have truly novel products--the lifeblood of this distribution channel. Further, the origins of our products are unique and lend themselves to the type of interesting and emotionally compelling selling stories required for peer-to-peer selling. These would make for entertaining sales convention presentations, featuring famous ethnobotanists and the rainforest. Additionally, our reciprocity and conservation policies provide interesting content for responsible and compelling story-based selling.

Internet

      We intend to use Internet marketing of our proprietary products as a means to achieve high-end branding of our products. We believe that this exclusive access to our proprietary products may be the most important advantage of our ShamanBotanicals.com e-commerce site. The Internet offers an opportunity to provide, within the requirements of the Dietary Supplement Health and Education Act, easily and quickly accessible third-party literature and supportive information on-line. We expect to offer bulletin board postings, community chat rooms, patient security and customization as features on our web site. We also expect to have exclusive access to certain medical experts for medical commentary. Affiliate programs are expected to be important. For example, since diarrhea appears as a side effect in the labeling of over 80% of pharmaceuticals, the indication for our product SB-300 of normalizing water flow in the bowel and promoting stool formation, provides a natural link between the problem caused by these pharmaceutical products and the solution offered by SB-300. Finally, information on our reciprocity programs will be available as well.

Competition

      Competition in the botanical dietary supplement market differs by channel of distribution. Historically, competition within the health food channel was fragmented and made up of over 200 small, mostly privately held companies. More recently, several large consumer healthcare companies have opened up the mass-market channel, including American Home Products with its Centrum(R) Herbal brand, Bayer's introduction of botanical ingredients in their One-A-Day(R) line, and Warner-Lambert's introduction of their Quanterra(R) brand. Overall, the entrance of these companies is expected to broaden consumer acceptance of botanical products and grow the total botanical dietary supplement market, with the mass market becoming the largest, fastest-growing distribution channel. In order to enter this key channel, we intend to partner with a company with direct to consumer promotional capabilities and extensive experience in this market. We believe that a partner in this channel will value the quality and scientific rigor behind our products.

      In the multi-level marketing channel, key players include Shaklee Corporation, Nu Skin Enterprises, Inc., USANA, Inc. and OmniLife. Again, we intend to partner with a top-tier company in this channel. We believe that partners in this channel will appreciate the novel products we have to offer and the compelling stories of their rainforest and traditional use origins.

      There is currently no established leader in marketing dietary supplements through the Internet, although several Internet sites do exist, including AllHerb.com, Mothernature.com, and Greentree.com. The emerging "drugstore " sites such as Drugstore.com and PlanetRx.com also carry some dietary supplements. We intend to start our own website within this distribution channel, with the unique attraction of our own, proprietary products available on the site, particularly targeting the HIV/AIDS community. We have reserved the Internet domain name "ShamanBotanicals.com." We do not expect to compete head-to-head with the existing Internet sites, where there has been little differentiation between sites with respect to product offerings. Rather, ShamanBotanicals.com will focus first on the needs of the HIV/AIDS community, including information and nutritional products particularly important for people with diarrhea and other associated problems. The design of our website will be integral to the launch and sale of our first product, SB-300, via the Internet distribution channel, and other community building initiatives.

Government Regulation

      The term "botanical dietary supplement" is defined by the 1994 Dietary Supplement Health and Education Act as "an herb or other botanical or a concentrate, constituent, extract or combination of any botanical that is intended for ingestion as a tablet, capsule, or in liquid form and is not represented for use as a conventional food or as a sole item of a meal or the diet and is labeled as a dietary supplement." The 1994 Dietary Supplement Health and Education Act specifically outlines how botanical products are to be regulated and treated. Some commonly known commodity botanical dietary supplement products include ginseng, gingko biloba, St. John's wort, and echinacea. This statutory definition also differentiates botanical dietary supplements, vitamins and minerals from conventional foods or food additives. Under the law, botanicals may be sold as dietary supplements with claims as to their effect on the structure or function of the human body, providing the seller has adequate documentation for the claims. Botanical dietary supplements are regulated by the FDA. However, some botanical dietary supplement products require no review or approval to enter the market, while some new products may require the submission of basic safety data prior to marketing. As a result, the FDA regulatory process in the botanical dietary supplement industry is much less rigorous than in the pharmaceutical industry, allowing for much faster market introduction.

      One of the unique provisions of DSHEA is the distinction between new dietary ingredients and old dietary ingredients, which had a history of being marketed in the United States prior to DSHEA. Old dietary ingredients have been "grand-fathered" under the law, allowing them to be commercialized without further FDA review. Our pipeline includes more than 400 botanical candidates that are old dietary ingredients, including several near-term product candidates, and numerous new dietary ingredients candidates.

Pharmaceuticals

Background

      Pharmaceutical companies continually search for innovative products available for in-license to enhance their existing product portfolios. Products that have an entirely different approach or means of accomplishing the desired therapeutic effect than products currently available are particularly in demand. In addition, companies are looking to develop or in-license products that may be more effective and/or less costly than those currently available, or those that could offer an alternative to other, more invasive forms of medical treatment and address the self-medication and quality of life issues of the current aging consumer population.

Strategy

      Until recently, we were primarily focused on discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use. We have conducted human clinical trials with our three lead product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I) and SP-134101 (Phase I) -- targeting five indications. Due to unforeseen delays and costs necessary to complete additional trials for our lead compound, SP-303/Provir for the treatment of diarrhea in people with AIDS, we have chosen to discontinue all pharmaceutical development, manufacturing and marketing activities. We now intend to out-license worldwide marketing rights to our pharmaceutical assets.

Product Discovery and Development Process

      In our efforts to develop pharmaceutical products we previously focused on drugs extracted from plants with a long history of medicinal use. Through this process, we successfully identified and developed a number of pharmaceutical candidates, particularly through the preclinical and early clinical stages. These efforts have produced a portfolio of product candidates for out-license.

Product Candidates

      We conducted human clinical trials with our three leading product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I), and SP-134101 (Phase I) -- targeting five indications. We have discontinued all pharmaceutical development, manufacturing and marketing activities and plan to out-license all of the pharmaceutical applications of our technology.

      The following table describes the major therapeutic areas in which we have had active product development and research. Efforts are being made to out-license all of these pharmaceutical products:


Product         Indication          Status                    Commercial Rights
-------         ----------          ------                    -----------------
Provir          AIDS-associated     Completed Phase III       Shaman
                 diarrhea           study in Q4, 1998.
                                    Completed a Phase II
                                    efficacy study in Q4, 1997

Provir          Watery diarrhea     Completed two Phase II    Shaman
                                    efficacy trials in Q3,
                                    1998. Completed
                                    initial Phase II
                                    efficacy studies in
                                    1996 & 1997

Provir          Pediatric           Formulation to be         Shaman
                 diarrhea           developed

Nikkomycin Z    Endemic mycoses     Completed Phase I study   Shaman
                                    in Q2, 1997.

Nikkomycin Z    Azole-resistant     Initiation of clinical    Shaman
 and Azoles      Candida            program pending pre-
                                    clinical development
                                    by Pfizer

SP-134101       Type II Diabetes    Completed Phase I study   Shaman
                                    in Q1, 1998

Oral            Type II Diabetes    Preclinical,              Ono; Lipha/Merck;
 antihyperglycemic                  29 compounds              and Shaman. Shaman
 compounds                                                    receives royalties
                                                              on sales outside
                                                              the U.S. and
                                                              profit sharing in
                                                              the U.S.


Sales and Marketing

      We intend to out-license worldwide marketing rights to our pharmaceutical assets.

Customers and Partners

      We continue to pursue discussions for the out-licensing of our pharmaceutical assets.

      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to develop jointly our antihyperglycemic drugs. We are currently in negotiations with Lipha/Merck for the discontinuation of this research agreement. Lipha/Merck will make no further research payments. We are in discussions with Lipha/Merck regarding the dissolution of this relationship.

      In May 1995, we entered into a collaborative agreement with Ono Pharmaceutical Co. Ltd. providing for, among other things, three years of funding for the research and development of compounds for the treatment of Type II diabetes. Although the on-going research funding period under such agreement has expired, Ono continues to have contractual obligations to us for the potential payment of milestones and royalties. There can be no assurance that such milestones will be attained or that we will receive any future milestone payments or royalties from Ono.

Competition

      The out-licensing of pharmaceuticals is a competitive enterprise. Although many companies consider licensing opportunities, they often investigate multiple opportunities before settling on a select few. While Shaman is subject to this competition, we have had significant interest in our products based upon their novelty, safety, efficacy, and advanced stages of development. We are actively seeking to out-license our products and we have multiple on-going discussions. To date, these discussions have not resulted in any out-licensing agreements.

Patents and Proprietary Rights

      Proprietary protection for our product candidates, processes and know-how is important to our business. Our policy is to file patent applications to protect technology, inventions and improvements that are considered commercially important to the development of our business. We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We aggressively prosecute and defend our patents and proprietary technology.

      We have 20 U.S. patents issued to date. In addition, we currently have 12 U.S. patent applications pending with the U.S. Patent and Trademark Office and multiple applications filed under the Patent Cooperation Treaty. We do not know whether any of these applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated.

      We have been issued a U.S. patent related to our specific proanthocyanidin polymer compositions designated SP-303/Provir. Specifically, the patent contains composition of matter claims related to SP-303/Provir contained in our SP-303/Provir product. We have also filed foreign applications corresponding to our issued U.S. patents relating to our proanthocyanidin polymer composition. We have been granted patents in Australia, Mexico and New Zealand and have patent applications pending in Canada, Europe, Japan, the Republic of Korea and Singapore.

      We have also filed a U.S. patent application directed to new formulations and methods of using our specific proanthocyanidin polymer composition for treatment of watery diarrhea. These formulations are contained in our SP-303/Provir product.

      We have 10 issued U.S. patents relating to compositions and methods for treating Type II diabetes, as well as reducing hyperglycemia associated with other etiologies. We also have eight additional U.S. patent applications pending that relate to compositions and methods for treating Type II diabetes, as well as reducing hyperglycemia associated with other etiologies. We have filed 11 international applications under the Patent Cooperation Treaty designating a number of foreign countries, as well as applications in Taiwan, corresponding to eleven U.S. applications and plan to file additional corresponding foreign applications within the relevant convention periods.

      We also have one issued U.S. patent and corresponding international patent applications in a number of foreign countries relating to methods for administering and sustained release formulations for anti-fungal agents like nikkomycin Z. The methods and compositions are useful for treatment of fungal infections, particularly candidiasis, the most frequently encountered life-threatening mycoses. We have licensed several patents from Bayer AG relating to the use of nikkomycin Z and the composition and use of nikkomycin Z in combination with other antifungal compounds for the development of antifungal agents.

      There can be no assurance that our pending patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that we would need to license or circumvent. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights; Current Legal Proceedings Regarding Patents and Proprietary Rights."

Community Commitment

The Healing Forest Conservancy

      In January 1990, we formed The Healing Forest Conservancy, a California not-for-profit public benefit corporation which is dedicated to maintaining global biocultural diversity. The Conservancy focuses on conserving plants that have been used traditionally for medicinal and health purposes and conserving the knowledge of cultures that utilize them. We have donated 667 shares of our common stock to the Conservancy's endowment fund. We also plan to donate additional funds when we have achieved profits from product sales, if any, to provide benefits to indigenous peoples in the countries where our source plants are obtained.

The Shaman HIV Investment Trust

      In 1998, we made a commitment to create the Shaman HIV Investment Trust, which provides funding for charitable causes within the HIV/AIDS Community, including services, education and research. We have committed to the Trust a royalty on the first five years of U.S. product net sales of SB-300 which are sold in the HIV/AIDS market. The Trust will be administered independently by a committee of HIV/AIDS community leaders.

The Living With AIDS Initiative

      As part of Shaman's Living with AIDS reciprocity initiative, we are supporting the Trekking with AIDS Dawn Averitt program. Dawn is a 30 year-old woman who has been living with the HIV virus for 11 years. She is an internationally known treatment activist supporting grass-roots efforts to provide education, empowerment, and treatment for all people with AIDS and HIV. She has recently launched on a five month trek of the Appalachian trail to promote awareness for the challenging quality of life issues associated with living with HIV and AIDS. Her broader message is that we all live with challenges and need to take control of our healthcare and quality of life choices, a message right in line with the goals of product development and commercialization at ShamanBotanicals.com.

Employees

      In February 1999, we ceased operations in our pharmaceuticals business and downsized by approximately 60 employees, or 65% of our workforce. As of August 31, 1999, we had 29 employees. The remaining employees are expected to focus their activities primarily on the botanicals business.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to the executive officers, directors and key employees of Shaman as of August 31, 1999:


         Name                 Age                                  Position
-------------------------     ---    --------------------------------------------------------------------------------
Lisa A. Conte............     40     Director, President, Chief Executive Officer, and Chief Financial Officer
Steven R. King, Ph.D.....     41     Senior Vice President, Ethnobotany and Conservation
Gerald M. Reaven, M.D....     71     Senior Vice President, Clinical Research
Thomas Carlson, M.D......     42     Vice President, Medical Ethnobotany
John W.S. Chow, Ph.D.....     47     Vice President, Technical Operations
Tom White................     41     Senior Vice President, Commercial Strategy and Chief Sales and Marketing Officer
G. Kirk Raab (1).........     63     Chairman of the Board
Loren D. Israelsen.......     43     Director
Adrian D.P. Bellamy (2)..     57     Director
Jeffrey Berg.............     52     Director
Herbert H. McDade, Jr (2)     72     Director
M. David Titus (1).......     42     Director

--------------------------
 (1)   Member of the Audit Committee
 (2)   Member of the Compensation Committee

      Lisa A. Conte founded Shaman in May 1989 and currently serves as Shaman's President, Chief Executive Officer, Chief Financial Officer, and Director.
From 1987 to 1989, Ms. Conte was Vice President at Technology Funding, Inc., a venture capital firm, where she was responsible for the analysis and management of healthcare industry investments. From 1985 to 1987, she conducted risk and strategy audits for venture capital portfolio companies at Strategic Decisions Group, a management consulting firm. Ms. Conte received an A.B. in Biochemistry from Dartmouth College, an M.S. in Physiology/Pharmacology from the University of California, San Diego and an M.B.A. from The Amos Tuck School, Dartmouth College.

     Steven R. King, Ph.D. joined Shaman in March 1990. He currently serves as Senior Vice President, Ethnobotany and Conservation and is responsible for coordinating our Scientific Strategy Team. From 1989 to 1990, Dr. King was the chief botanist for Latin America at Arlington, Virginia's Nature Conservancy. He worked in 1988 as Research Associate for the Committee on Managing Global Genetic Resources at the National Academy of Sciences, and was a Doctoral Fellow from 1983 to 1988 at The New York Botanical Garden's Institute of Economic Botany. Dr. King received a B.A. in Human Ecology from the College of the Atlantic and M.S. and Ph.D. degrees in Biology from City University of New York.

     Gerald M. Reaven, M.D. joined Shaman as a consultant in February 1995 and became an employee in July 1995. He currently serves as Senior Vice President, Clinical Research. Dr. Reaven came to Shaman from the Stanford University School of Medicine where he served as a faculty member since 1960 and a Professor of Medicine since 1970. Over the last 20 years, Dr. Reaven served as head of the Division of Endocrinology and Metabolic Diseases, Division of Gerontology and director of the General Clinical Research Center. Dr. Reaven also served as head of the Division of Endocrinology, Gerontology and Metabolism at Stanford University School of Medicine, and Director of the Geriatric Research, Education and Clinical Center, at the Palo Alto Veterans Affairs Medical Center. Dr. Reaven received his A.B., B.S. and M.D. from the University of Chicago.

     Thomas Carlson, M.D. joined Shaman in October 1992. He currently serves as Vice President, Medical Ethnobotany and is responsible for developing ethnobotancial field research and coordinating clinical studies. Dr. Carlson has conducted research with traditional healers in over 40 different indigenous groups in 15 different tropical countries. Prior to joining Shaman, from 1990 to 1992, Dr. Carson practiced General Pediatrics at Kaiser Permanente in Santa Clara, California and worked at the Aravind Childrens and Eye Hospitals in Madurai, India on child malnutrition and blindness. From 1987 to 1990, Dr. Carlson completed his Internship and Residence in Pediatrics at Stanford University Medical Center. Dr. Carlson received his M.D. from Michigan State University and a B.S. and M.S. in Botany from the University of Michigan.

     John Chow joined Shaman in April 1998 as Vice President of Technical Operations. Prior to joining Shaman, from December 1997 to April 1998, Dr. Chow served as Director, Product and Technology Evaluation at Bristol-Myers Squibb Company, where he performed technical due diligence toward the acquisition and licensing of various dosage forms and technologies and reviewed and approved new product specifications. Prior to holding this position, from July 1980 to December 1997, Dr. Chow held other positions, also with Bristol-Myers Squibb Company, where he was responsible for developing strategies for manufacturing consolidation, facilitating technology transfers of new and existing products, and directing technical operations of an international plant. Dr. Chow received a B.S. in Pharmacy from Washington State University, a Ph.D. in Pharmaceutical Chemistry from Ohio State University and an M.B.A. in Pharmaceutical/Chemical Studies from Fairleigh Dickinson University.

     Tom White joined Shaman in May 1999 as Senior Vice President, Commercial Strategy, and Chief Sales and Marketing Officer. Prior to joining Shaman, from April 1998 to May 1999, Mr. White served as Executive Vice President, General Manager Functional Food & Beverages at Weider Nutrition International. Prior to that, from June 1995 to March 1998, he was a Principal in the firm of White, Smith-White & Partners, a consumer products consulting firm, and from August 1993 to May 1995, he served as Director of Marketing for Pete's Brewing Company. Mr. White received his B.A. in Journalism from the University of Missouri, and his M.S. in Advertising from Northwestern University.

     G. Kirk Raab became a director in January 1992 and Chairman of the Board in September 1995. Mr. Raab was President, Chief Executive Officer and director of Genentech, Inc. from February 1990 to July 1995 and President, Chief Operating Officer and director from February 1985 to January 1990. Before joining Genentech, Mr. Raab was associated with Abbott Laboratories, serving as President, Chief Operating Officer and director. Mr. Raab is also Chairman of the Board of Connectics, Inc., Oxford GlycoSciences (UK) Ltd. and LXR Biotechnology, Inc., and is a director of Bridge Medical, Inc., Accumetrics, Inc. and Applied Imaging Corporation. Mr. Raab holds a B.A. in Political Science from Colgate University.

     Loren D. Israelsen became a director in April 1999. Mr. Israelsen has been President of LDI Group, a consulting firm specializing in dietary supplement and phytomedicine issues, since 1997. From 1990 to 1997, Mr. Israelsen practiced law at a private firm. From 1981 to 1990, Mr. Israelsen served in various positions at Murdock International Corporation, including President from 1989 to 1990, Vice President of Strategic Development from 1986 to 1989 and General Counsel from 1981 to 1986. While acting as Vice President of Strategic Development, he identified and negotiated several license agreements to bring the world's leading phytomedicines, including Ginkgo biloba extract, milk thistle extract, echinacea, evening primrose oil, and saw palmetto extract, to the United States. Mr. Israelsen has served as General Counsel/Vice President to the American Herbal Products Association, Co-counsel to the European American Phytomedicine Coalition, industry liaison to FDA's expert advisory committee on Ephedra and advisor to the Natural Products Quality Assurance Alliance, the Office of Technology Assessment and the Office of Dietary Supplements. Since 1992, he has served as Executive Director of the Utah Natural Products Alliance, which was instrumental in developing and passing the Dietary Supplement Health and Education Act of 1994.

     Adrian D.P. Bellamy became a director in October 1997. Since April 1995, Mr. Bellamy has served as Chairman and a director of each of Airport Group International Holdings, L.L.C. and Gucci Group N.V. From September 1983 to April 1995, Mr. Bellamy served as Chairman of the Board of Directors and Chief Executive Officer of DFS Group Limited, a specialty retailer. He received a B.A. in Communications and an M.B.A. from the University of South Africa. Mr. Bellamy is a director of The Body Shop, Inc., The Body Shop International PLC, The Gap, Inc., Paragon Trade Brands, Inc. and Williams-Sonoma, Inc.

     Jeffrey Berg became a director in June 1998. Mr. Berg has been the Chairman and Chief Executive Officer of International Creative Management, Inc. since 1985. Mr. Berg, one of the leading agents in the entertainment industry, has been in the entertainment industry for over 25 years. Mr. Berg received a B.A. from the University of California at Berkeley and a Master of Liberal Arts from the University of Southern California. He served as Co-Chair of the California Information Technology Council and is a director of each of Oracle Corporation and Excite, Inc.

     Herbert H. McDade, Jr. became a director in October 1991. He has served as Chairman of the Board and Chief Executive Officer of Chemex Pharmaceuticals, Inc. since February 1989 and as Chief Executive Officer from February 1989 through January 1996, when Chemex Pharmaceuticals merged with Access Pharmaceutical Corporation and the combined entity changed its name to Access Pharmaceutical Corporation Inc. From October 1986 to January 1988, Mr. McDade was Chairman, President and Chief Executive Officer of Armour Pharmaceuticals, Inc., after previously serving as President, International Health Care Division of the Revlon Health Care Group. Mr. McDade holds a B.S. in Biology from the University of Notre Dame and a B.P.H. in Theology and Philosophy from Laval University. He is Chairman of the Board of Access Pharmaceutical Corporation and a director of Cytrx, Inc., Discovery Ltd. and several privately held companies.

     M. David Titus became a director in April 1990. Mr. Titus is currently a General Partner of Windward Ventures Management, L.P., a venture capital firm, which he founded in November 1997. Prior to founding Windward Ventures Management, L.P., Mr. Titus was Managing Director of Windward Ventures, a venture capital consulting and investment firm, which he founded in 1993. From May 1986 to December 1992, he served in various capacities at Technology Funding, Inc., a venture capital firm, including Group Vice President, Technology Funding, Inc., and General Partner of Technology Funding Limited. Prior to joining Technology Funding, Inc. in May 1986, Mr. Titus was a founder and Senior Vice President of the Technology Division of Silicon Valley Bank. Mr. Titus earned a B.A. in Economics from the University of California, Santa Barbara. He is a director of several privately held companies.

Number of Directors; Relationships

      Our bylaws authorize the board to fix the number of directors serving on the board, provided that such number shall not be less than five nor more than nine. The number of directors is currently fixed at seven. All directors hold office until the second annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, or until their successors have been duly elected and qualified.

      There are no family relationships among our executive officers or directors.

Committees of the Board of Directors

      Shaman's board of directors has an audit committee which is primarily responsible for annually recommending independent auditors for appointment by the board, for reviewing the services performed by our independent auditors and reviewing reports submitted by the independent auditors. The audit committee includes two directors, Messrs. Titus and Raab.

      The board also has a compensation committee, which is comprised of Messrs. McDade and Bellamy. The compensation committee reviews and approves our general compensation policies and practices, sets compensation levels for our executive officers and administers our 1992 Stock Option Plan and other employee benefits programs.

Director Compensation

      Each non-employee is reimbursed for reasonable expenses incurred in connection with their attendance at such meetings.

      The information given below is for historical purposes because each member of the board of directors has agreed to surrender their outstanding options to purchase shares of our common stock.

      Shaman's non-employee directors receive stock options under our 1992 Stock Option Plan. See "1992 Stock Option Plan."

      On June 30, 1998, Mr. Berg received an option to purchase 1,000 shares of common stock in connection with his initial appointment to the board pursuant to the automatic grant provision of the 1992 Stock Option Plan. The option has an exercise price of $67.50 per share, the fair market value per share of the common stock on the grant date. Mr. Berg has agreed to surrender these options.

      On May 15, 1998, Messrs. McDade, Raab, Titus and Bellamy each received an option grant for 375 shares of common stock under the automatic option grant provisions of the 1992 Stock Option Plan. These options have an exercise price per share of $98.75, the fair market value per share of common stock on that date. Each of these directors has agreed to surrender these options.

      On October 20, 1998, the compensation committee, as administrator of the 1992 Stock Option Plan, implemented an option cancellation/regrant program for certain key consultants and non-employee directors, other than the members of the compensation committee, holding options under the plan. Pursuant to this program, each eligible non-employee director was given the opportunity to surrender his outstanding options under the 1992 Stock Option Plan with exercise prices in excess of $28.75 per share in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the October 20, 1998 grant date of the new option. To the extent the higher-priced option was exercisable for any option shares on the October 20, 1998 cancellation date, the new option granted in replacement of that option would become exercisable for those shares in a series of 12 successive equal monthly installments upon the optionee's completion of each month of service over the one-year period measured from the October 20, 1998 grant date. The option would become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option. The following non-employee directors participated in the October 20, 1998 cancellation/regrant program with respect to the indicated number of option shares: Mr. Raab, 17,214 shares with a weighted average exercise price of $110.56 per share; Mr. Titus, 2,914 shares with a weighted average exercise price of $128.48 per share; Mr. Berg, 1,000 shares with a weighted average exercise price of $67.50 per share. Each of these directors has agreed to surrender such options.

      On May 1, 1997, the board of directors approved a consulting arrangement with Mr. Titus, one of its non-employee directors pursuant to which he is to serve as a consultant to Shaman on financing matters and financial operations. Under this arrangement, Mr. Titus was paid consulting fees in the amount of $36,000 for the 1998 fiscal year. This arrangement expired in June 1998. As part of his initial consulting arrangement, Mr. Titus was granted an option to purchase up to 700 shares of common stock under the discretionary option grant program in effect under the 1992 Stock Option Plan. Such option has an exercise price of $107.50 per share, the fair market value of our common stock on the May 22, 1997 grant date of that option and is exercisable in full at any time prior to May 22, 2007. This option was surrendered on October 20, 1998 under the option cancellation/regrant program, in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share. The option would have become exercisable in a series of 12 successive equal monthly installments over the one-year period measured from the October 20, 1998 grant date, however, Mr. Titus has agreed to surrender this option.

      In August 1995, we entered into a consulting arrangement with Mr. G. Kirk Raab, Chairman of the Board. As consideration for special consulting services Mr. Raab performed under the consulting arrangement, Mr. Raab was paid an annual consulting fee of $100,000. In addition, he was granted an option for 10,000 shares of common stock on August 21, 1995 with an exercise price per share of $110.00, the fair market value per share of common stock on that date. The option was granted under the discretionary option grant provision of the 1992 Stock Option Plan, and the option would have become exercisable in a series of 48 successive equal monthly installments over the four-year period measured from the August 21, 1995 grant date, provided Mr. Raab continued to render services to us pursuant to his consulting arrangement. This option was surrendered on October 20, 1998 under the option cancellation/regrant program, in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share. Mr. Raab has agreed to surrender this replacement option. In addition, in connection with his services as a director and as Chairman of the Board, Mr. Raab received an annual retainer fee of $60,000, payable after each annual meeting of stockholders so long as Mr. Raab continued to render services to us as Chairman of the Board. We paid a total of $66,667 of the consulting fees in cash and on November 7, 1998, issued 6,783 shares of common stock in payment of his consulting services for the 1998 fiscal year. Shaman and Mr. Raab have agreed to terminate the compensation component of his consulting arrangement and no further payments are to be due under this arrangement. Mr. Raab still serves as Chairman of the Board.

      In January 1999, we entered into a consulting agreement with Mr. Loren D. Israelsen, a director and officer, pursuant to which he served as interim Chief Executive Officer of our ShamanBotanicals.com division. Under this agreement, Mr. Israelsen was paid a total of $30,000 for his services in January and February 1999. In addition, upon further funding of Shaman, Mr. Israelsen is to be paid $10,000 in deferred consulting expenses and an additional $150,000 project retainer to help close a corporate deal for the ShamanBotanicals.com division. Such retainer will be paid in three installments during the third quarter of 1999. Mr. Israelsen will also receive a success payment for each corporate partnership as a percentage of the up front fee received from such partner, which fee varies from two to five percent depending upon the timing of closing such partnership.

Compensation Committee Interlocks and Insider Participation

      During the 1998 fiscal year, Herbert H. McDade and Adrian D.P. Bellamy served as members of the compensation committee of the board of directors. No member of the compensation committee was, at any time during the 1998 fiscal year or at any earlier time, an officer or employee of Shaman. No executive officer of Shaman serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Shaman's board of directors or compensation committee.

Executive Compensation

      The following table sets forth the compensation earned, for services rendered in all capacities to us, for each of the last three fiscal years by Shaman's Chief Executive Officer and the four other highest paid executive officers serving as such at the end of the 1998 fiscal year whose salary and bonus for that fiscal year was in excess of $100,000. The individuals named in the table will be referred to in this prospectus as the Named Officers. No other executive officer who would otherwise have been included in such table on the basis of fiscal year 1998 salary and bonus resigned or terminated employment during the year.


                                             SUMMARY COMPENSATION TABLE
                                                                                        Long-Term
                                              Annual Compensation                      Compensation
                         ------------------------------------------------------------- ------------
                                                                                          Awards
                                                                                        ---------
                         --------------------------------------------------------------------------
                                                                               Other       Securities
                                                                               Annual      Underlying     All Other
                                                  Salary                       Compen-       Options/      Compen-
  Name and Principal Position          Year        ($)(1)       Bonus ($)       sation($)     SARS (#)     sation($)
-------------------------------       ----      ----------     ---------       ----------    ---------    ---------

Lisa A. Conte, President,             1998      311,537(2)       3,000(3)           --       102,250(4)       --
  Chief Executive Officer             1997      312,901(5)      91,689(6)           --        14,750(4)       --
  and Chief Financial Officer         1996      286,190(7)      53,000(8)           --         5,250(4)       --

Gerald M.  Reaven, M.D.               1998      243,015          3,000(3)           --        10,750          --
  Senior Vice President,              1997      239,114         25,000(9)           --            --          --
  Medical and Clinical Advisor        1996      227,878          3,000              --           250          --

Atul S. Khandwala, Ph.D. (10)         1998      177,474          3,000(3)      125,531(11)     2,000      66,356(12)
  Former Senior Vice President,       1997      226,031         20,000(9)           --            --      82,217(13)
  Development and Chief               1996      187,563          3,000          51,200(14)     6,250     106,399(15)
  Regulatory Officer

Steven R. King, Ph.D.                 1998      179,329          3,000(3)           --         7,440          --
  Senior Vice President,              1997      176,202         40,000(9)           --            --          --
  Ethnobotany and Conservation        1996      171,822          3,000              --         2,750          --

James E. Pennington, M.D. (16)        1998      257,544          3,000(3)           --         6,250          --
  Former Senior Vice President,       1997       58,490         70,000(17)          --         6,250          --
  Clinical Research and               1996           --             --              --            --          --
  Chief Medical Officer
  Officer

Laurie Peltier(18),                   1998      152,654          3,000(3)           --         3,250      25,000(19)
  Vice President, Project             1997       87,674         20,000(20)          --         2,750      19,223(21)
  Coordination                        1996           --             --              --            --          --


------------------
(1) Includes amounts deferred under our Internal Revenue Code Section 401(k) Plan and Section 125 Plan.
(2) Includes $59,573 and $13,431 attributable to child care costs and family travel, respectively.
(3) Represents all employees bonus paid in 1998 for achievement of milestones in 1997.
(4)   Ms. Conte has agreed to surrender all of her currently held options.
(5) Includes $61,214 and $27,287 attributable to child care costs and family travel, respectively.
(6)   Includes $75,000 paid in 1998 for achievement of milestones in 1997.
(7) Includes $49,646 and $16,858 attributable to child care costs and family travel, respectively.
(8)   Includes $50,000 paid in 1997 for achievement of milestones in 1996.
(9)   Represents bonus paid in 1998 for achievement of milestones in 1997.
(10)  We accepted the resignation of Dr. Khandwala  effective  October 2, 1998.
(11)  Represents amount paid in common stock for services rendered.
(12) Includes $3,000 received as a housing subsidy, $2,018 for travel expenses and $61,338 for indebtedness for which repayment was forgiven.
(13) Includes $16,500 received as a housing subsidy, $1,164 for travel expenses and $64,553 in indebtedness for which repayment was forgiven.
(14)  Represents fees received from consulting services.

(15) Includes $13,445 received as a housing subsidy, $23,746 for moving and relocation expenses, $1,562 for travel expenses and $67,646 in indebtedness for which repayment was forgiven.
(16) Dr. Pennington joined us in September 1997. In 1997, he earned $58,490, based on an annual salary of $255,000. Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with the our restructuring.
(17) Includes $60,000 sign-on bonus and $10,000 bonus paid in 1998 for achievement of milestones in 1997.
(18) Ms. Peltier joined us in June 1997. In 1997, she earned $87,674, based on an annual salary of $150,000.
(19)  Represents closing costs on the sale of  Ms. Peltier's former residence.
(20) Includes $10,000 sign-on bonus and $10,000 bonus paid in 1998 for achievement of milestones in 1997.
(21)  Represents moving and relocation expenses.


Stock Option and Stock Appreciation Rights under our 1992 Stock Option Plan

      The following table contains information concerning the grant of stock options under our 1992 Stock Option Plan to the Named Officers during the 1998 fiscal year. Except for the limited stock appreciation right described in footnote (2) below which formed part of the option grant made to each Named Officer, no stock appreciation rights were granted to such Named Officers during the 1998 fiscal year.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                     Potential Realizable Value at
                                                                  Assumed Annual Rates of  Stock Price
                   Individual Grants                                 Appreciation for Option Term (1)
-------------------------------------------------------    ----------------------------------------------------
                                             % of Total
                             Number           Options
                             of               Granted
                             Securities          to
                             Underlying       Employees       Exercise
                             Options/SARs     in Fiscal        Price       Expiration
 Name(*)                     Granted(#)(2)       Year       ($/Share)(3)       Date          5%           10%
---------------------        -------------    ----------    ------------   ----------    ---------    ----------
Lisa A. Conte(4)                27,250          14.60%          25.62       09/17/08      $439,059    $1,112,663
                                75,000          40.19%          25.62       09/17/08     1,208,421     3,062,376

Gerald M. Reaven, M.D.          10,750           5.76%          25.62       09/17/08       173,207       438,941

Atul S. Khandwala, Ph.D. (5)     2,000           1.07%          28.75       10/19/08         4,221         8,535

Steven R. King, Ph.D.            7,440           3.99%          25.62       09/17/08       119,883       303,808

James Pennington, M.D. (6)       6,250           3.35%          25.62       09/17/08       100,702       255,198

Laurie Peltier                   2,750           1.47%          25.62       09/17/08        44,309       112,287
                                   500           0.27%          25.62       09/17/08         8,053        20,413

-----------------

(1) Potential realizable value is based on assumption that the market price of the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the 10-year option term. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. As of March 31, 1999, the exercise price of all options was significantly higher than the trading price of the stock on that date.

(2) Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with Shaman. Except for the options for 75,000 shares granted to Ms. Conte, 2,000 shares granted to Mr. Khandwala and 500 shares granted to Ms. Peltier, each option granted to the Named Officers in fiscal 1998 were part of the September 18,1998 cancellation/regrant program. Accordingly, to the extent the cancelled option for the same number of shares was exercisable for any of those shares on the September 18, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of 12 successive equal monthly installments upon his or her completion of each month of service over the one-year period measured from the September 18, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over her period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled option. The options for 75,000 shares to Ms. Conte and 500 shares to Ms. Peltier will become exercisable for 12.5% of the option shares upon completion of 6 months of service measured from the grant date, and the balance of the option shares will become exercisable in a series of 42 successive equal monthly installments over the optionee's period of continued service thereafter. The option for 2,000 shares to Mr. Khandwala will become exercisable in a series of six successive equal monthly installments over the optionee's period of continued service thereafter. However, each of the options granted to the named executive officers will become immediately exercisable in full upon an acquisition of Shaman by merger or asset sale, unless the option is assumed by the successor entity. Each option includes a limited stock appreciation right which will result in the cancellation of that option, to the extent exercisable for vested shares, upon the successful completion of a hostile tender for securities possessing more than 50% of the combined voting power of our outstanding voting securities. In return for the cancelled option, the optionee will receive a cash distribution per cancelled option share equal to the excess of (1) the highest price paid per share of our common stock in such hostile tender offer over (2) the exercise price payable per share under the cancelled option.

(3) The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the compensation committee, as administrator of the 1992 Stock Option Plan, to apply a portion of the shares purchased under the option or to deliver existing shares of common stock in satisfaction of such tax liability.

(4)   Ms. Conte has agreed to surrender all of her currently held options.

(5)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.

(6) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.

Option Exercises and Holdings

      The following table provides information with respect to the Named Officers concerning the exercise of options during the 1998 fiscal year and unexercised options held as of December 31, 1998. No stock appreciation rights were exercised during such fiscal year, and except for the limited stock appreciation right described in footnote (2) to the Stock Option/SAR Grants Table which forms part of each outstanding stock option, no stock appreciation rights were outstanding at the end of that fiscal year.

                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION VALUES


                                            Value
                                           Realized                                 Value of Unexcercised
                                           (Market                                   In-the-Money Options
                                           price at                                   at FY-End (Market
                               Shares      exercise     No. of Securities              price of shares at
                              Acquired     date less  Underlying Unexercised         FY-End less exercise
                                 on        exercise     Options at FY-End (#)             price) ($)(1)
         Name                 Exercise       price)  -----------------------------  ---------------------------
                                (#)         ($)(2)     Exercisable   Unexercisable  Exercisable   Unexercisable
--------------------------   ----------   ----------  ------------   -------------  -----------   -------------
Lisa A. Conte(3)                 --           --          4,771          101,229      $130,961      $1,265,364

Gerald M. Reaven, M.D.           --           --          2,687            8,062       $33,594        $100,781

Atul S. Khandwala, Ph.D.(4)      --           --            667            1,333        $6,247         $12,493

Steven R. King, Ph.D.            --           --          2,075            5,648       $25,902         $70,598

James Pennington, M.D.(5)        --           --            781            5,469        $9,766         $68,359

Laurie Peltier                   --           --            281            2,969        $3,516         $37,106



-----------------

(1) Based on the fair market value of our common stock on December 31, 1998 of $38.12 per share, the Nasdaq National Market trading price at the close of business that same day. As of March 31, 1999, these options had very little value since the exercise price of all options was significantly higher than the trading price of the stock on that date.

(2) Equal to the closing selling price of the purchased shares on the option exercise date less the exercise price paid for such shares.

(3)   Ms. Conte has agreed to surrender all of her currently held options.

(4)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.

(5) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.

Option Repricings

      We implemented a special option cancellation/regrant program for all of our employees, including executive officers, holding stock options with an exercise price per share in excess of the fair market value of our common stock on the regrant date. The cancellations/regrants were effected on September 18, 1998, and a number of outstanding options with an exercise price in excess of $25.62 per share were surrendered for cancellation and new options for the same aggregate number of shares were granted with an exercise price of $25.62 per share.

      The following table sets forth information with respect to each of the Named Officers concerning his or her participation in the option cancellation/regrant program effected on September 18, 1998. We have not implemented any other option cancellation/regrant programs in which our executive officers have participated.

                                     Number of      Market                               Length of
                                     Securities     Price of     Exercise               Option Term
                                     Underlying     Stock at     Price at               Remaining at
                                     Options        Time of       Time of                 Date of
                                     Repriced      Repricing     Repricing     New       Repricing
                        Repricing        or           or           or        Exercise        or
    Name                  Date       Amended(1)    Amendment    Amendment     Price       Amendment
------------------      ---------    ----------    ---------    ---------    ---------    ---------
Lisa A. Conte(2)         9/18/98          500        $25.62      $ 70.00       $25.62     6.4 years
                         9/18/98        6,750         25.62        70.00        25.62     6.4 years
                         9/18/98        5,000         25.62       137.50        25.62     7.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years
                         9/18/98       14,750         25.62       100.32        25.62     8.4 years

Gerald M.                9/18/98       10,000        $25.62      $ 72.50       $25.62     6.4 years
  Reaven, M.D.           9/18/98          500         25.62        70.00        25.62     6.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years

Atul S. Khandwala,           ---          ---           ---          ---          ---           ---
  Ph.D.(3)

Steven R. King, Ph.D.    9/18/98        1,750        $25.62      $105.00       $25.62     6.2 years
                         9/18/98        1,250         25.62        70.00        25.62     6.4 years
                         9/18/98        1,190         25.62        70.00        25.62     6.4 years
                         9/18/98          500         25.62        70.00        25.62     6.4 years
                         9/18/98        2,500         25.62       137.50        25.62     7.4 years
                         9/18/98          250         25.62       117.50        25.62     8.1 years

James Pennington,        9/18/98        6,250        $25.62      $121.26       $25.62     9.0 years
  M.D.(4)

Laurie Peltier           9/18/98        2,000        $25.62      $118.76       $25.62     8.8 years
                         9/18/98          750         25.62       118.76        25.62     8.8 years

----------------------

(1) As of March 31, 1999, the exercise price of the options was significantly higher than the trading price of stock on that date.
(2)   Ms. Conte has agreed to surrender all of her currently held options.
(3)   We accepted the resignation of Dr. Khandwala effective October 2, 1998.
(4) Dr. Pennington was terminated effective February 19, 1999 due to the elimination of his position in connection with our restructuring.

1992 Stock Option Plan

      Our 1992 Stock Option Plan was adopted by the board of directors on December 16, 1992, and has been amended several times since its adoption. The 1992 Stock Option Plan will terminate on December 31, 2008. As of June 15, 1999, 7,000,000 shares of common stock have been authorized for issuance under the 1992 Stock Option Plan. In addition, on February 1, 2000, the number of shares of common stock issuable under the 1992 Stock Option Plan will automatically increase by that number of shares which, when added to the number of shares subject to then outstanding options under the 1992 Stock Option Plan and the number of shares available for future option grant under the 1992 Stock Option Plan immediately prior to such increase, will equal the lesser of (i) 25,000,000 shares or (ii) twenty percent (20%) of the sum of (i) the number of voting shares of Shaman's capital stock outstanding at that time plus (ii) the number of shares of common stock subject to the then outstanding options under the 1992 Stock Option Plan plus (iii) the number of shares available for future option grant under the 1992 Stock Option Plan, after taking such increase into account. As of July 13, 1999, approximately 27,608 shares of common stock had been issued under the 1992 Stock Option Plan, 60,970 shares of common stock were subject to outstanding options, and 6,911,422 shares of common stock were available for future option grant. The share reserve under the 1992 Stock Option Plan has an automatic share increase feature.

      Subject to adjustment from time to time, the maximum number of shares of common stock for which any one individual participating in the 1992 Stock Option Plan may be granted stock options or separately exercisable stock appreciation rights per calendar year, beginning with the 1999 calendar year, is 5,000,000 shares.

      The 1992 Stock Option Plan contains two separate option grant programs:

         * A discretionary option grant program under which key employees, non-employee directors and consultants may be granted options to purchase shares of common stock at a fixed price per share, and

         * An automatic option grant program under which eligible non-employee directors will automatically receive a special one-time option grant.

      Options granted under the discretionary option grant program are either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the automatic option grant program are non-statutory options.

      The board of directors may terminate the 1992 Stock Option Plan at any time. Any options outstanding at the time of such termination will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The 1992 Stock Option Plan will, however, automatically terminate on the date all shares available for issuance are issued as vested shares or cancelled pursuant to the exercise, surrender or cash-out of outstanding options under the plan.

      Discretionary Option Grant Program

      The compensation committee of the board of directors administers the discretionary option grant program. The compensation committee, as administrator of this program, has full authority to determine the eligible individuals who are to receive option grants and/or stock appreciation rights, the type of option, either incentive stock option or non-statutory stock option, or stock appreciation right, either tandem or limited, to be granted, the number of shares to be covered by each granted option or right, the date or dates on which the option or right is to become exercisable and the maximum term for which the option or right is to remain outstanding.

      Options granted under this program may either become exercisable in periodic installments over the individual's period of service or may be immediately exercisable for all the option shares at the exercise price paid per share in the event the individual leaves our service prior to vesting in these shares. Under the discretionary option grant provision of the 1992 Stock Option Plan, we may grant options, for incentive stock option grants, at an exercise price equal to the fair market value on the date of grant or, for non-statutory grants, at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with us. Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee will not acquire any shareholder rights with respect to the option shares until the option is exercised and the purchase price is paid for the shares.

      The option price may be paid in cash or in shares of common stock held by the optionee. The compensation committee may also permit an option holder to pay the option price for the purchased shares through a loan payable in installments over a period of years.

      In the event we are acquired, whether by a merger or asset sale, each option at the time outstanding will automatically become exercisable for all of the option shares at the time subject to such option and may be exercised for any or all of such shares. However, an outstanding option will not so accelerate if it is to be assumed by the successor corporation or the acceleration of such option is subject to other limitations imposed by the compensation committee at the time of the grant.

      The compensation committee also has full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options in the event of a change in control of Shaman, whether by hostile tender offer for more than 50% of the outstanding voting stock or proxy contest of the election of board members, so that each such option will become exercisable, immediately prior to such change in control, for the total number of shares of common stock at the time subject to such option.

      Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent grant under the 1992 Stock Option Plan. In addition, unvested shares issued under the Plan and subsequently repurchased by us at the option exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the 1992 Stock Option Plan. However, shares subject to any option surrendered or cancelled in accordance with the stock appreciation right provisions of the 1992 Stock Option Plan will not be available for subsequent grants.

      Automatic Option Grant Program

      All grants under the automatic option grant program must be in strict compliance with the express provisions of that program and no administrative discretion will be exercised by the compensation committee of the board of directors. Under the automatic option grant program each non-employee director will receive:

      * On February 1, 2000, a one-time option grant if he or she is serving as a non-employee director at that time. The option will allow each such non-employee director to purchase that number of shares of common stock equal to one half of one percent of the number of voting shares of Shaman's capital stock outstanding at that time; and

      * Upon his or her initial appointment or election to the board of directors, a special one-time option grant for that number of shares of common stock equal to one half of one percent of the number of voting shares of Shaman's capital stock outstanding on February 1, 2000, provided such individual has not previously been employed by Shaman.

      Each option granted under the automatic option grant program will have an exercise price per share equal to the fair market value per share of common stock on the grant date payable in cash or shares of common stock, and a maximum term of ten years, subject to earlier termination upon the optionee's cessation of board service. The grant will become exercisable for the option shares in a series of 48 successive equal monthly installments over the optionee's period of continued board service, measured from the grant date. However, the option will become immediately exercisable for all of the option shares in the event of an acquisition of Shaman by merger or asset sale or a hostile takeover by tender offer for more than 50% of the outstanding voting stock or proxy contest for board membership.

      In addition, each option grant will be automatically cancelled upon the successful completion of a hostile tender offer for more than 50% of Shaman's outstanding voting securities. In return, the optionee will be entitled to a cash distribution from Shaman in an amount per cancelled option share equal to the excess of (1) the highest price per share of common stock paid in connection with the tender offer over (2) the exercise price payable for such share.

401(k) Plan

      We have a tax qualified salary deferral program under Section 401(k) of the Internal Revenue Code. Under this program, any employee of Shaman may elect to contribute up to 20% of his or her eligible earnings per pay period, up to the maximum amount permitted per calendar year under the Federal tax laws. The contributed earnings are credited to the employee's account under the 401(k) Plan, and the account is held in trust as part of the plan assets. Each account under the 401(k) Plan will be adjusted periodically to reflect its share of the investment gains, earnings and losses of the trust fund, and the employee may receive an in service loan distribution until the individual leaves Shaman's employ, dies or becomes disabled. Alternatively, a terminated employee may defer the distribution of the account balance until age 65. Although the 401(k) Plan permits us to make contributions to the plan which either match in whole or in part the salary deferral contributions made by the participants or which are otherwise to be allocated to the accounts of participants on the basis of their eligible earnings for the plan year for which such contribution is made, we have to date made no contributions to the 401(k) Plan.

Employment Contracts, Termination Agreements and Change of Control Agreements

      On March 15, 1999, the board of directors approved a change in control provision concerning severance benefits for key executives. Pursuant to this provision, should their employment with us terminate within 12 months after a change in control, for any reason other than for cause, they will be entitled to receive in one lump sum payment the cash equivalent of 12 months of base salary plus any benefits to which they would otherwise be entitled. In connection with these severance benefits, we have agreed to pay the premiums for any COBRA coverage to which these individuals or their spouse or dependents are entitled under a company sponsored medical plan after a change in control. In addition, in the event of a change in control, all of the options held by such key executives will automatically become fully vested and exercisable. Such executives' exercisable shares will be fixed at the termination of their employment, and they will have a period of 90 days from their termination date to purchase such exercisable shares, as set forth in the stock option agreements applicable to their options.

      On May 27, 1998, we entered into a letter agreement with Stephanie C. Diaz pursuant to which she served as Vice President, Chief Financial Officer, commencing in June 1998. Pursuant to the letter agreement, Ms. Diaz was paid an annual salary of $135,000 in addition to a $15,000 sign-on bonus. In addition, Ms. Diaz was granted an option for 2,250 shares of common stock on June 30, 1998 with an exercise price per share of $67.50, the fair market value per share of common stock on that date. The option became exercisable for 12.5% of the option shares upon completion of six months of employment and for the balance of the option shares in 42 equal monthly installments over the next 42 months of employment. In the event Ms. Diaz's employment is terminated other than for cause, she was to be paid salary and benefits for six months or until she obtained full-time employment, whichever occurs first. Ms. Diaz resigned from Shaman effective January 4, 1999. In connection with a revised agreement, Ms. Diaz received a payment of three months salary and the continuance of the exercise period under existing options for a period of 12 months following termination of her employment.

      On March 30, 1998, we entered into a letter agreement with John W.S. Chow, Ph.D. pursuant to which he was served as Vice President, Technical Operations, commencing in May 1998. Pursuant to the letter agreement, Dr. Chow was to be paid an annual salary of $165,000 in addition to the sign-on bonus paid to him in the amount of $10,000, and he was to be reimbursed, in an amount not to exceed $25,000, for closing costs incurred in the sale of his former residence in New Jersey and the purchase of his new residence in the Bay Area. Dr. Chow will, however, be obligated to repay a prorated portion of both the sign-on bonus and the reimbursed closing costs should he resign from Shaman within two years after his hire date. Dr. Chow was also granted an option for 2,500 shares of common stock on May 15, 1998 with an exercise price per share of $98.75, the fair market value per share of common stock on that date. The option will become exercisable in a series of monthly installments over the four year period measured from the grant date as follows: 10% of the option shares will become exercisable upon his completion of six months of employment measured from such grant date, an additional 30% of the option shares will become exercisable in a series of 18 successive equal monthly installments upon his completion of each additional month of employment over the next 18 months thereafter, and the remaining 60% of the option shares will become exercisable in a series of 24 successive equal monthly installments upon his completion of each additional month of employment during the 3rd and 4th years of employment measured from the grant date. Dr. Chow was also granted an additional 750 shares of common stock on May 15, 1998 with an exercise price of $98.75, the fair market value per share of common stock on that date. The 750 share grant will become exercisable as follows: 375 shares upon Dr. Chow's completion of three years of employment measured from the grant date, and the remaining 375 shares upon his completion of four years of employment measured from the grant date. We further agreed to pay Dr. Chow's reasonable moving expenses in an amount not to exceed $20,000 and to provide him with an apartment for up to four months at a rental not to exceed $2,500 per month. Should we terminate Dr. Chow's employment for any reason other than for cause prior to May 1, 2001, we would continue to pay Dr. Chow's base salary plus benefits on a monthly basis for up to six months or until Dr. Chow obtains near full-time employment or consulting of at least 80% of his time, whichever occurs sooner. We also extended a $300,000 loan to Dr. Chow in connection with his purchase of a new residence in the Bay Area. See "Certain Relationships and Related Transactions."

      On August 21, 1997, we entered into a letter agreement with James Pennington, Ph.D. pursuant to which he served as Senior Vice President, Clinical Research and Chief Medical Officer, commencing October 1997. Pursuant to the letter agreement, Dr. Pennington was paid an annual salary of $255,000 in addition to a sign-on bonus paid to him in the amount of $60,000. In addition, Dr. Pennington was granted, on September 16, 1997, an option to purchase 6,250 shares of common stock at a purchase price of $121.25 per share. The option had a term of 10 years and was to become exercisable as follows: 12.5% of the option shares upon Dr. Pennington's completion of six months of service, measured from the grant date, and the balance of the option shares in 42 successive equal monthly installments upon his completion of each of the next 42 months of service thereafter. In the event that Dr. Pennington's employment is terminated other than for cause, he would be entitled to receive salary and benefits for nine months, or, if sooner, until Dr. Pennington obtained near full time employment or consulting of at least 80% of his time. On February 15, 1999, we entered into a new agreement with Dr. Pennington in connection with his resignation as Senior Vice President, Clinical Research and Chief Medical Officer, effective February 19, 1999. Under this agreement, payments were made to Dr. Pennington until June 1999, at which time he secured employment elsewhere and his severance payments were terminated. In addition, options previously granted to him will continue to vest during this period following his termination.

      On February 9, 1996, we entered into a letter agreement with Atul S. Khandwala, Ph.D. pursuant to which he served as Senior Vice President, Development, commencing March 1996. Pursuant to the letter agreement, Dr. Khandwala was paid an annual salary of $225,000. In addition, Dr. Khandwala was granted an option to purchase 6,000 shares of common stock at a purchase price of $137.50 per share. The option had a term of ten years and would become exercisable over a four-year period in a series of 48 successive equal monthly installments upon Dr. Khandwala's completion of each month of service with Shaman over the four-year period measured from March 1, 1996. In the event Dr. Khandwala's employment is terminated by us for any reason, Dr. Khandwala would receive salary and benefits for a period of six months. On August 24, 1998, we entered into a severance agreement with Dr. Khandwala in connection with his resignation as Senior Vice President, Development and Chief Regulatory Officer on October 2, 1998. Under this agreement, we will continue to forgive the remaining balance of his loan over the remaining two and one half years of the loan term, provided that Dr. Khandwala continues to provide consulting services to us. On October 28, 1998, we entered into an agreement with Dr. Khandwala pursuant to which he rendered consulting services to us through April 2, 1999. In connection with this agreement, we issued to Dr. Khandwala 4,366 shares of common stock and loaned him the funds necessary to satisfy the federal and state withholding taxes applicable to those shares. In addition, we granted Dr. Khandwala an option to purchase 2,000 shares of common stock at an exercise price of $28.75, the fair market value of our common stock on October 20, 1998. The option will become exercisable in six successive equal monthly installments on the last day of each month during the consulting period.

      None of our other executive officers have employment agreements with us, and their employment may be terminated at any time at the discretion of the board of directors. As administrator of the 1992 Stock Option Plan, the compensation committee has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer and our other executive officers or any unvested shares actually held by those individuals under the 1992 Stock Option Plan upon a change in control of Shaman effected through a successful tender offer for more than 50% of our outstanding voting securities or through a change in the majority of the board as a result of one or more contested elections for board membership.

Indemnification of Directors and Executive Officers and Limitation of Liability

      Our Restated Certificate of Incorporation and Bylaws provide for indemnification of directors, officers and other agents of Shaman. Each of the current directors and certain officers and agents of Shaman have entered into separate indemnification agreements with us.

Certain Relationships and Related Transactions

      On June 17, 1998, we loaned $300,000 to John W.S. Chow, Ph.D., Vice President, Technical Operations, to reimburse him for a reasonable difference between the purchase price of his residence in the Bay Area and the cost of comparable housing in New Jersey, his former state of residence. The loan is evidenced by his promissory note of the same date which will become due and payable in a series of five successive equal annual installments, with the first such installment due on June 25, 1999. The note will bear interest at a variable per annum rate equal to the short-term applicable federal rate in effect under the federal tax laws for January of each calendar year the loan remains outstanding. Accordingly, the interest rate in effect for the period Dr. Chow's note was outstanding during the 1998 calendar year was 5.52%. Accrued and unpaid interest will become due and payable each year on the same date the principal installment for that year becomes payable. Each installment of principal and accrued interest will automatically be forgiven as that installment becomes due, provided Dr. Chow continues in our employ. However, the entire unpaid balance of the note, together with all accrued and unpaid interest, will become immediately due and payable upon Dr. Chow's termination of employment with us prior to June 25, 2003, unless Dr. Chow's employment is involuntarily terminated by us other than for cause. In the event we terminate Dr. Chow's employment for any reason other than for cause, or Dr. Chow's employment terminates by reason of his death or disability, then the entire principal balance of the note plus accrued interest will be forgiven. The amount outstanding on Dr. Chow's note, including accrued interest, was approximately $313,188 as of March 31, 1999 and the highest amount outstanding on that note during the 1998 fiscal year was $308,729.

      In April 1999, we entered into a credit facility and note purchase agreement with certain investors, key executives and members of the board of directors, pursuant to which we may borrow approximately $1,000,000 at any time commencing on May 14, 1999 and until the earlier of the completion of a registered public offering of our equity securities, or September 1, 1999. Certain executive officers and directors participated in this credit agreement, up to a total of $200,000, include Lisa A. Conte, Steven R. King, John W.S. Chow, Thomas Carlson, G. Kirk Raab, Adrian D.P. Bellamy, Herbert H. McDade, Jr. and M. David Titus. Any convertible promissory notes issued pursuant to the credit agreement will be due and payable on the earlier of (1) 30 days subsequent to the completion of the public offering, or (2) December 31, 1999, for any amounts that are not converted into Series R Preferred Stock currently being registered. Interest on the convertible promissory notes will accrue at an annual rate of 12%. The convertible promissory notes, if and when issued, will be secured by certain assets of Shaman and will be convertible into shares of the class and series of equity securities offered by us in the first registered public offering effected by us after the date of the credit agreement, which is the Series R Preferred Stock, or into common stock if no such offering occurs prior to December 31, 1999. In connection with the credit agreement, we issued warrants to purchase shares of the same class and series of equity securities as those into which the debt is convertible. The number of shares subject to these warrants is equal to 50% of the debt amount divided by the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the convertible promissory notes and the exercise price of the warrants is equal to the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the convertible promissory notes and the exercise price of the warrants will be the lower of $0.05 per share of our common stock, or one-third of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.

      See "Employment Contracts, Termination Agreements and Change of Control Agreements" and "Director Compensation" with respect to further transactions between us and our officers and directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth certain information known to us with respect to the beneficial ownership of the common stock and Series R Preferred Stock as of August 31, 1999 by (1) all persons who are beneficial owners of five percent or more of the common stock or Series R Preferred Stock, as applicable,
(2) each of the selling stockholders, (3) each director of Shaman, (4) the Named Officers in the Summary Compensation Table above and (5) all current directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock or Series R Preferred Stock, as applicable, subject to options or warrants currently exercisable or exercisable within 60 days of August 31, 1999 are included in the number of shares beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the common stock and Series R Preferred Stock, listed below, based upon such information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable. The selling stockholders do not have to sell all of the shares of Series R Preferred Stock that they may own.





                                                            Shares of Series R    Number of Shares
                                                             Preferred Stock        of Series R
Name and Address of                 Shares of                 Owned Prior to      Preferred Stock         Series R Preferred Stock
 Beneficial Owner (1)           Common Stock Owned             the Offering          Offered            Shares Owned After Offering
------------------------       -------------------------    ----------------    ------------------     -----------------------------
                                 NUMBER      PERCENT (2)                                                 NUMBER         PERCENT (2)
                               -----------   -----------                                               -----------     -------------


M. David Titus                     250            *              1,533(3)               1,533                 0              *
Herbert  McDade, Jr.                 0            *                333(3)                 333                 0              *
G. Kirk Raab                         0(4)         *              2,526(3)               2,526                 0              *
Adrian D.P. Bellamy                  0            *              2,526(3)               2,526                 0              *
Jeffry Berg                          0            *                  0                      0                 0              *
Loren D. Israelsen                  45            *             19,000(5)                   0            19,000           2.59%
Lisa A.  Conte                  23,110            *              3,167(6)               2,500               667              *
Steven R. King, Ph.D.            7,820(7)         *                500(3)                 500                 0              *
Thomas Carlson, M.D.             4,570(8)         *                400(3)                 400                 0              *
John W.S. Chow                   1,021(9)         *                667(3                  667                 0              *
Gerald Reaven, M.D.             10,775(10)        *                  0                      0                 0              *
Tom White                           25            *                100(3)                   0               100              *
Loretta L. Su                      412(11)        *                203(3)                 203                 0              *
Jim McCamant                        20            *              2,279(12)              2,022               257             *
Phalarope Foundation             3,335            *              1,011(3)               1,011                 0              *
Lysander, LLC                    3,335            *              1,011(3)               1,011                 0              *
Vulcan Ventures, Inc.
 110-110th Avenue NW, Ste 550
 Belleview, WA 98084           160,394(13)     3.35%           118,596(14)             25,263            93,333          12.72%
Lipha S.A.
 37 rue Saint-Romain
 69379 Lyon cedex 08            87,247         1.94%           133,334                      0           133,334          18.17%
Advantage Fund II LLC           57,084         1.19%             2,233(3)               2,233                 0              *
Genesee Fund Ltd. Portfolio B    3,749            *              2,767(3)               2,767                 0              *
Harry Mittelman IRA Rollover         0            *                833(3)                 833                 0              *
Harry & Brenda Mittelman            20            *                840(15)                833                 7              *
Rhoda Goldman Subtrust No. 2     2,710            *              1,231(16)              1,096               135              *
Rhoda Goldman Subtrust No. 3     2,710            *              1,231(16)              1,096               135              *
AJ Trusts Partnership            2,710            *              1,231(16)              1,096               135              *
JMJ Trusts Partnership           5,690            *              2,585(17)              2,301               284              *
John D.Goldman 1997 Charitable
  Lead Trust                     2,710            *              1,231(16)              1,096               135              *
John and Marcia Goldman Trust    4,337            *              1,969(18)              1,753               216              *
John D. Goldman 1997 Trust       1,335            *                617(19)                549                68              *



                                                            Shares of Series R    Number of Shares
                                                             Preferred Stock        of Series R
Name and Address of                 Shares of                 Owned Prior to      Preferred Stock         Series R Preferred Stock
 Beneficial Owner (1)           Common Stock Owned             the Offering          Offered            Shares Owned After Offering
------------------------       -------------------------    ----------------    ------------------     -----------------------------
                                 NUMBER      PERCENT (2)                                                 NUMBER         PERCENT (2)
                               -----------   -----------                                               -----------     -------------



Douglas E. Goldman Trust         4,337            *              1,969(18)              1,753               216              *
Douglas E. Goldman 1997 Trust    1,335            *                617(19)                549                68              *
Douglas E. Goldman 1997
  Charitable Lead Trust          2,710            *              1,231(16)              1,096               135              *
AWD LLC                          1,627            *                745(20)                658                87              *
Alcamin Anstalt-Vaduz              100            *             15,021(21)             15,000                21              *
Daniela Peluso                       0            *                667(3)                 667                 0              *
Rozanne Rapozo                   4,380            *              2,678(3)               1,011             1,667              *
MMC/GATX Partnership No. 1      13,885(23)        *             39,512(3)              39,512                 0              *
Michael Tempesta                    95            *             16,667(3)              16,667                 0              *
Current Officers and
   Directors as a Group
   (12 Officers)                47,606(12)      1.0%            29,059(25)             10,985            19,767           2.69%



----------------------
*.....Less than 1.0%

(1) This table is based upon information supplied to us by executive officers, directors and stockholders owning greater than five percent, as set forth in filings required by the Securities and Exchange Commission or as otherwise provided. The address of each officer and director identified in this table is that of Shaman's executive offices, 213 East Grand Avenue, South San Francisco, CA 94080.

(2) Percentage of beneficial ownership is calculated assuming 4,492,176 shares of common stock were outstanding as of August 31, 1999, and 733,816 shares of Series R Preferred Stock were outstanding on August 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock or Series R Preferred Stock, as applicable, subject to options, warrants or convertible promissory notes currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 1999, are included in the number of shares outstanding for computing the percentage of the person holding such option or warrant but are not included in the number of shares outstanding for computing the percentage of any other person.

(3) Represents shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(4) Does not include 1,500 shares of Series C Preferred Stock which is convertible to a certain number of shares of common stock, such number which shall be determined in accordance with Shaman's certificate of incorporation.

(5)   Represents shares held by LDI Group, of which Mr. Israelsen owns
      80%.

(6) Includes 2,500 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(7) Includes 7,057 shares issuable upon excerise of options within 60 days of August 31, 1999.

(8) Represents shares issuable upon excerise of options within 60 days of August 31, 1999.

(9) Represents shares issuable upon excerise of options within 60 days of August 31, 1999.

(10) Includes 10,750 shares issuable upon excerise of options within 60 days of August 31, 1999.

(11) Includes 312 shares issuable upon excerise of options within 60 days of August 31, 1999.

(12) Includes 2,022 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(13) Does not include 20,000 shares of Series C Preferred Stock which is convertible to a certain number of shares of common stock, such number which shall be determined in accordance with Shaman's certificate of incorporation.

(14) Includes 25,263 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(15) Includes 833 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(16) Includes 1,096 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(17) Includes 2,301 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(18) Includes 1,753 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(19) Includes 549 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(20) Includes 658 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(21) Includes 15,000 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(22) Includes 1,011 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

(23) Represents shares issuable upon exercise of warrants within 60 days of August 31, 1999.

(24) Total shares held by directors and officers listed above. Also includes 23,398 shares which are currently issuable upon the exercise of outstanding options.

(25) Includes 9,292 shares issuable upon conversion or exercise of outstanding promissory notes or warrants within 60 days of August 31, 1999.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised Shaman that they, or their respective distributees, pledgees, donees, transferees, or other successors in interest, intend to sell all or a portion of their shares from time to time in one or more transactions on the Over the Counter Bulletin Board at prices and at terms prevailing at the time of sale or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

1. by block trade, in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2. by purchases by a broker or dealer as principal for subsequent resale for its own account under this prospectus;

3. through an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

4. through ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

5.    in privately negotiated transactions.

      The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock if they deem the purchase price to be unsatisfactory at any particular time. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Series R Preferred Stock or common stock will do so for their own account and at their own risk.

      It is possible that the selling stockholders will attempt to sell shares of Series R Preferred Stock or common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Series R Preferred Stock or common stock in the course of hedging the positions they assume with a selling stockholder.

      There can be no assurance that all or any of the Series R Preferred Stock or common stock offered by this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Series R Preferred Stock or common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder. Shaman has agreed to pay all expenses incident to the offering and sale of the shares offered and sold to the public by this prospectus, other than any underwriting commissions or similar charges.

      The selling stockholders and any other persons participating in the sale or distribution of the Series R Preferred Stock or common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the Series R Preferred Stock or common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the Series R Preferred Stock or common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the Series R Preferred Stock or common stock.

      Shaman has agreed to indemnify the selling stockholders under certain limited circumstances against potentially significant liabilities, including liabilities under the Securities Act, or to contribute to payments these selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make. Conversely, the selling stockholders have agreed to indemnify Shaman and certain related persons under certain limited circumstances against potentially significant liabilities, including liabilities under the Securities Act.

      Shaman intends to keep the registration statement of which this prospectus constitutes a part for up to 18 months following the time the registration statement is declared effective.

                        DESCRIPTION OF OUR CAPITAL STOCK


      Our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. We have designated 200,000 shares as Series C Preferred Stock, 110,408 of which are issued and outstanding; 6,285 shares as Series D Preferred Stock, 1,244 of which are issued and outstanding; and 1,300,000 shares as Series R Preferred Stock, 777,101 of which are issued and outstanding, and 73,109 shares of Series R Preferred Stock are issuable upon exercise of warrants.


Common Stock

      As of August 27, 1999, there were 4,774,731 shares of common stock outstanding held of record by approximately 924 stockholders, which we believe represents approximately 21,000 beneficial stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy."

      In the event of our liquidation, dissolution, sale or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund rights applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessible.

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without the further vote or action by the holders of common stock. The approval of the outstanding shares of existing series of preferred stock would be required for the issuance of any additional series of preferred stock with rights, preferences or privileges senior to those of the existing series of preferred stock. The issuance of preferred stock may delay, defer, or prevent a change in control of Shaman without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Series C Preferred Stock

      As of August 27, 1999, there were 110,408 shares of Series C Preferred Stock outstanding held of record by 17 stockholders.

      Voting. The holders of the Series C Preferred Stock are entitled during the first year after August 18, 1998, to six votes for each one share of Series C Preferred Stock held; and thereafter, to one vote for each share of common stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted on.

      Dividends. Each share of Series C Preferred Stock shall be entitled to receive cumulative dividends paid semi-annually on May 30 and November 29 of each year as follows: (1) a stock-on-stock dividend of $10.00 per annum, paid in arrears, in shares of common stock, valued at 85% of the average closing price of the common stock for the 10 trading day period ending three trading days prior to the date on which the dividend is paid; plus (2) a cash amount equaling 0.00005% of Shaman's United States net sales, if any, for the preceding two calendar quarters of its SP-303/Provir product for the treatment of diarrhea less $5.00, which is the value of the semi-annual stock dividend. We have agreed to honor this royalty with our sales of SB-300, to the extent sold to the HIV/AIDS community. If under Delaware law, we are unable to pay the cash amount of the above described dividend, then the cash portion shall be payable in shares of common stock, valued at 85% of the average closing price of the common stock for the 10 day trading period ending three trading days prior to the date on which the dividend is paid.

     Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock, the Series D Preferred Stock and the Series R Preferred Stock, an amount equal to $100 per share, plus any accrued and unpaid dividends.

      Conversion. Each share of Series C Convertible Preferred Stock shall be convertible, at any time commencing on August 18, 1999 at the election of each holder, and automatically on August 18, 2004, into the greater of (1) 0.8333 shares of common stock or (2) such number of shares of common stock as equals $100 divided by 85% of the average closing price of the common stock for the 10 trading day period ending three trading days prior to the date of conversion.

      Redemption. The Series C Preferred Stock is not redeemable.

     Priority. The Series C Preferred Stock ranks senior to the common stock, the Series D Preferred Stock and the Series R Preferred Stock as to dividends, distributions and distribution of assets upon liquidation, dissolution or winding up of Shaman.

Series D Preferred Stock

      As of August 27, 1999, there were 1,244 shares of Series D Preferred Stock outstanding held of record by six stockholders.

      Voting. Except as otherwise required by law or expressly provided in the certificate of incorporation, the Series D Preferred Stock is not entitled to vote on any matter.

      Dividends. Each share of Series D Preferred Stock shall be entitled to receive cumulative dividends at the rate of $55 per year payable quarterly commencing on February 1, 1999. These dividends may be paid in cash or, subject to certain limitations, any combination of cash and shares of common stock. Dividends not paid on the due date shall accrue interest until paid at the rate of 12% per annum. If the dividend is paid in shares of common stock, the number of shares to be delivered to each holder of Series D Preferred Stock shall be determined by dividing the aggregate dollar amount of the dividend payable to each such holder by an amount equal to 90% of the outstanding price of the common stock during 12 trading days ending one day prior to the date of the conversion.

     Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock and the Series R Preferred Stock, but subordinate to the holders of the Series C Preferred Stock, an amount equal to $1,000 per share, plus any accrued and unpaid dividends.

      Conversion. Each share of Series D Convertible Preferred Stock shall be convertible at the election of the holder, at any time commencing on the date on which any shares of Series D Preferred Stock were first issued, into a number of shares of common stock equal to $1,000 plus any accrued but unpaid dividends and interest on the Series D Preferred Stock, divided by 90% of the lowest trading price of the common stock during the 12 trading days ending one day prior to the date of the conversion.

      The delisting of our common stock from The Nasdaq National Market on February 2, 1999 constituted an Optional Redemption Event, as defined in our Certificate of Incorporation. In connection therewith, on February 4, 1999, we issued a Control Notice, as defined in our Certificate of Incorporation, that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 72% of the lowest trading price during a designated time period prior to the conversion.

      Redemption. The holders of the Series D Preferred Stock may require that we redeem all or part of their shares if any of the following optional redemption events occur: (1) for five consecutive trading days there is no reported sale price of our common stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange, (2) our common stock ceases to be listed on Nasdaq, the NYSE or the AMEX, (3) we merge or effect another transaction in which we sell all or substantially all of our assets or our stockholders prior to the transaction do not collectively own at least 51% of the voting securities of the surviving corporation, or the common stock of the surviving corporation is not listed on Nasdaq, the NYSE or the AMEX, (4) we adopt changes to our certificate of incorporation that materially and adversely affect the rights of the holders of the Series D Preferred Stock in a different and more adverse manner than they affect the rights of the holders of the common stock, (5) if the holders are unable for a period ranging from 20 to 30 days to sell their shares of common stock issuable upon conversion of the Series D Preferred Stock pursuant to an effective registration statement, or (6) if we fail or default in performing any material obligation to a holder of Series D Preferred Stock under the terms of our certificate of incorporation or the Series D Preferred Stock purchase agreement. The per share redemption price is $1,000 plus 118% of accrued but unpaid dividends on each share of Series D Preferred Stock.

      We may under certain circumstances issue a control notice upon the occurrence of any of the three optional redemption events described in clauses
(1), (2) and (3) above, which will prevent the requirement that we redeem the shares. The issuance of this control notice has the effect of increasing the annual cumulative dividend payable to the Series D Preferred stockholders to $180 per share, if the redemption event was one of those described in clause (1) or (2) above, or $300 per share for the redemption event described in clause (3) above, and adjusting the conversion price of the Series D Preferred Stock to 72% of the lowest trading price for a designated period prior to the conversion, if the redemption event was one of those described in clause (1) or (2) above, or 63% of the lowest trading price for a designated period prior to the conversion, for the redemption event described in clause (3) above.

      The delisting of our common stock from The Nasdaq National Market in February 1999 constituted an optional redemption event for our Series D Preferred Stock. Since we do not have adequate resources to pay to redeem the Series D Preferred Stock, we have issued the control notice to the holders of the Series D Preferred Stock as required under our charter that prevented the redemption of the Series D Preferred Stock. The notice preventing the redemption of the Series D Preferred Stock will remain in effect for as long as our securities are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the AMEX or the NYSE.

     Priority. The Series D Preferred Stock ranks senior to the common stock, and the Series R Preferred Stock but junior to the Series C Preferred Stock as to dividends, distributions and distributions of assets upon liquidation, dissolution or winding up of Shaman.

Series R Preferred Stock

      As of August 27, 1999, there were 733,816 shares of Series R Preferred Stock outstanding.

      Voting. The holders of the Series R Preferred Stock are entitled to 100 votes for each share of Series R Preferred Stock held.

      Dividends. Subject to preferences that may be applicable to outstanding preferred stock, the holders of Series R Preferred Stock are entitled to receive ratably with the holders of the common stock, such dividends, if any, as may be declared by the board of directors out of funds legally available therefor and will participate with the common stock pro rata on an as-converted to common stock basis, based on a conversion ratio of 150 shares of common stock for each share of Series R Preferred Stock. See "Dividend Policy."

     Liquidation Preference. In the event of a liquidation, dissolution, sale or winding up of Shaman, holders of the Series R Preferred Stock shall be entitled to receive, prior and in preference to the holders of the common stock, but subordinate to the holders of the Series C and Series D Preferred Stock, an amount equal to $15.00 per share, plus any accrued and unpaid dividends.

      Conversion. The Series R Preferred Stock is not convertible until February 1, 2000. On that date, each share of Series R Preferred Stock shall be automatically converted into a number of shares of common stock equal to $15.00 divided by the lower of (1) $0.10, or (2) the per share price that is equal to 10% of the average closing sales price of our common stock for the 10 trading day period ending three trading days prior to February 1, 2000.

      If on February 1, 2000, as a result of the fluctuating conversion price, we do not have enough shares of common stock authorized under our certificate of incorporation to effect the conversion of all outstanding shares of Series R Preferred Stock and our other series of preferred stock, only the portion of the Series R Preferred Stock, if any, for which there are adequate common stock shares, after taking into account the common stock shares necessary to effect the conversion of any then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, will be converted, allocated pro rata among the holders of the Series R Preferred Stock. The remaining shares of Series R Preferred Stock will remain outstanding until three trading days after an adequate number of common stock shares are authorized to effect the conversion of these shares under our certificate of incorporation. After February 1, 2000, if any shares of Series R Preferred Stock remain outstanding, the conversion price will remain the same as the conversion price in effect on February 1, 2000, subject to adjustments for stock splits, stock dividends and other recapitalizations. If we sell all of the shares of Series R Preferred Stock in this offering and if the conversion price of the Series R Preferred Stock is less than $0.10 per share on February 1, 2000, we will need to authorize additional shares of common stock to effect the conversion of all shares of our outstanding preferred stock, which will require stockholder approval. If it appears likely that we will need to authorize more shares of common stock, we anticipate submitting to our stockholders, prior to the conversion date of the Series R Preferred Stock, a proposal to increase the number of shares of common stock we are authorized to issue to a number we believe will be adequate to effect the conversion of all of our preferred stock, including the Series R Preferred Stock. If the stockholders do not approve such an increase in the authorized common stock, all or a portion of the Series R Preferred Stock may not convert on February 1, 2000 and may remain outstanding indefinitely after February 1, 2000 until we can amend our certificate of incorporation to authorize additional shares of common stock to effect this conversion. The delay in conversion of or the indefinite inability to convert all or a portion of the Series R Preferred Stock may decrease the liquidity and the market price of the Series R Preferred Stock.

      Redemption. The Series R Preferred Stock is not redeemable.

     Priority. The Series R Preferred Stock ranks equally with the common stock and junior to the Series C and Series D Preferred Stock as to dividends, and ranks senior to the common stock but junior to the Series C and Series D Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of Shaman.

     Warrants


      As of August 27, 1999, there were outstanding warrants to purchase an aggregate of 104,833 shares of common stock at a weighted average exercise price of $115.20 per share, and outstanding warrants to purchase an aggregate of 73,109 shares of Series R Preferred Stock at an exercise price of $15.00 per share.


      Between September 1990 and September 1993, we issued, in connection with equipment lease financings, warrants to purchase 4,585 shares of common stock at prices ranging from $48.00 to $216.60 per share. These warrants expire between September 2000 and September 2002.

      In July 1996, we issued to one investor warrants to purchase an aggregate of 27,500 shares of common stock. These warrants are exercisable through July 26, 2002 at an exercise price of $203.68 per share. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on November 30, 1998.

      In May 1997, we issued, in connection with a debt financing, warrants to purchase 10,000 shares of common stock at an exercise price of $125.00 per share. These warrants expire on May 7, 2007.

      In March 1998, we issued to certain investors warrants to purchase an aggregate of 6,875 shares of common stock. These warrants are exercisable through March 18, 2001 at an exercise price of $150.00 per share. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on July 10, 1998.

      In June 1998, we issued to certain investors warrants to purchase an aggregate of 17,500 shares of common stock. These warrants are exercisable through June 22, 2003 at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. These warrants provide for adjustment of the number of shares of common stock issuable upon exercise thereof, including upon the distribution of certain dividends, upon our reorganization, reclassification or merger, or upon the division or combination of our common stock. We have filed a registration statement with the SEC for the resale of shares issued upon exercise of these warrants, which registration statement was declared effective on July 10, 1998.

      In December 1998, we issued to certain investors warrants to purchase an aggregate of 38,373 shares of common stock. These warrants are exercisable through December 10, 2003 at an exercise price per share equal to $61.40 per share.

      In April 1999, we issued to MMC/GATX Partnership No. 1 in connection with the amendment of a loan agreement with GATX a cashless exercise warrant to purchase 39,512 shares of the class and series of equity securities which are being registered in this offering , which is the Series R Preferred Stock. This warrant is exercisable commencing on the date of this prospectus and through the seventh anniversary date of the earlier to occur of (1) December 31, 1999, or
(2) the date of this prospectus, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.

      In April 1999, we also issued to various lenders who were either existing stockholders, key executives or directors of Shaman cashless exercise warrants to purchase an aggregate of 33,597 shares of the class and series of equity securities which are being registered in this offering, which is the Series R Preferred Stock. These warrants are exercisable commencing upon the consummation of the sale of the Series R Preferred Stock registered in this offering and through the third anniversary date of such consummation, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.


Credit Facility Convertible Promissory Notes

      Pursuant to the terms of our credit facility and note purchase agreement with various lenders, we issued senior subordinated secured convertible promissory notes in the aggregate principal amount of $1,008,010 that are convertible after August 23, 1999 and prior to the earlier to occur of (1) January 1, 2000 and (2) thirty days following August 23, 1999 into an aggregate of 67,201 shares of Series R Preferred Stock, at a conversion price of $15.00 per share.

      As long as any of the foregoing warrants or convertible promissory notes remain unexercised and outstanding, the holders thereof will have the opportunity to profit from an increase in the market price of the common stock, if any, without assuming the risk of ownership.

Registration Rights

      We have granted to one investor certain demand rights and rights to be included in registrations effected by Shaman to register shares of common stock currently owned or in the future acquired by such investor pursuant to a stock purchase agreement between us and such investor. The investor has waived these registration rights with respect to this offering.

      We have granted to holders of warrants and convertible notes issued in connection with a credit facility and note purchase agreement certain demand registration rights covering the shares of Series R Preferred Stock underlying these warrants and notes. We are required under these registration rights to file a registration statement to register the shares no later than 30 days after the effective date of this offering.

Anti-Takeover  Effects of Provisions of Certificate of Incorporation and Bylaws

      Shaman is subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

      Our Certificate of Incorporation divides the board of directors into two classes with staggered two-year terms. Under our by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a majority of the directors then in office. The classification of the board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Shaman.

Transfer Agent and Registrar

      EquiServe, L.P. is the transfer agent and registrar for our Series R Preferred Stock and common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. In addition, an active public market for our common stock may not continue in the future.

      As of August 27, 1999, there were approximately 4,774,731 shares of common stock outstanding, 6,909,050 shares of common stock issuable upon conversion of outstanding shares of Series D Preferred Stock, assuming a conversion price, which is based on the common stock market price as of August 27, 1999, of $0.18 per share, and 104,833 shares of common stock issuable upon exercise of outstanding warrants, all of which are freely tradable without restriction, except for restrictions imposed on the resale of shares held by our affiliates, as defined in the Securities Act. An additional 36,113,123 shares of common stock are issuable upon conversion of the Series C Preferred Stock, assuming a conversion price, which is based on the common stock market price as of August 27, 1999, of $0.031 per share, all of which are freely tradable without restriction. There are also 733,816 shares of Series R Preferred Stock outstanding and 124,860 shares of Series R Preferred Stock are issuable upon conversion or exercise of outstanding promissory notes and warrants. The Series R Preferred Stock is convertible into common stock on February 1, 2000. On that date, each share of Series R Preferred Stock will automatically convert into a number of shares of common stock equal to $15.00 divided by the lower of (1) $0.10, or (2) a per share price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000. Assuming a conversion price of $0.10 per share, upon conversion of the Series R Preferred Stock on February 1, 2000, 128,801,400 shares of common stock will be issued, or issuable pursuant to warrants, that will be immediately freely tradable without restriction, other than by our affiliates.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes certain federal income tax consequences of the purchase of Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the purchase of Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that you purchase Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock for cash and that shares of Shaman stock you purchase pursuant to this prospectus will constitute capital assets in your hands.

     We have not sought, nor do we intend to seek, any ruling from the IRS or an opinion of counsel related to the tax matters described below. This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the purchase of Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Stockholders

     Purchase of Series R Preferred Stock or common stock: You will not recognize any gain or other income upon the purchase of shares of Series R Preferred Stock or common stock.

     Tax basis of shares: Your tax basis in each share of Series R Preferred Stock or common stock you purchase will equal your cost for such share.

     Holding period of shares: Your holding period for the shares of Series R Preferred Stock or common stock you purchase will commence the day after you purchase such share.

     Conversion of Series R Preferred Stock to common stock: There is some risk that the Internal Revenue Service would argue that the conversion of the Series R Preferred Stock to common stock is properly characterized as a taxable stock dividend rather than a nontaxable event. If the conversion were treated as a taxable stock dividend, the Internal Revenue Service may argue that the amount of the dividend is equal to the amount of the discount from the stated trading price of the common stock on which the conversion is based. Because the Series R Preferred Stock will convert automatically and in the full to common stock, and because the Series R Preferred Stock will not have any declared and unpaid dividends as of the time the conversion occurs, Shaman anticipates that the conversion of the Series R Preferred Stock will qualify as a nontaxable event. If the conversion qualifies as a nontaxable event, your tax basis in your Series R Preferred Stock will be allocated among the shares of common stock you receive upon conversion, and the holding period of the shares of common stock will include your holding period you had in the Series R Preferred Stock prior to conversion.

                                  LEGAL MATTERS

     Bay Venture Counsel, LLP will deliver an opinion to us about the validity of the issuance of the shares of our Series R Preferred Stock.

                                     EXPERTS


     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements. We have included our financial statements in this prospectus and in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                           SHAMAN PHARMACEUTICALS, INC
                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Auditors..............................................F-2

Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
  (unaudited)...............................................................F-3

Statements of Operations for the years ended December 31, 1996, 1997, and 1998 and six months ended June 30, 1998 and 1999 (unaudited)..........F-4

Statements of Stockholders' Equity for the years ended December 31, 1996,
  1997, 1998 and six months ended June 30, 1999 (unaudited).................F-5

Statements of Cash Flows for the years ended December 31, 1996, 1997,
  1998 and six months ended June 30, 1998 and 1999 (unaudited)..............F-8

Notes to Financial Statements...............................................F-9

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Shaman Pharmaceuticals, Inc.

      We have audited the accompanying balance sheets of Shaman Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaman Pharmaceuticals, Inc. at December 31, 1998 and 1997, and the results of our operations and our cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company had cash, cash equivalents and short-term investments at December 31, 1998 aggregating $9.2 million which are not sufficient to enable the Company to pay its existing liabilities and to fund its operations through December 31, 1999. The Company has incurred recurring operating losses and has total liabilities at December 31, 1998 in excess of its available cash resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements referred to above do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



Palo Alto, California
February 11,  1999,  except for Note 10, as to which the date is June 22, 1999



                                       ERNST & YOUNG LLP

                                    SHAMAN PHARMACEUTICALS, INC.

                                          BALANCE SHEETS


                                                                      December 31,             June 30,
                                                            ----------------------------    -------------
                                                               1997             1998             1999
                                                            -----------      -----------    -------------
                         ASSETS                                                              (unaudited)

Current assets:
  Cash and cash equivalents                              $   11,340,702    $   5,887,496    $     517,211
  Short-term investments                                     10,079,943        3,277,197                0
  Amounts due from related parties                              192,551          208,898          174,013
  Prepaid expenses and other current assets                     553,507          283,804          370,550
                                                            -----------      -----------      -----------
         Total current assets                                22,166,703        9,657,395        1,061,774

  Property and equipment:
     Laboratory equipment                                     6,211,182        6,336,564        1,116,502
     Computer equipment and furniture                         1,158,869        1,474,914          351,556
     Leasehold improvements                                   7,351,827        7,266,066        7,179,564
                                                            -----------      -----------      -----------
                                                             14,721,878       15,077,544        8,647,622
     Less: accumulated depreciation and amortization        (10,749,738)     (11,963,876)       6,491,323
                                                            -----------      -----------      -----------
                                                              3,972,140        3,113,668        2,156,299
   Other assets                                                 613,657          368,080          308,080
                                                            -----------      -----------      -----------
         Total assets                                     $  26,752,500    $  13,139,143    $   3,526,153
                                                          =============    =============    =============


               LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
  Accounts payable and other accrued expenses             $     925,701    $   1,515,230    $   1,489,262
  Accrued clinical trial costs                                1,689,659        2,051,134          900,575
  Accrued professional fees                                     718,625          948,374          971,397
  Accrued compensation                                          368,272          326,797          178,401
  Accrued restructuring costs                                         -                -        1,600,000
  Advances--contract research                                 1,133,605          968,750          968,750
  Current installments of long-term obligations               2,783,976        2,803,861        2,782,530
                                                            -----------      -----------      -----------
         Total current liabilities                            7,619,838        8,614,146        8,890,915

Long-term obligations, excluding current installments         4,017,979        2,415,137        1,317,859
Senior convertible notes                                      9,967,044                -                -
Stockholders' equity:
  Preferred stock, $0.001 par value; issuable in
    series; 1,000,000 shares and 2,000,000 shares
    authorized at December 31, 1998 and June 30, 1999,
    respectively; 400,000, 519,533 and 517,367
    convertible shares issued and outstanding at December
    31, 1997, 1998 and June 30, 1999, respectively
    (Liquidation preference at December 31, 1997,
    1998 and June 30, 1999 -- $3,258,800, $18,429,310
    and $16,263,304, respectively)                                   400              520              517
  Common stock, $0.001 par value; 40,000,000 shares
    and 220,000,000 authorized at December 31, 1998 and
    June 30, 1999, respectively; 889,802 shares,
    1,519,147 shares and 3,012,308 shares issued and
    outstanding at December 31, 1997, 1998 and
    June 30, 1999, respectively                                     890            1,519            3,012
  Additional paid-in capital                                117,181,430      152,727,444      154,976,585
  Deferred compensation and other adjustments                  (124,910)        (185,850)         (55,304)
  Accumulated deficit                                      (111,910,171)    (150,433,773)    (161,607,431)
                                                           ------------     ------------     ------------
          Total stockholders' equity
               (net capital deficiency)                       5,147,639        2,109,860       (6,682,621)
                                                          -------------    -------------     ------------
          Total liabilities and stockholders' equity      $  26,752,500    $  13,139,143    $   3,526,153
               (net capital deficiency)                   =============    =============    =============

               See accompanying notes to financial statements.

                                            SHAMAN PHARMACEUTICALS, INC.

                                             STATEMENTS OF OPERATIONS


                                                Years Ended December 31,                   Six Months Ended June 30,
                                     -----------------------------------------------    ------------------------------
                                         1996              1997             1998            1998             1999
                                     -------------    -------------    -------------    -------------    -------------
                                                                                                  (unaudited)
Revenue from collaborative
  agreements                          $  3,406,250     $  3,500,000     $  2,659,856     $  1,724,855     $          -
Operating expenses:
  Research and development              19,138,190       24,140,246       32,393,374       15,739,987        3,649,322
  General and administrative             3,537,157        4,833,489        5,565,066        2,683,620        2,818,739
  Restructuring costs                            -                -                -                -        2,052,658
                                     -------------    -------------    -------------    -------------    -------------
     Total operating expenses           22,675,347       28,973,735       37,958,440       18,423,607        8,520,719
                                     -------------    -------------    -------------    -------------    -------------
Loss from operations                   (19,269,097)     (25,473,735)     (35,298,584)     (16,698,752)      (8,520,719)
Interest income                          1,082,618        1,217,884          550,227          356,878           90,333
Interest expense                          (603,330)      (5,032,684)      (2,033,004)      (1,310,641)        (469,658)
                                     -------------    -------------    -------------    -------------    -------------
Net loss                               (18,789,809)     (29,288,535)     (36,781,361)     (17,652,515)      (8,900,044)
Deemed dividend on Preferred Stock               -                -       (1,742,241)               -       (2,273,614)
                                     -------------    -------------    -------------    -------------    -------------
Net loss applicable to
  Common Stockholders                 $(18,789,809)    $(29,288,535)    $(38,523,602)    $(17,652,515)    $(11,173,658)
                                      ============     ============    =============    =============    =============
Basic and diluted net loss per
  common share                        $     (27.85)    $     (34.44)    $     (38.31)    $     (19.62)    $      (5.50)
                                      ============     ============     =============   =============    =============
Shares used in calculation of
  basic and diluted net loss
  per common share                         674,800          850,500        1,005,700          899,700        2,031,050
                                      ============     ============    =============    =============    =============

               See accompanying notes to financial statements.

                                             SHAMAN PHARMACEUTICALS, INC.

                                          STATEMENTS OF STOCKHOLDERS' EQUITY
                                   For the Years Ended December 31, 1996, 1997, and 1998
                                      and Six Months Ended June 30, 1999 (unaudited)


                                                                                   Deferred
                              Convertible                        Additional      Compensation                           Total
                               Preferred         Common           Paid-In         and Other         Accumulated      Stockholders'
                                 Stock            Stock           Capital        Adjustments          Deficit           Equity
                              ------------     -----------     -------------    -------------     --------------    --------------
Balance at December 31, 1995    $       -      $       663     $  88,183,521    $   (146,956)     $ (63,831,827)    $  24,205,401
Issuance of 13,699 shares
  of common stock upon
  the exercise of stock options         -               14           440,066               -                  -           440,080
Issuance of 400,000 shares
  of series A convertible
  preferred stock                     400                -         3,057,823               -                  -         3,058,223
Issuance of 19,446 shares
   of common stock in
   connection with
  Lipha/Merck collaboration             -               19         2,972,203               -                  -         2,972,222
Unrealized loss on
  available-for-sale securities         -                -                 -         (26,458)                 -           (26,458)
Amortization and reversals of
  deferred compensation                 -                -           (35,933)        153,164                  -           117,231
Net loss                                -                -                 -               -        (18,789,809)      (18,789,809)
                               ----------       ----------      ------------    ------------       ------------      ------------
Balance at December 31, 1996          400              696        94,617,680         (20,250)       (82,621,636)       11,976,890
Issuance of 974 shares
  of common stock upon
  the exercise of stock options         -                1            64,155               -                  -            64,156
Issuance of 100,000 shares
  of common stock in connection
  with a registered direct public
  offering in January 1997, net
  of issuance costs of $.93 million     -              100         8,070,310               -                  -         8,070,410
Issuance of 80,000 shares
  of common stock in connection
  with a registered direct public
  offering in April 1997, net
  of issuance costs of $.13 million     -               80         7,824,174               -                  -         7,824,254
Issuance of 10,039 shares
  of common stock in connection
  with Lipha/Merck collaboration        -               10         1,492,529               -                  -         1,492,539
Issuance of 2,755 shares
  of common stock upon conversion
  of senior convertible notes in
  November 1997                         -                3           223,160               -                  -           223,163
Unrealized loss on
  available-for-sale securities         -                -                 -          (9,720)                 -            (9,720)
Deferred compensation related
  to granting of options to
  non-employees, net of
  amortization and reversals            -                -           240,282         (94,940)                 -           145,342
Value ascribed to warrants issued
  in conjunction with secured loan      -                -           648,000               -                  -           648,000
Value ascribed to in-the-money
  conversion option of senior
  convertible notes                     -                -         3,692,140               -                  -         3,692,140
Value ascribed to warrants issued
  in conjunction with senior
  convertible notes                     -                -           309,000               -                  -           309,000
Net loss                                -                -                 -               -        (29,288,535)      (29,288,535)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at December 31, 1997    $     400        $     890      $117,181,430    $   (124,910)     $(111,910,171)      $ 5,147,639


                                             SHAMAN PHARMACEUTICALS, INC.


                                   STATEMENTS OF STOCKHOLDERS' EQUITY (continued)
                               For the Years Ended December 31, 1996, 1997, and 1998
                                  and Six Months Ended June 30, 1999 (unaudited)

                                                                                   Deferred
                              Convertible                        Additional      Compensation                           Total
                               Preferred         Common           Paid-In         and Other         Accumulated      Stockholders'
                                 Stock            Stock           Capital        Adjustments          Deficit           Equity
                              ------------     -----------     -------------    -------------     --------------    --------------
Balance at December 31, 1997    $     400        $     890      $117,181,430    $   (124,910)     $(111,910,171)      $ 5,147,639
Issuance of 792 shares
  of common stock upon the
  exercise of stock options             -                1            21,714               -                  -            21,715
Issuance of 3,116 shares
  of common stock to employees
  from the 1998 special
  issuance plan                         -                3            80,756               -                  -            80,759
Issuance of  37,360 shares
  of common stock to consultants
  for consulting services rendered      -               37         1,074,073               -                  -         1,074,110
Sale of 57,762 shares
  of common stock in connection
  with Lipha/Merck collaboration        -               58         2,499,942               -                  -         2,500,000
Deferred compensation related to
  granting of options to
  non-employees,  net of
  amortization  and reversals           -                -           162,464         (75,849)                 -            86,615
Change in unrealized gain/loss
  on available-for-sale securities      -                -                 -          14,909                  -            14,909
Value ascribed to Warrants issued
  in conjunction with Series B
  Convertible Preferred Stock
  ($1,462,860)                          -                -                 -               -                  -                 -
Issuance of 10,082 shares
  of common stock in connection
  with senior convertible notes
  quarterly interest payment            -               10           650,531               -                  -           650,541
Issuance of 53,810 shares
  of common stock upon the
  conversion of 1,209 shares
  of Series D Convertible
  Preferred Stock                      (1)              54               (53)              -                  -                 -
Issuance of 128,563 shares
  of common stock upon the
  conversion of senior
  convertible notes                     -              129         5,453,055               -                  -         5,453,184
Sale of 140,880 shares
  of convertible preferred stock
  in connection with the Series C
  Convertible Preferred Stock
  Offering, net of issuance
  costs of $1.5 million               141                -        12,598,553               -                  -        12,598,694
Value ascribed to in-the-money
  conversion option of Series C
  Convertible Preferred Stock           -                -           678,636               -                  -           678,636
Issuance of 93,077 shares
  of common stock upon the
  conversion of 24,922 shares
  of Series C Convertible
  Preferred Stock                     (25)              93               (68)              -                  -                 -
Issuance of 4,179 shares
  of common stock in
  payment of Dividends on
  Series C Convertible
  Preferred Stock                       -                4                (4)              -                  -                 -
Sale of 240,604 shares
  of common stock in connection
  with the private placement
  offering in December 1998,
  net of issuance costs of
  $.13 million                          -              240         7,086,704               -                  -         7,086,944
Issuance of 4,784 shares
  of Series D Convertible
  Preferred Stock in exchange
  for cancellation of senior
  convertible note                      5                -         4,176,106               -                  -         4,176,111
Value ascribed to in-the-money
  conversion option of Series D
  Convertible Preferred Stock           -                -         1,063,605               -                  -         1,063,605
Value ascribed to Warrants
  issued in conjunction with
  Series D Convertible
  Preferred Stock ($943,680)            -                -                 -               -                  -                 -
Net loss                                -                -                 -               -        (38,523,602)      (38,523,602)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at December 31, 1998   $      520       $    1,519      $152,727,444    $   (185,850)     $(150,433,773)     $  2,109,860

                                             SHAMAN PHARMACEUTICALS, INC.


                                   STATEMENTS OF STOCKHOLDERS' EQUITY (continued)
                               For the Years Ended December 31, 1996, 1997, and 1998
                                  and Six Months Ended June 30, 1999 (unaudited)

                                                                                   Deferred
                              Convertible                        Additional      Compensation                           Total
                               Preferred         Common           Paid-In         and Other         Accumulated      Stockholders'
                                 Stock            Stock           Capital        Adjustments          Deficit           Equity
                              ------------     -----------     -------------    -------------     --------------    --------------
Balance at December 31, 1998  $       520      $     1,519     $ 152,727,444    $   (185,850)     $(150,433,773)    $   2,109,860
Issuance of 34 shares of
  common stock upon the
  exercise of stock options             -                1               159               -                  -               160
Issuance of 1,150,041 shares
  of common stock upon the
  conversion of 2,167 shares
  of Series D Convertible
  Preferred Stock (unaudited)          (3)           1,150            27,056               -                  -            28,203
 Issuance of 322,664 shares of
  common stock in payment of
  Dividends on Series C
  Convertible Preferred Stock           -              322              (322)              -                  -                 -
 Payment for the value of
  fractional shares from the
  conversion of senior convertible
  notes into Series D Convertible
  Preferred Stock                       -                -            (2,225)              -                  -            (2,225)
 Issuance of 20,176 shares of
  common stock in payment of
  Dividends on Series D
  Convertible Preferred Stock           -               20             5,024               -                  -             5,044
Value ascribe to the
  in-the-money conversion option
  of Series D Convertible
  Preferred Stock (unaudited)           -                -         2,273,614               -                  -         2,273,614
Other Common Stock
  costs (unaudited)                     -                -              (134)              -                  -              (134)
Other Preferred Stock
  costs (unaudited)                     -                -           (23,816)              -                  -           (23,816)
Deferred compensation related
  to granting of options to
  non-employees, net of
  amortization and reversals
  (unaudited)                           -                -           (30,215)        115,481                  -            85,266
Change in unrealized gain/loss
  on available-for-sale
  securities (unaudited)                -                -                 -          15,065                  -            15,065
Net loss (unaudited)                    -                -                 -               -        (11,173,658)      (11,173,658)
                               ----------       ----------      ------------    ------------      -------------      ------------
Balance at
 June 30, 1999 (unaudited)      $     517       $    3,012      $154,976,585    $    (55,304)     $(161,607,431)      $(6,682,621)
                               ==========       ==========      ============    ============      =============      ============

               See accompanying notes to financial statements.

                                                   SHAMAN PHARMACEUTICALS, INC.

                                                    STATEMENTS OF CASH FLOWS
                                           Increase (Decrease) in Cash and Cash Equivalents

                                                              Years ended December 31,                 Six Months Ended June 30,
                                                -----------------------------------------------      ------------------------------
                                                     1996             1997             1998               1998             1999
                                                --------------    -------------   -------------      -------------    -------------
                                                                                                               (unaudited)
Operating activities:
  Net loss applicable to
    Common Shareholders                         $ (18,789,809)   $ (29,288,535)   $ (38,523,602)    $ (17,652,515)   $ (11,173,658)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
       Depreciation                                 2,245,860        1,718,167        1,214,139           714,489          400,518
       Amortization of warrants
         and deferred equity costs                    117,231          390,729          286,664           349,237          193,268
       (Gain) loss on disposal of fixed assets              -                -           19,834            19,834          (14,502)
       Interest expense on issuance of
         senior convertible notes                           -        3,692,140                -                 -                -
       Deemed dividend on preferred stock                   -                -        1,742,241                 -        2,273,614
       Issuance of common stock to
         consultants for services rendered                  -                -        1,074,110                 -                -
       Other compensation                                   -                -           80,759                 -                -
       Payment of interest in common stock                  -                -          328,743           455,959           33,248
  Changes in operating assets and liabilities:
       Prepaid expenses, current assets and
         other assets                                 (80,148)         628,198          755,280          (433,325)         (26,746)
       Accounts payable, accrued professional
         fees, accrued compensation, accrued
         clinical trial costs and contract
         research advances                          2,021,220         (748,327)         974,423         1,124,668          298,100
                                                 ------------     ------------     ------------      ------------     ------------
Net cash used in operating activities             (14,485,646)     (23,607,628)     (32,047,409)      (15,421,653)      (8,016,158)
                                                 ------------     ------------     ------------      ------------     ------------
Investing activities:
  Purchases of available-for-sale investments     (10,872,811)     (14,562,627)      (5,255,947)       (1,999,049)               -
  Maturities of available-for-sale investments     26,325,454        4,954,640        5,032,892         5,048,516                -
  Sales of available-for-sale investments           1,494,000                -        7,040,710         2,805,510        3,292,259
  Proceeds from sale of fixed assets due to
     restructuring                                          -                -                -                 -          658,325
  Capital expenditures                               (864,729)        (913,382)        (375,501)         (221,496)         (86,972)
  Employee loans, net of repayments                         -                -         (256,347)                -           34,885
                                                 ------------     ------------     ------------      ------------     ------------
Net cash provided by (used in) investing
   activities                                      16,081,914      (10,521,369)       6,185,807         5,633,481        3,898,497
                                                 ------------     ------------     ------------      ------------     ------------
Financing activities:
  Proceeds from issuance of preferred
     stock, net                                     3,058,223                -       12,598,694                 -                -
  Proceeds from issuance of common
     stock, net                                     3,412,302       17,446,683        9,608,659            14,545                -
  Proceeds from issuance of long-term obligations     600,000        5,000,000                -                 -                -
  Proceeds from issuance of senior
     convertible notes, net                                 -        9,479,039                -                 -                -
  Issuance and other related costs on
     preferred stock                                        -                -                -                 -          (26,015)
  Principal payments on long-term obligations      (1,825,665)      (2,936,297)      (2,310,080)       (1,127,822)      (1,226,609)
  Proceeds from asset financing arrangements                -          429,023          511,123           511,123                -
                                                 ------------     ------------     ------------      ------------     ------------
Net cash provided by financing activities           5,244,860       29,418,448       20,408,396          (602,154)      (1,252,624)
                                                 ------------     ------------     ------------      ------------     ------------
Net increase (decrease) in cash and
     cash equivalents                               6,841,128       (4,710,549)      (5,453,206)      (10,390,326)      (5,370,285)
Cash and cash equivalents at beginning
     of period                                      9,210,123       16,051,251       11,340,702        11,340,702        5,887,496
                                                 ------------     ------------     ------------      ------------     ------------
Cash and cash equivalents at end of period       $ 16,051,251     $ 11,340,702     $  5,887,496      $    950,376     $    517,211
                                                =============    =============     ============      ============     ============
Supplemental information
  Interest paid                                  $    603,330     $    538,891     $    605,069      $    344,214     $    226,655
                                                =============    =============     ============      ============     ============

               See accompanying notes to financial statements.

                          SHAMAN PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  (information pertaining to the periods ended
                      June 30, 1998 and 1999 is unaudited)


1.  Summary of Significant Accounting Policies

General

      To date, Shaman Pharmaceuticals has been primarily focused on discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use. We have conducted human clinical trials with our three lead product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I) and SP-134101 (Phase I) -- targeting five indications. Due to unforeseen delays and costs necessary to complete additional necessary trials for our lead compound, SP-303/Provir for the treatment of diarrhea in people with AIDS, we have chosen to discontinue all pharmaceutical development, manufacturing and marketing activities. We intend to sell or out-license worldwide marketing rights to our pharmaceutical assets. We plan to focus our efforts on our Botanicals division.

Matters Affecting Ongoing Operations

      The accompanying financial statements have been prepared assuming that we will continue as a going concern. We have cash, cash equivalents and short-term investments at December 31, 1998 aggregating $9.2 million which are not sufficient to enable us to pay existing liabilities and fund our operations through December 31, 1999. We have total liabilities in excess of our available cash resources at December 31, 1998. We have had recurring net losses, including a net loss applicable to common stockholders of $38.5 million in the year ended December 31, 1998, and have an accumulated deficit of $150.4 million at December 31, 1998. These conditions raise substantial doubt about our ability to continue as a going concern.

      To address these matters, on February 1, 1999, we announced and initiated the implementation of a Restructuring Plan which resulted in the immediate cessation of all pharmaceutical research and development activities, a reduction in workforce of 60 employees, and will result in the closing down of all of the operations of our pharmaceutical business (see Note 2). After the implementation of the Restructuring Plan, we expect our cash resources available at December 31, 1998 to be substantially used before the end of June 1999.

      Further, we intend to sell or enter into outlicensing agreements with respect to all of our current pharmaceutical research programs including SP-303/Provir, nikkomycin Z and SP-134101. We are currently negotiating for the termination of our remaining research and development collaboration agreement with Lipha S.A., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany. We intend to focus our future efforts on the development and commercialization of botanical dietary supplements derived from tropical plant sources.

Revenue Recognition

      Revenue under our collaborative research agreements is recognized ratably as costs are incurred by us in accordance with the performance requirements of the agreements. Non-refundable payments that are not dependent on future performance under collaborative agreements are recognized as revenue when received. Payments received which are still subject to future performance requirements are deferred until earned. Revenues from achievement of milestone events are recognized when the funding party agrees that the scientific or clinical results stipulated in the agreement have been met. Costs of contract revenue approximate such revenue and are included in research and development expenses.

Research and Development Expense

     Research and development expense consists of independent research and development costs and the costs associated with work performed under collaborations. Research and development costs include direct and research-related overhead expenses and are expensed as incurred.

Stock-Based Compensation

      In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation" ("SFAS 123") which encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. We have elected to follow the disclosure requirements of SFAS 123 for the year ended December 31, 1998, 1997 and 1996 and will continue to measure stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Note 8 contains a summary of the pro forma effects to reported net loss applicable to common stockholders and net loss per common share for 1996, 1997 and 1998 as if we had elected to recognize compensation expense based on the fair value of options granted as described by SFAS 123.

      We grant stock options to employees and directors for a fixed number of shares with an exercise price equal to the fair market value of shares at the date of grant. We account for stock option grants to employees and directors in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and, accordingly, recognize no compensation expense for the stock option grants to employees and directors.

Per Share Data

      Net loss per share is computed using the weighted average number of shares of common stock outstanding. The impact of stock options and other common stock equivalents have been excluded from the computation in all years presented as they are antidilutive.

Comprehensive Loss

      As of January 1, 1998, we adopted Financial Accounting Standards Board ("FASB") Statement No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 established new rules for the reporting and displaying of comprehensive income and its components; however, the adoption of this statement had no impact on our net loss or total stockholders' equity. SFAS 130 requires unrealized gains or losses on our available for sale securities, which prior to adoption were reported in stockholder's equity, to be included in other comprehensive income (loss). Our comprehensive loss was not materially different from our net loss applicable to common stockholders in 1996, 1997 and 1998.

Cash, Cash Equivalents, Investments and Concentration of Credit Risk

      We consider all highly liquid investments with remaining maturities of three months or less at time of purchase to be cash equivalents. Investments with maturities of less than one year from the balance sheet date and with original maturities greater than 90 days are considered short-term investments. Investments with maturities greater than one year from the balance sheet date are considered long-term investments. Investments consist primarily of commercial paper, investments in government securities, corporate bonds and asset-backed securities. These investments typically bear minimal risk. This diversification of risk is consistent with our policy to maintain high liquidity and ensure safety of principal. We maintain our cash, cash equivalents and investments in accounts with several United States banks and brokerage houses.

      We determine the appropriate classification of debt securities at the time of purchase and re-evaluate such determination as of each balance sheet date. As of December 31, 1997 and 1998, we have classified our entire investment portfolio as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, included in other comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income or expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Property and Equipment

      Property and equipment are stated at cost. Depreciation of equipment and furniture is provided on a straight-line basis over the estimated useful lives of the respective assets, which range from three (computer equipment and furniture) to five (laboratory equipment) years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Leasehold improvements are amortized on a straight-line basis over the remaining life of the lease.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Carrying Value of Long-Lived  Assets and Long-Lived Assets to be Disposed Of

      In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of," we record impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Based on our estimate of future undiscounted cash flows, except for a reserve included in the estimated restructuring charge (see Note 2), we expect to recover the carrying amounts of our long-lived assets. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.

Segment Reporting

      In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. We have determined that in 1996, 1997 and 1998, we operated in only one segment.

Unaudited Interim Financial Statements

      The unaudited interim financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position of the Company as of June 30, 1999 and the results of operations and statement of cash flows of the three months ended June 30, 1998 and 1999, as presented in the accompanying unaudited interim financial statements.

Reclassification

      Certain prior year amounts have been reclassified to conform to the current year's presentation.

2.  Restructuring Plan

      On February 1, 1999, we announced and initiated implementation of a restructuring plan which resulted in the closing down of the operations of our pharmaceutical business. We now intend to out-license worldwide marketing rights to all our pharmaceutical compounds and will focus our efforts on the development and commercialization of botanical dietary supplements through our botanicals division. The restructuring plan includes: cessation of pharmaceutical research and development activities and related operations; sale or outlicensing of all of our current pharmaceutical research programs; reduction in force of approximately 60 employees (65% of our workforce); dedication of initially 12 employees (as of February 26, 1999, 5 employees remain) to the process of closing down the pharmaceutical business; termination of the research and development contract with Lipha/Merck; settlement of outstanding long-term equipment financing obligations; sale or disposal of all of our fixed assets that are not needed for our botanicals business; and sub-lease a portion of the facility.

      The termination of 60 employees occurred on February 1, 1999. We recorded total costs of the restructuring in the first quarter of 1999 of $2.2 million.

3.  Collaborative Relationships

      In September 1996, we entered into a five-year collaborative agreement with Lipha/Merck to jointly develop Shaman's antihyperglycemic drugs. Upon signing the collaboration, we received an annual research fee of $1.5 million which was amortized to revenue over twelve months as the work was performed. We also received approximately $3 million for 19,446 shares of common stock priced at $154.20 per share, representing a 20% premium to the weighted average price of the common stock at the time of purchase. In exchange for development and marketing rights in all countries except Japan, South Korea, and Taiwan (which are covered under an earlier agreement between Shaman and Ono Pharmaceutical Co. Ltd. Osaka, Japan ("Ono"), Lipha/Merck agreed to provide up to $9.0 million in research payments and up to $10.5 million in equity investments priced at a 20% premium to a multi-day volume weighted average price of common stock at the time of purchase. The research payments were recognized as revenue ratably as the related costs were incurred by us in the performance of our obligations to perform certain research and clinical trial activities. The agreement also provided for additional preclinical and clinical milestone payments to us in excess of $10.0 million per compound for each antihyperglycemic drug developed and commercialized. Lipha/Merck agreed to bear all pre-clinical, clinical, regulatory and other development expenses associated with the compounds selected under the agreement. Preclinical and clinical milestone payments would be recognized as revenue as certain preclinical hurdles were met and as certain phases of the clinical trials and the FDA approval process were completed. In addition, as products were commercialized, Shaman would receive royalties on all product sales outside the United States and up to 50% of the profits (if we exercise our co-promotion rights) or royalties on all product sales in the United States. Certain of the milestone payments would be credited against future royalty payments, if any, due to us from sales of products developed pursuant to the agreement.

      In December 1998, we renegotiated the terms of the existing agreement with Lipha/Merck. Under the new terms, we forgave $6.0 million in aggregate payments due over the remaining term of the original agreement in exchange for a one-time up-front payment of an aggregate of $2.0 million, consisting of a $1.0 million research payment (which remains recorded as deferred revenue that we have not yet earned) and a $1.0 million equity investment.

      For the year ended December 31, 1998, Shaman recognized $1.9 million in revenue from the Lipha/Merck collaboration. In addition, we received a total $2.5 million for issuance of 57,762 shares of common stock (40,650 shares priced at $37.00 per share in September 1998 and 17,112 shares priced at $58.40 per share in December 1998), each representing a 20% premium to the weighted average price of common stock at the time of purchase. Revenues from Lipha/Merck accounted for 12%, 43% and 70% of total revenues earned in 1996, 1997 and 1998 respectively.

      On February 1, 1999, we discontinued all research and development activities related to the collaborative agreement. We are currently in negotiations with Lipha/Merck, for the discontinuation of this research agreement. There will be no further research payments from Lipha/Merck.

      In May 1995, we entered into a collaborative agreement with Ono providing for, among other things, three years of funding for the research and development of compounds for the treatment of Type II diabetes. Under the agreement, Shaman was obligated to screen 100 diabetes-specific plants per year in vivo, isolate and identify active compounds, and participate in any medicinal chemistry modification. In turn, Ono provided us with access to Ono's preclinical and clinical development capabilities through proprietary in vitro assays and medicinal chemistry effort. Ono's development and commercialization rights are for the countries of Japan, South Korea and Taiwan. Under the terms of the agreement, Ono provided $7.0 million in collaborative research funding and will pay preclinical and clinical milestone payments of $4.0 million per compound for each antidiabetic drug that is commercialized.

      We received an additional $1.0 million payment (beyond the $7.0 million commitment) in December 1996 for enhanced access rights to these compounds. For the years ended December 31, 1996, 1997 and 1998, Shaman recognized $3.0 million, $2.0 million and $790,000, respectively in revenue from the Ono collaboration. Revenues from Ono accounted for 88%, 57% and 30% of total revenues earned in 1996, 1997 and 1998, respectively.

      In May 1998, our collaborative agreement with Ono, and the ongoing research and development funding received pursuant thereto, expired under the original terms thereof and was not renewed. Under the agreement, Ono will continue to provide milestone payments and royalties to us on any resulting products Ono develops from compounds identified during the three-year term of the agreement.

      Costs associated with revenue from these collaborations totaled $11.6 million, $11.4 million and $8.2 million for the year ended December 31, 1996, 1997 and 1998, respectively, and are included in research and development expenses in the accompanying financial statements.

4.  Investments

     The following is a summary of available-for-sale securities (in thousands):

                                               December 31, 1997
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------
   U.S. Treasury securities
     and government obligations   $ 4,625   $     --    $    (10)     $ 4,615
   U.S. corporate bonds             3,000         --          --        3,000
   U.S. corporate commercial
     paper and other               10,810         --         (20)      10,790
                                  -------   --------     --------    --------
        Total                     $18,435   $     --    $    (30)     $18,405
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $ 8,345        --     $    (20)     $ 8,325
    Short-term investments         10,090        --          (10)      10,080
                                  -------   --------     --------    --------
        Total                     $18,435   $     --    $    (30)     $18,405
                                  =======   ========     ========    ========


                                                December 31, 1998
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------

   U.S. Treasury securities
     and government obligations   $ 2,255   $     --    $     (5)     $ 2,250
   U.S. corporate bonds             1,000         --          --        1,000
   U.S. corporate commercial
     paper and other                4,984         --         (10)       4,974
                                  -------   --------     --------    --------
        Total                     $ 8,239   $     --    $    (15)     $ 8,224
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $ 4,957        --     $    (10)     $ 4,947
    Short-term investments          3,282        --           (5)       3,277
                                  -------   --------     --------    --------
        Total                     $ 8,239   $    --     $    (15)     $ 8,224
                                  =======   ========     ========    ========


                                                June 30, 1999
                                  --------------------------------------------
                                            Gross        Gross      Estimated
                                          Unrealized   Unrealized     Fair
                                    Cost    Gains       Losses       Value
                                  ------- ----------   ----------   ----------
   U.S. corporate commercial
     paper and other                   55         --          --           55
                                  -------   --------     --------    --------
        Total                     $    55   $     --     $    --     $     55
                                  =======   ========     ========    ========


 Above amounts are included in the balance sheet as follows:

    Cash and cash equivalents     $    55        --     $     --     $     55
                                  -------   --------     --------    --------
        Total                     $    55   $    --     $     --     $     55
                                  =======   ========     ========    ========



      The average remaining maturity of the portfolio was approximately four and one-half months at December 31, 1997 and approximately less than one month as of December 31, 1998, respectively.

      The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, judgment is required in interpreting market data to develop the estimates of fair value.

5.  Long-Term Obligations

      At December 31, 1998, long-term obligations consist of secured and unsecured term loans and secured borrowings used to acquire property and equipment, capital lease arrangements and a leasehold improvement financing obligation.

      In May 1997, we obtained a $5.0 million term loan to payoff pre-existing debt, finance capital asset acquisitions and finance continued research and clinical development. The loan is payable in thirty-six equal monthly installments and the interest rate is 14.58%. The lender was granted warrants to purchase 10,000 shares of common stock at $125.00 per share, which are exercisable over a ten-year period. We have attributed a value of $648,000 to these warrants. This amount has been recorded as a discount on the related debt and is being amortized as interest expense over the term of the loan.

      In June 1997, we issued $10.4 million of senior convertible notes with an original maturity of August 2000. Interest, at 5.5% per annum, on the notes was payable in common stock or cash at our option. Initially, the notes were convertible into common stock at 100% of the low trading price during a designated time period prior to conversion provided that the conversion price would not be less than $110.00 per share. Starting in November 1997, the notes were convertible into common stock at a 10% discount from the low trading price during a designated time period prior to the conversion, with a floor of $110.00 through March 31, 1998, pursuant to a March 1998 amendment agreement with the note holders whereby we issued to the note holders three-year warrants to purchase an aggregate of 6,875 shares of common stock at an exercise price of $150.00 per share as consideration for entering into the amendment agreement. We have attributed a value of $309,000 to these warrants. This amount was recorded as a discount on the related debt and was amortized as interest expense over the term of the loan. Of the notes issued, $400,000 was issued to the placement agent as part of the placement fee. We paid the placement agent an additional $300,000 in cash. The placement fees and other offering costs have been capitalized in other assets as deferred issuance costs and were amortized to interest expense over the life of the notes to the extent the notes were not converted to common stock. The net proceeds totaled approximately $9.5 million after the placement agent's fees and other offering expenses. In connection with the issuance of the notes, we recognized a non-cash charge in the amount of $3,692,000, representing the value attributed to the in-the-money conversion feature of the senior convertible notes.

      Through December 9, 1998, an aggregate principal balance of approximately $5.6 million of the Senior Convertible Notes was converted into an aggregate of 128,563 shares of common stock. On December 10, 1998, we issued to the note holders an aggregate of 4,784 shares of our Series D Convertible Preferred Stock in exchange for the cancellation of an aggregate of $4.8 million (including accrued interest) of the notes.

      Equipment borrowings totaled $401,555 and $0 at December 31, 1997 and 1998, respectively. The borrowings carried interest at rates ranging from 10.7% to 12.75% at December 31, 1997, were secured by the equipment acquired, and were payable in monthly installments ranging from $10,000 to $156,000 through December 1998.

      We also acquired certain equipment and furniture pursuant to capital lease arrangements. The gross amount of equipment and furniture and the related accumulated amortization recorded under capital leases included in property and equipment are as follows:

                                                     1997             1998
                                                 ------------     ------------
             At December 31,
               Equipment and furniture           $ 1,890,164      $ 2,401,286
               Less accumulated amortization      (1,354,475)      (1,668,460)
                                                 ------------     ------------
                                                 $   535,689      $   732,826
                                                 ============     ============

      Amortization of assets acquired under capital leases is included in depreciation and amortization expense.

      In connection with the facility lease described in Note 6, we entered into an agreement with the former tenant of the facility to acquire approximately $1.5 million of tenant improvements by making annual payments to the former tenant, including accrued interest of $540,000 in 1999 through 2002. The 1998 payment was not paid until January 1999.

Fair Value of Long-Term Obligations

      The fair values of our long-term obligations are estimated using discounted cash flow analyses based on our current incremental borrowing rate for similar types of borrowing arrangements. The carrying amounts and fair values of long-term obligations consisted of the following at December 31, 1998:

                                            Carrying Value        Fair Value
                                            --------------        ----------
      Leasehold improvements financings      $ 2,032,045          $ 2,213,059
      Secured Loan                           $ 2,724,189          $ 2,414,913


      The carrying value of our term loan approximates our fair value because the interest rates on the note takedowns are periodically reset.

      At December 31, 1998, future payments on long-term obligations are as follows:

                                                         Leasehold
                              Secured        Capital     Improvement
                               Loan          Leases      Financing       Total
                            -----------     --------     ------------    -----

   1999                      $1,893,219    $ 257,889    $1,080,000   $3,231,108
   2000                         830,970      281,333       540,000    1,652,303
   2001                               -      270,635       540,000      810,635
   2002                               -       60,673       540,000      600,673
   2003                               -            -             -            -
                            -----------   ----------   -----------  -----------
   Total minimum payments    $2,724,189    $ 870,530    $2,700,000   $6,294,719
   Less amount representing
     interest (at rate
     ranging from 9.5%
     to 12.0%)                        -     (119,766)     (667,955)    (787,721)
                            -----------   ----------   -----------  -----------
                             2,724,189       750,764     2,032,045    5,506,998
   Less current
     installments           (1,893,219)     (219,232)     (691,410)  (2,803,861)
                            -----------   ----------   -----------  -----------
   Long-term obligations,
     excluding current
     installments            $ 830,970     $ 531,532    $1,340,635   $2,703,137
                            ===========   ==========   ===========   ==========

6.  Commitments and Contingencies

      We lease our research and office facility in South San Francisco, California under a noncancellable agreement expiring 2003, with options to renew for a total of ten years. We are required to pay operating costs, including property taxes, utilities, insurance and maintenance.

      At December 31, 1998, the minimum noncancellable future rental payments under our operating leases are:

                         1999      $ 1,210,837
                         2000        1,544,555
                         2001        1,590,892
                         2002        1,638,618
                         2003          281,296
                                  ------------
                                   $ 6,266,198
                                  ============

      Rent expense for each of the three years ended December 31, 1996, 1997 and 1998 was approximately $1,348,000 $1,154,000 and $1,189,000, respectively.

      We are involved in a litigation and disputes which are incidental to our business. While it is not possible to predict or determine the outcome of such litigation and disputes, or to provide an estimate of the losses, if any, that may arise, we believe the costs associated with all of these actions will not have a material effect on our consolidated financial position or liquidity, but could possibly be material to the consolidated results of operations.

      Further, product liability claims may be asserted in the future relative to events not known to management at the present time. We have insurance coverage which we believe is adequate to protect against such product liability losses as could materially affect our financial position.

7.  Contractual Agreements

      We have entered into license, clinical trial and supply agreements with universities, research organizations and commercial companies. Certain of these agreements require payments of royalties on future sales of resulting products and may subject us to minimum annual payments to our contract partners. In addition, we signed an agreement in 1995 which could result in the payment of milestone installments if certain development objectives are achieved. To date, payments under these agreements have not been significant and, at December 31, 1998, related noncancellable commitments are immaterial.

8.  Stockholders' Equity

Preferred Stock

      We are authorized to issue 1,000,000 shares of preferred stock (519,533 shares of which are issued and outstanding at December 31, 1998). Our Board of Directors may set the rights and privileges of any preferred stock issued.

      On December 10, 1998, we and certain institutional investors exchanged an aggregate of $4.8 million (including accrued interest) of the Senior Convertible Notes (the "Notes") for an aggregate of 4,784 shares of our Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock is entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of $55 per annum. Dividends on the Series D Preferred Stock are payable in cash or shares of our common stock or any combination of cash and shares of common stock, at our option and are payable quarterly on February 1, May 1, August 1 and November 1 of each year. Each share of Series D Preferred Stock is convertible, at any time, into common stock at the lesser of (a) $22.50 per share or (b) 90% of the low trading price during a designated time period prior to the conversion. In addition, the holders received an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the Notes. The warrants were priced at 150% of the average closing price for the month of December 1998. We have attributed a value of $943,680 to these warrants. In connection with the issuance of the Series D Preferred Stock, we also recognized a non-cash charge in the amount of $1,063,605, representing the value attributed to the in-the-money conversion feature of the Series D Preferred Stock.

      The delisting of our common stock from The Nasdaq National Market constituted an Optional Redemption Event (as defined in the Certificate of Designation of Series D Preferred Stock) for the Series D Preferred Stock. In connection therewith, on February 4, 1999, we issued a Control Notice (as defined in the Certificate of Designation of Series D Preferred Stock) that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as we are not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 80% of the amount the conversion price would otherwise be.

      In October 1998, we completed the sale to the public of an aggregate of 140,880 shares of our Series C Convertible Preferred Stock for aggregate gross proceeds of $14.1 million. Each share of Series C Preferred Stock is entitled to receive cumulative dividends paid semi-annually to the holders of record of such shares as follows: (i) an annual stock-on-stock dividend, paid in arrears, in shares of common stock (calculated as the quotient of $10.00 divided by 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date the dividend is paid); plus (ii) a cash amount equaling 0.00005% of our U.S. net sales of our SP-303/Provir product for the treatment of diarrhea, if any, for the preceding two calendar quarters less $5.00. If, under Delaware law, we are unable to pay the cash portion of the dividends, then the cash portion will be paid in shares of common stock (valued at 85% of the average closing price of the common stock for the 10-day trading period ending three trading days prior to the date on which the dividend is paid). We intend to honor this royalty portion of the dividend through the sale of our first botanical product, if any. Each share of the Series C Preferred Stock was convertible for a period of 30 days after the first issuance and will be convertible again commencing 12 months after the initial issuance date (August 18, 1998) at the election of each holder, and automatically on the sixth anniversary of the initial issuance date into greater of (a) 0.8333 shares of common stock or (b) such number of shares of common stock as equals $100 (the price paid per share of Series C Preferred Stock) divided by 85% of the average closing price of the common stock reported by Nasdaq for the 10-day trading period ending three trading days prior to the date of conversion. The common stock is currently trading on The Nasdaq OTC Bulletin Board. During the initial 30-day conversion period for the Series C Preferred Stock, 24,922 shares of the Series C Preferred Stock were converted into an aggregate of 93,077 shares of common stock. In connection with the issuance of the Series C Preferred Stock, we recognized a non-cash charge in the amount of $678,636.

      In June 1998, we entered into Stock Purchase Agreements with certain of our stockholders pursuant to which we acquired the right to sell to these stockholders, subject to certain conditions up to an aggregate of 7,000 shares of Series B Custom Convertible Preferred Stock for an aggregate purchase price of $7,000,000. The stock purchase agreements were terminated upon the closing of the Series C Convertible Preferred Stock Financing in October 1998. As consideration for entering into the stock purchase agreements, we issued to these stockholders warrants to purchase an aggregate of 17,500 shares of common stock. The warrants are exercisable for a period of five years at an exercise price per share equal to 115% of the average trading price of the common stock during specified measurement periods. We have attributed a value of $1.5 million to these warrants.

      In July 1996, we closed a private placement pursuant to Regulation S under the Securities Act of 1933, as amended, in which it received gross proceeds of $3.3 million for the sale of 400,000 shares of Series A Convertible Preferred Stock and for the issuance of a six-year warrant to purchase 27,500 shares of common stock at an exercise price of $203.60 per share. The Preferred Stock does not carry a dividend obligation and will convert into common stock no later than July 23, 1999 at a price per share between $120.00 and $163.00, depending on the market value of common stock during the period prior to conversion. The holder of preferred shares is entitled to a liquidation preference of 163.00 per share.

Common Stock

      In December 1992, we adopted the 1992 Stock Option Plan (the "Plan") as the successor plan to our 1990 Stock Option Plan. The Plan will terminate on the earlier of December 31, 2002 or the date on which all shares available for issuance under the Plan have been issued or canceled. The Plan provides for two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program.

      Under the Discretionary Option Grant Program, options granted may either be incentive options or non-statutory options. Incentive options may be granted to employees at a price not less than the fair market value of common stock on the grant date. Non-statutory options may be granted at a price determined by the plan administrator. Each option granted is exercisable as determined by the plan administrator, with a term not to exceed ten years. The Plan also allows for the granting of options with repurchase rights and stock appreciation rights at the discretion of the plan administrator.

      Under the Automatic Option Grant Program, each individual who becomes a non-employee board member on or after the effective date of the Plan is automatically granted a non-statutory stock option to purchase 1,000 shares of common stock. Further, each non-employee board member who has served as a member for at least six months prior to the annual stockholders' meeting is automatically granted an annual non-statutory stock option to purchase not more than 375 nor less than 250 shares of common stock, depending on a calculation based on the average selling price of the common stock. The exercise price of each option granted is the fair value of the common stock on the date of grant. These options have a ten-year term and vest over 24 months.

      On September 18, 1998, the Plan Administrator implemented an option cancellation/regrant program for all employees of the Company, including our executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $25.62 per share in return for a new option grant for the same number of shares but with an exercise price of $25.62 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the September 18, 1998 grant date of the new option. Options for a total of 92,760 shares with a weighted average exercise price of $105.50 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $25.62 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the September 18, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of twelve (12) successive equal monthly installments upon the optionee's completion of each month of service over the one (1) year period measured from the September 18, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option.

      On October 20, 1998, the Plan Administrator implemented an option cancellation/regrant program for the non-employee Board members (excluding the Plan Administrator) and certain key independent consultants holding options under the Plan. Pursuant to the October program, each such individual was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $28.75 per share in return for a new option grant for the same number of shares but with an exercise price of $28.75 per share, the closing selling price per share of common stock as reported on the Nasdaq National Market on the October 20, 1998 grant date of the new option. Options for a total of 29,232 shares with a weighted average exercise price of $122.46 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $28.75 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the October

20, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares in a series of twelve (12) successive equal monthly installments upon the optionee's completion of each month of service over the one (1) year period measured from the October 20, 1998 grant date. The option will become exercisable for the remaining option shares in one or more installments over the optionee's period of continued service, with each such installment to vest on the same vesting date in effect for that installment under the cancelled higher-priced option.

      Both programs provide for automatic acceleration of the exercise period in the event of certain corporate transactions, including a merger, asset sale or change in control of the Company.

      The 1990 Stock Option Plan provided for the granting of incentive and non-statutory stock options. Both types of options were immediately exercisable and expire ten years from the date of grant. Vesting of optioned shares was determined by the board of directors and generally occurred over a two- to four-year period from the date of grant. At December 31, 1998, all options to purchase common stock issued under this plan were vested.

      A summary of stock option activity is as follows:

                                           Options Outstanding
                             ------------------------------------------------------
                                                            Weighted      Weighted
                                                             Average      Average
                              Number        Price Per       Exercise     Fair Value
                             of Shares        Share           Price       At Grant
                                                                            Date
                             ---------   ---------------    ---------   -----------
Balance at
   December 31, 1996          105,099     $1.20--$265.00     $109.60
  Granted at fair value        47,577     82.60-- 136.20      108.20       $69.20
  Exercised                      (974)     4.80-- 117.60       65.80
  Forfeited                   (12,115)    70.00-- 265.00      128.00
                           -----------
Balance at
   December 31, 1997          139,587      1.20-- 265.00      108.00
  Granted at fair value       221,017     25.62--  98.75       29.79       $29.81
  Exercised                      (792)     1.20--  70.00       27.41
  Forfeited                  (139,135)    25.62-- 265.00      110.84
                          -----------
Balance at
   December 31, 1998          220,677     $1.20-- 215.00     $ 28.13
                          ===========

      At December 31, 1998, 30,407 shares under options were exercisable at a weighted average exercise price of $33.19 per share (65,502 shares under options were exercisable at a weighted average exercise price of $105.00 per share at December 31, 1997). A stock option grant of 75,000 shares of common stock granted on September 18, 1998 at an exercise price of $25.62 per share was pending stockholder approval.

      The following table summarizes information regarding stock options outstanding at December 31, 1998:



                                           Weighted                       Shares under Options
                                            Average                          Exercisable at
                       Option Shares      Contractual     Weighted         December 31, 1998
      Range of         Outstanding at      Remaining      Average     ---------------------------
      Exercise           December 31,        Life         Exercise              Weighted Average
      Prices                1998            (Years)         Price      Number    Exercise Price
  ----------------    ----------------   -------------   ----------   --------   ----------------
   $1.20 - $ 30.00         209,767          9.36          $ 25.40      26,650       $ 20.74
   40.63 -   72.50           7,275          9.32            52.71       1,177         70.34
   82.50 -  107.50           1,271          8.87           100.26         662        100.62
  127.50 -  162.50           1,862          7.81           140.90       1,416        142.54
  210.00 -  215.00             502          4.00           210.02         502        210.02
                        ----------                       --------
   $1.20 - $215.00         220,677          9.33          $ 28.13      30,407       $ 33.19
                        ==========                       ========

      For certain options issued during the years ended December 31, 1993 and 1994, we recorded deferred compensation for the difference between the exercise price and the fair market value of common stock at the date of grant. For certain additional options issued during the years ended December 31, 1997 and 1998 to non-employees, we recorded deferred compensation expense for the fair value of the options at the date of grant. Deferred compensation is amortized to expense on a straight-line basis over the vesting period of the options.

Pro Forma Information

      We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for our employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The following are the weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 5.73%, 6.27% and 4.57%; no dividends paid; volatility factors of the expected market price of common stock of .75 and a weighted-average expected life of the options of 3.85, 5.0 and 3.84 years. The effects of applying FAS 123 for recognizing compensation expense and providing pro forma disclosures in 1998, 1997 and 1996 are not likely to be representative of the effects on reported net income in future years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro-forma net loss over the options' vesting periods. Our pro forma information follows (in thousands except for net loss per share information):

                                             1996         1997          1998
                                          ---------     ---------     ---------
          Net loss applicable to
            Common Stockholders
              Historical                  $(18,790)     $(29,289)     $(38,524)
              Pro forma                   $(20,280)     $(31,101)     $(40,734)
          Net loss per common share
              Historical                  $ (27.85)     $ (34.44)     $ (38.31)
              Pro forma                   $ (30.05)     $ (36.57)     $ (40.50)

Reserved Shares

      At December 31, 1998, 386,781 shares of common stock were reserved for conversion of outstanding preferred stock and for issuance upon exercise of outstanding options, warrants and options available for future grant. The reserved shares excluded shares issuable upon conversion of Series C Preferred Stock and 145,189 shares issuable upon exercise of the Company's stock options which are exercisable after May 31, 1999.

Warrants

      A summary of outstanding warrants to purchase common stock at December 31, 1998 is as follows:

                                                   Number of            Exercise         Term
                   Description                     Warrants               Price         in Year      Expiration
       ------------------------------------      ---------------    ----------------    -------    -------------
       Lease financing arrangements                   4,585         $48.00 - $216.60     5 - 7      2000 - 2002
       Series A Convertible Preferred Stock          27,500             $203.68            6           2002
       Secured term loan                             10,000             $125.00           10           2007
       Senior convertible notes                       6,875             $150.00            3           2001
       Series B Convertible Preferred Stock          17,500         $53.00 - $ 96.40       5           2003
       Series D Convertible Preferred Stock          38,373              $61.40            5           2003
                                                  ---------
                                                    104,833
                                                  =========

9.  Taxes

      As of December 31, 1998, we had federal net operating loss carryforwards of approximately $141.2 million. The net operating loss and credit carryforwards will expire at various dates beginning in 2004 through 2013, if not sooner utilized.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

      Significant components of our deferred tax assets and liabilities for federal and state income taxes as of December 31, 1997 and 1998 are as follows:

                                                         1997          1998
                                                     ------------  ------------
   Deferred tax assets:
     Net operating  loss carryforwards             $  35,200,000   $ 48,600,000
     Research credits (expiring  in 2004--2013)        2,800,000      3,900,000
     Capitalized research and development costs        4,700,000      6,400,000
     Other                                               400,000     (1,200,000)
                                                    ------------   ------------
         Total deferred tax assets                    43,100,000     57,700,000
      Valuation allowance for deferred tax assets    (43,100,000)   (57,700,000)
                                                    ------------   ------------
      Net deferred tax asset                       $           -   $          -
                                                   =============  =============

      The net valuation allowance increased by $14.6 million during the year ended December 31, 1998.

      Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

10.    Subsequent Events

     In April 1999, directors of the Company holding stock options to purchase an aggregate of 131,717 shares of common stock agreed to surrender these options to the Company for cancellation.

      In April 1999, we entered into a credit facility and note purchase agreement with certain investors, stockholders, key executives and members of the board of directors, pursuant to which we borrowed approximately $1.0 million in July 1999. The convertible promissory notes issued pursuant to the credit agreement are due and payable on the earlier of (i) 30 days subsequent to the completion of the public rights offering, or (ii) December 31, 1999. Interest on the convertible promissory notes is accrued at an annual rate of 12%. The convertible promissory notes are secured by certain assets of Shaman and are convertible into shares of Series R Preferred Stock, or into common stock if no public offering occurs prior to December 31, 1999. In connection with the credit agreement, we issued warrants to purchase shares of Series R Preferred Stock. The number of shares subject to these warrants is equal to 50% of the debt amount divided by $15, which is the per share sale price of the shares sold in the public offering. These warrants are exercisable, on a cashless basis, commencing on April 5, 1999, and through the third anniversary date of the public offering. The conversion price of the convertible promissory notes and the exercise price of the warrants is equal to $15, which is the per share offering price in the public offering. If a public offering is not completed prior to December 31, 1999, then the conversion price of the convertible promissory notes and the exercise price of the warrants will be the lower of $0.05 per share of our common stock, or 1/3 of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.

      In April 1999, we entered into an amendment agreement with an existing lender to permit the issuance by us of the convertible promissory notes. In connection with the amendment, we issued a warrant to purchase shares of Series R Preferred Stock, or into common stock if no public offering occurs prior to December 31, 1999. The number of shares subject to these warrants is equal to $592,685 divided by $15, which is the per share sale price of the shares sold in the above offering. This warrant is exercisable, on a cashless basis, commencing on April 30, 1999 and through the seventh anniversary date of the earlier to occur of (i) December 31, 1999, or (ii) the date of the above offering. The per share exercise price will be equal to $15, which is the per share offering price of the public rights offering, or, if no offering is completed by December 31, 1999, then the lower of $0.05 per share of our common stock, or 1/3 of the five-day weighted average trading price of our common stock for the period ending three trading days prior to conversion or exercise.

     On June 11, 1999, the stockholders approved, and on June 22, 1999, the Company effected, a one-for-twenty reverse stock split of the Company's outstanding common stock. All common share and per common share amounts have been restated to reflect the reverse stock split in all periods presented.

11.     Subsequent Events (unaudited)

      Series R Convertible Preferred Stock Offering


     In July 1999, our Registration Statement on Form S-1 for the rights offering was declared effective by the Securities and Exchange Commission. In the rights offering, we sold 717,149 shares of our Series R Convertible Preferred Stock at $15.00 per share to our common stockholders of record on July 14, 1999, raising a net proceeds of approximately $5.8 million. Stockholders of record on July 14, 1999 received, at no cost, the right to buy seven shares of Series R Preferred Stock for approximately every 22 shares of common stock that they owned on July 14, 1999. Each share of Series R Preferred Stock will automatically convert on February 1, 2000 into shares of common stock at a conversion price equal to the lesser of (i) $0.10 or (ii) the price that is equal to 10% of the average closing sales price of our common stock for the 10 trading days ending three trading days prior to February 1, 2000. The rights offering terminated on August 23, 1999.


      License and Sale Agreement

     In August 1999, we entered into a License and Sale Agreement with Metabolix, Inc. whereby Metabolix, Inc. has licensed certain rights to Shaman's library of extracts and compounds for research, development, and commercialization purposes. We have received an up-front license payment of $350,000 and additional $55,000 for an option fee to specific piece of technology. We will receive royalties on any resulting products commercialized. Metabolix, Inc. also has an option to license further technology for additional up-front payments over the next four months.

================================================================================









                                     [LOGO]




                              Series R Convertible
                                 Preferred Stock




                                 ---------------

                                   PROSPECTUS

                                 ---------------









                              Ocotber ____, 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

          SEC registration fee.................   $    591
          Accounting fees and expenses.........     20,000
          Legal fees and expenses..............     25,000
          Printing and engraving fees..........     10,000
          Miscellaneous fees and expenses......     14,409
                                                  --------
                 Total.........................   $ 70,000
                                                  ========

Item 14. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

      The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

Item 15.  Recent Sales of Unregistered Securities.

      Since August 1996, we have sold and issued the following unregistered securities (the share numbers and per share prices below reflect the one-for-twenty reverse stock split of the outstanding common stock effected on June 22, 1999):

      (1) In July 1999, we issued to Michael Tempesta, in connection with the settlement of litigation between Mr. Tempesta and Shaman, 16,667 shares of Series R Preferred Stock.

      (2) In April 1999, we issued to MMC/GATX Partnership No. 1 in connection with the amendment of a loan agreement with GATX a cashless exercise warrant to purchase 39,512 shares of the class and series of equity securities which are being registered under this registration statement, which is the Series R Preferred Stock. This Warrant is exercisable upon the effectiveness of this registration statement and through the seventh anniversary date of the earlier to occur of (1) December 31, 1999, and (2) the effective date of this registration statement, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.


      (3) In April 1999, we also issued to various lenders who were either existing stockholders, key executives or directors cashless exercise warrants to purchase 33,597 shares of the class and series of equity securities which are being registered under this registration statement, which is the Series R Preferred Stock. These warrants are exercisable upon the consummation of the sale of the Series R Preferred Stock registered under this registration statement and through the third anniversary date of such consummation, subject to acceleration upon certain events. The per share exercise price will be $15.00, which is the per share price at which the Series R Preferred Stock is being sold in this offering.

      (4) In connection with the April 1999 debt offering, each lender was also issued a senior subordinated secured convertible promissory note convertible after the consummation of the Series R Preferred Stock offering and prior to the earlier to occur of (i) January 1, 2000 and (ii) thirty days following the consummation date of the offering into an aggregate of 43,285 shares of the Series R Preferred Stock at a conversion price of $15.00 per share.


      (5) In May 1997, we obtained a $5.0 million term loan to pay off preexisting debt, finance capital asset acquisition and finance continued research and development. The lender was granted warrants to purchase 10,000 shares of common stock at an exercise price of $125.00 per share. These warrants expire May 7, 2007.

       (6) On December 10, 1998, Shaman and certain institutional investors exchanged an aggregate of $4.8 million, including accrued interest, of senior convertible notes for common stock and an aggregate of 38,373 warrants to purchase additional shares of common stock in exchange for surrendering the redemption rights previously held by them under the notes. The warrants were priced at 150% of the average closing price for the month of December 1998.

      The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of the Securities Act. In each such transaction, the recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions

Item 16. Exhibits and Financial Statement Schedules.

   The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

(a) Exhibits

 Exhibit
 Number                             Description
--------     -------------------------------------------------------------------
 3.1(22)     Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 22, 1999.
 3.2(9)      Amended and Restated Bylaws, as amended March 29, 1996.
 4.1(22)     Form of  Certificate of Designation of Preferences of Series R
             Preferred Stock of the Registrant
 4.2(21)     Form of warrant, dated April 5, 1999, issued to certain investors of the Registrant.
 4.3(21)     Form of warrant, dated April 30, 1999, issued to MMC/GATX
             Partnership No.1
 5.1**        Opinion of Bay Venture Counsel,LLP.
10.1(1)(19)  401(k) Plan.
10.2(1)(19)  Form of Stock Purchase Agreement.
10.3(1)      Form of Indemnification Agreement.
10.4(1)      Form of Agreement with Scientific Strategy Team Members.
10.5(1)      Form of Proprietary Information and Inventions Agreement-Employees.

10.6(1)      Form of Proprietary Information and Inventions
             Agreement-Consultants.
10.7(1)(18)  License  Agreement dated February 8, 1990,  between Shaman and
             Dr. Michael Tempesta.
10.12(1)     Industrial Lease Agreement dated January 1, 1993, between Shaman and Grand/ Roebling Investment Company.
10.14(4)     Common Stock Warrant dated September 30, 1993, issued to
             MMC/GATX Partnership No. I.
10.15(4)     Common Stock Warrant dated October 5, 1993, issued to Meier
             Mitchell & Co.
10.16(6)(18) Joint Research and Product Development Agreement, dated May 24,
             1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant.
10.17(a)(10) Amendment Agreement, dated December 4, 1996, to the Joint Research and Product Development Agreement by and between Ono Pharmaceutical
             Co., Ltd. and Registrant.
10.18(6)(18) License Agreement, dated June 8, 1995, by and between Bayer AG and
             Registrant.
10.20(9)(18) Subscription Agreement dated July 25, 1996 by and between the
             Registrant and Fletcher International Limited.
10.21(10)(18)Joint Research and Product Development and Commercialization
             Agreement dated September 23, 1996, by and between Lipha,
             Lyonnaise Industrielle Pharmaceutique S.A. and the Registrant.
10.22(10)(18)Stock Purchase Agreement dated September 23, 1996, by and between
             Lipha, Lyonnaise Industrielle Pharmaceutique S.A. and the
             the Registrant.
10.23(11)(19)Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
             Restated on February 14, 1997).
10.24(3)(19) Form of Notice of Grant with Stock Option Agreement.
10.25(3)(19) Form of Addendum to Stock Option Agreement (Special Tax Elections). 10.26(3)(19) Form of Addendum to Stock Option Agreement (Limited Stock
             Appreciation Rights).
10.27(11)(19)Form of Non-Employee Director Automatic Stock Option Agreement.
10.28(12)    Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.29(12)(18)Amended and Restated Masopracol License Agreement, dated as of April 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.30(12)    Loan and Security Agreement, dated as of May 7, 1997, between
             MMC/GATX Partnership I and Registrant.
10.30A(12)   Amendment No. 1 to Loan and Security Agreement, dated as of
             June 30, 1997, by and between Registrant and MMC/GATX
             Partnership No. I.
10.30B(15)   Waiver letter dated July 16, 1998, executed by Shaman
             Pharmaceuticals, Inc. and approved by MMC/GATX Partnership
             No. I as to the payment of dividends on the Series C  Preferred
             Stock.
10.30C (21)  Amendment No. 2 to Loan and Security Agreement, dated as of
             April 30, 1999, by and between the Registrant and MMC/GATX
             Partnership No. 1.
10.31(12)    Secured Promissory Note, dated May 16, 1997, issued in favor of MMC/GATX Partnership No. I.
10.32(12)    Warrant, granted May 7, 1997, in favor of MMC/GATX
             Partnership No. I.
10.33(12)    Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership
             No. I and Registrant.
10.34(12)    Engagement Agreement, dated April 7, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.35(12)    Amended Engagement Agreement, dated June 30, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.36(12)    Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors.
10.37(13)    Master Lease Agreement, dated September 15, 1997, between
             Registrant and Transamerica Business Credit Corporation, with related schedules.
10.38(13)    Amendment to Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and Certain investors.
10.39(14)    Amendment Agreement, dated as of March 18, 1998, by and between the
             Registrant and certain investors.
10.40(14)    Form of Common Stock Purchase Warrant, dated as of March 18, 1998, issued to certain investors.
10.41(14)    Second Amendment Agreement, dated as of June 10, 1998, by and between the Registrant and certain investors.

10.42(17)    Exchange Agreement, dated as of December 10, 1998, by and between
             Registrant and certain entities.
10.43(19)    Common Stock Purchase Agreement dated as of November 18, 1998.
10.44(19)(20)Employment Agreement dated as of April 1, 1998, by and between
             Registrant and John W.S. Chow.
10.45(19)(20)Promissory Note dated as of  June 17, 1998, by and between
             Registrant and John W.S. Chow.
10.46(20)    Development and Commercial Supply Agreement, dated as of December
             1, 1998, by and between Registrant and NYComed Inc.
10.47(21)    Form of Credit Facility and Note Purchase Agreement, dated as of
             April 5, 1999, by and between the Registrant and the Investors named therein.
10.47A(21)   Amendment No. 1 to Credit Facility and Note Purchase Agreement,
             dated as of April 13, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
10.47B(21)   Amendment No. 2 to Credit Facility and Note Purchase Agreement,
             dated as of April 30, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
23.1*        Consent of Ernst & Young LLP, Independent Auditors.
23.2**       Consent of Bay Venture Counsel, LLP (included in the
             opinion filed as Exhibit 5.1).
24.1**       Power of Attorney (included under the caption "Signatures").
27.1 (20)    Financial Data schedule for period ended December 31, 1998.
27.2 (21)    Financial Data schedule for period ended March 31, 1999.
27.3 (23)    Financial Data schedule for period ended June 30, 1999.
----------
 *  Filed herewith.
 ** Previously filed.


 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.
 (2)  Intentionally omitted.
 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.
 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.
 (5)  Intentionally omitted.
 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.
 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
 (8)  Intentionally omitted.
 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.
(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.
(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.
(12)  Incorporated by reference to exhibits filed with Registrant's
      Registration Statement on Form S-3, File No. 333-31843.
(13) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
(14) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-49025.
(15) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-2, File No. 333-59053.
(16) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-67023.
(17) Incorporated by reference to exhibits filed on December 11, 1998 with Registrant's Current Report on Form 8-K.
(18) Confidential treatment has been granted with respect to certain portions of these agreements.
(19)  Management contract or compensation plan.
(20) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
(21) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(22) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-1, File No. 333-78115, which was declared effective on July 16, 1999.
(23) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(b) Financial Statement Schedules

   None.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

      (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimates maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation Of Registration Fee" table in the effective registration statement; and

      (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 20th day of October, 1999.


                                       SHAMAN PHARMACEUTICALS, INC.


                                       By:/s/ Lisa A. Conte
                                          ------------------
                                          Lisa A. Conte






Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Name                             Title                      Date
--------------------------    -------------------------------  -----------------
/s/ Lisa A. Conte
--------------------------    Director, President, Chief       October 20, 1999
    Lisa A. Conte             Executive Officer and Chief
                              Financial Officer, (Principal
                              Executive Officer and Principal
                              Financial and Accounting Officer)
/s/ G. Kirk Raab*
--------------------------    Chairman of the Board            October 20, 1999
    G. Kirk Raab


/s/ Adrian D.P. Bellamy*
--------------------------    Director                         October 20, 1999
    Adrian D.P. Bellamy

/s/ Jeffrey Berg*
--------------------------    Director                         October 20, 1999
    Jeffrey Berg

/s/ Herbert H. McDade, Jr.*
--------------------------    Director                         October 20, 1999
    Herbert H. McDade, Jr.


--------------------------    Director                         October __, 1999
    M. David Titus

/s/ Loren D. Israelsen*
--------------------------    Director                         October 20, 1999
    Loren D. Israelsen

By: /s/ Lisa A. Conte
------------------------------------
    Lisa A. Conte, Attorney in fact*

                                  EXHIBIT INDEX

 Exhibit
 Number                             Description
--------     -------------------------------------------------------------------
 3.1(22)     Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on June 22, 1999.
 3.2(9)      Amended and Restated Bylaws, as amended March 29, 1996.
 4.1(22)     Form of  Certificate of Designation of Preferences of Series R
             Preferred Stock of the Registrant
 4.2(21)     Form of warrant, dated April 5, 1999, issued to certain investors of the Registrant.
 4.3(21)     Form of warrant, dated April 30, 1999, issued to MMC/GATX
             Partnership No.1
 5.1**       Opinion of Bay Venture Counsel,LLP.
10.1(1)(19)  401(k) Plan.
10.2(1)(19)  Form of Stock Purchase Agreement.
10.3(1)      Form of Indemnification Agreement.
10.4(1)      Form of Agreement with Scientific Strategy Team Members.
10.5(1)      Form of Proprietary Information and Inventions Agreement-Employees.
10.6(1)      Form of Proprietary Information and Inventions
             Agreement-Consultants.
10.7(1)(18)  License  Agreement dated February 8, 1990,  between Shaman and
             Dr. Michael Tempesta.
10.12(1)     Industrial Lease Agreement dated January 1, 1993, between Shaman and Grand/ Roebling Investment Company.
10.14(4)     Common Stock Warrant dated September 30, 1993, issued to
             MMC/GATX Partnership No. I.
10.15(4)     Common Stock Warrant dated October 5, 1993, issued to Meier
             Mitchell & Co.
10.16(6)(18) Joint Research and Product Development Agreement, dated May 24,
             1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant.
10.17(a)(10) Amendment Agreement, dated December 4, 1996, to the Joint Research and Product Development Agreement by and between Ono Pharmaceutical
             Co., Ltd. and Registrant.
10.18(6)(18) License Agreement, dated June 8, 1995, by and between Bayer AG and
             Registrant.
10.20(9)(18) Subscription Agreement dated July 25, 1996 by and between the
             Registrant and Fletcher International Limited.
10.21(10)(18)Joint Research and Product Development and Commercialization
             Agreement dated September 23, 1996, by and between Lipha,
             Lyonnaise Industrielle Pharmaceutique S.A. and the Registrant.
10.22(10)(18)Stock Purchase Agreement dated September 23, 1996, by and between
             Lipha, Lyonnaise Industrielle Pharmaceutique S.A. and the
             the Registrant.
10.23(11)(19)Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
             Restated on February 14, 1997).
10.24(3)(19) Form of Notice of Grant with Stock Option Agreement.
10.25(3)(19) Form of Addendum to Stock Option Agreement (Special Tax Elections). 10.26(3)(19) Form of Addendum to Stock Option Agreement (Limited Stock
             Appreciation Rights).
10.27(11)(19)Form of Non-Employee Director Automatic Stock Option Agreement.
10.28(12)    Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.29(12)(18)Amended and Restated Masopracol License Agreement, dated as of April 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
10.30(12)    Loan and Security Agreement, dated as of May 7, 1997, between
             MMC/GATX Partnership I and Registrant.
10.30A(12)   Amendment No. 1 to Loan and Security Agreement, dated as of
             June 30, 1997, by and between Registrant and MMC/GATX
             Partnership No. I.
10.30B(15)   Waiver letter dated July 16, 1998, executed by Shaman
             Pharmaceuticals, Inc. and approved by MMC/GATX Partnership
             No. I as to the payment of dividends on the Series C  Preferred
             Stock.
10.30C (21)  Amendment No. 2 to Loan and Security Agreement, dated as of
             April 30, 1999, by and between the Registrant and MMC/GATX
             Partnership No. 1.
10.31(12)    Secured Promissory Note, dated May 16, 1997, issued in favor of MMC/GATX Partnership No. I.

10.32(12)    Warrant, granted May 7, 1997, in favor of MMC/GATX
             Partnership No. I.
10.33(12)    Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership
             No. I and Registrant.
10.34(12)    Engagement Agreement, dated April 7, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.35(12)    Amended Engagement Agreement, dated June 30, 1997, by and between
             Registrant and Diaz & Altschul Capital, LLC.
10.36(12)    Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors.
10.37(13)    Master Lease Agreement, dated September 15, 1997, between
             Registrant and Transamerica Business Credit Corporation, with related schedules.
10.38(13)    Amendment to Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and Certain investors.
10.39(14)    Amendment Agreement, dated as of March 18, 1998, by and between the
             Registrant and certain investors.
10.40(14)    Form of Common Stock Purchase Warrant, dated as of March 18, 1998, issued to certain investors.
10.41(14)    Second Amendment Agreement, dated as of June 10, 1998, by and between the Registrant and certain investors.
10.42(17)    Exchange Agreement, dated as of December 10, 1998, by and between
             Registrant and certain entities.
10.43(19)    Common Stock Purchase Agreement dated as of November 18, 1998.
10.44(19)(20)Employment Agreement dated as of April 1, 1998, by and between
             Registrant and John W.S. Chow.
10.45(19)(20)Promissory Note dated as of  June 17, 1998, by and between
             Registrant and John W.S. Chow.
10.46(20)    Development and Commercial Supply Agreement, dated as of December
             1, 1998, by and between Registrant and NYComed Inc.
10.47(21)    Form of Credit Facility and Note Purchase Agreement, dated as of
             April 5, 1999, by and between the Registrant and the Investors named therein.
10.47A(21)   Amendment No. 1 to Credit Facility and Note Purchase Agreement,
             dated as of April 13, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
10.47B(21)   Amendment No. 2 to Credit Facility and Note Purchase Agreement,
             dated as of April 30, 1999, by and between the Registrant and the
             Investors named in the Credit Facility and Note Purchase Agreement.
23.1*        Consent of Ernst & Young LLP, Independent Auditors.
23.2**       Consent of Bay Venture Counsel, LLP (included in the
             opinion filed as Exhibit 5.1).
24.1**       Power of Attorney (included under the caption "Signatures").
27.1 (20)    Financial Data schedule for period ended December 31, 1998.
27.2 (21)    Financial Data schedule for period ended March 31, 1999.
27.3 (23)    Financial Data schedule for period ended June 30, 1999.
----------
 *  Filed herewith.
 ** Previously filed.

 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.
 (2)  Intentionally omitted.
 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.
 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.
 (5)  Intentionally omitted.
 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.
 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
 (8)  Intentionally omitted.
 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.
(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.

(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.
(12)  Incorporated by reference to exhibits filed with Registrant's
      Registration Statement on Form S-3, File No. 333-31843.
(13) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
(14) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-49025.
(15) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-2, File No. 333-59053.
(16) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-3, File No. 333-67023.
(17) Incorporated by reference to exhibits filed on December 11, 1998 with Registrant's Current Report on Form 8-K.
(18) Confidential treatment has been granted with respect to certain portions of these agreements.
(19)  Management contract or compensation plan.
(20) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
(21) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(22) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-1, File No. 333-78115, which was declared effective on July 16, 1999.
(23) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

                                                           EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 1999 (except for Note 10, as to which the date is June 22, 1999), in the Amendment No. 1 to Registration Statement
(Form S-1) and related Prospectus of Shaman Pharmaceuticals, Inc. for the registration of 133,061 shares of its Series R Convertible Preferred Stock.



                                               /s/ Ernst & Young LLP



Palo Alto, California
October 20, 1999